Exhibit 2.1

EQUITY PURCHASE AGREEMENT

BY AND AMONG

908 DEVICES INC.,

CAM3 HOLDCO, LLC,

CAM2 TECHNOLOGIES, LLC,

THE BENEFICIAL SELLERS NAMED HEREIN,

AND

THE INDIRECT BENEFICIAL SELLER NAMED HEREIN

Dated as of April 29, 2024

Article IV REPRESENTATIONS AND WARRANTIES OF THE BENEFICIAL SELLERS		48

4.1	Organization; Authority or Capacity; Enforceability	48
4.2	No Conflict; Consents	49
4.3	Litigation	49
4.4	Investment Representations	49
4.5	Disclosure of Information	50
4.6	Non-Reliance	50
4.7	No Other Representations and Warranties	50

Article V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		51

5.1	Organization; Authority and Enforceability	51
5.2	No Conflict	51
5.3	Consents	51
5.4	Valid Issuance of Purchaser Common Stock	51
5.5	SEC Reports and Financial Statements	51
5.6	Disclosure of Information	52
5.7	Non-Reliance	52
5.8	No Other Representations and Warranties	52

Article VI COVENANTS		52

6.1	Confidentiality	52
6.2	Danbury Continuation Period	53
6.3	Continuing Employees and Operations	53
6.4	Termination of Section 401(k) Plans	54
6.5	Management Indemnified Parties	54
6.6	Securities Law Exemption; Transfer Restriction	54
6.7	Rule 144 Reporting	55

Article VII TAX MATTERS		55

7.1	Tax Returns	55
7.2	Tax Contests	56
7.3	Straddle Periods	57
7.4	Tax Cooperation	57
7.5	Transfer Taxes	57
7.6	Tax Treatment and Purchase Price Allocation	57
7.7	Tax Refunds	58
7.8	Post-Closing Tax Matters	59

Article VIII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION		59

8.1	Survival of Representations and Warranties	59
8.2	Indemnification	60
8.3	Maximum Payments; Remedy	62
8.4	Claims for Indemnification; Resolution of Conflicts	63
8.5	Escrow Arrangements	65
8.6	Third Party Claims	66
8.7	Tax Treatment of Indemnification Payments	66
8.8	Setoff	66

Article IX AMENDMENT AND WAIVER		67

9.1	Amendment	67
9.2	Extension; Waiver	67

Article X GENERAL PROVISIONS		67

10.1	Notices	67
10.2	Expenses	68
10.3	Interpretation	68
10.4	Counterparts	68
10.5	Entire Agreement; Assignment	69
10.6	Severability	69
10.7	Other Remedies	69
10.8	Choice of Law/Consent to Jurisdiction/Jury Trial Waiver	69
10.9	Rules of Construction	70
10.10	No Third Party Beneficiary	70
10.11	Reserved	70
10.12	Disclosure Schedule	70
10.13	Seller Representative	70
10.14	Guaranty	71

INDEX OF EXHIBITS AND SCHEDULES

Exhibit	Description
Exhibit A	Beneficial Sellers, Pro Rata Shares and Earnout Pro Rata Shares
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Manager, Director and Officer Resignation Letter
Exhibit D	Form of Investor Questionnaire
Exhibit E	Key Employees
Exhibit F	Form of Seller Restrictive Covenant Agreement
Exhibit G	Form of Lock-Up Agreement

Schedule	Description
Schedule 1.1(a)	Illustrative Net Working Capital Calculation
Schedule 2.4(b)(x)	Lock-Up Agreement Exceptions
Schedule 2.4(b)(ix)	Seller Restrictive Covenant Agreement Parties
Schedule 6.1	Confidentiality Exception
Schedule 6.3(a)	Continuing Employee Exceptions
Schedule 7.6(b)	Allocation Methodology
Schedule 8.2(a)(xi)	Specific Indemnities
Disclosure Schedule
Schedule I	Earnout Consideration

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 29, 2024, by and among 908 Devices Inc., a Delaware corporation (the “Purchaser”), CAM2 Technologies, LLC, a Connecticut limited liability company (the “Company”), the Beneficial Sellers (as defined below), CAM3 HoldCo, LLC, a Connecticut limited liability company (the “Seller Entity” and together with the Beneficial Sellers, the “Sellers”, and each a “Seller”), and the Indirect Beneficial Seller (as defined below).

RECITALS

A.             WHEREAS, immediately prior to the Restructuring (as defined below), the Beneficial Sellers owned, beneficially and of record, one hundred percent (100%) of the issued and outstanding Equity Securities of the Company.

B.              WHEREAS, on April 12, 2024, the Beneficial Sellers contributed one hundred percent (100%) of the Equity Securities of the Company to the Seller Entity in exchange for one hundred percent (100%) of the Equity Securities of the Seller Entity (the “Contribution”), and the Company became a direct wholly owned Subsidiary of the Seller Entity, which in turn became wholly owned by the Beneficial Sellers (the “Restructuring”).

C.              WHEREAS, as of the date hereof, the Seller Entity is the legal and beneficial owner of all of the issued and outstanding Equity Securities of the Company (the “Company Securities” or the “Purchased Equity”), and the Beneficial Sellers are the legal and beneficial owners of all of the issued and outstanding Equity Securities of the Seller Entity (the “Holdings Securities”).

D.             WHEREAS, subject to the terms and conditions set forth in this Agreement, the Purchaser desires to purchase from the Seller Entity, and the Seller Entity desires to sell to the Purchaser, all of the Purchased Equity, on the terms and subject to the conditions contained herein.

E.             WHEREAS, concurrently with the execution of this Agreement and as a material inducement to the willingness of the Purchaser to enter into this Agreement, each Key Employee will execute New Hire Documents with the Purchaser, in form and substance mutually agreeable to the Purchaser and such Key Employee prior to the date hereof, which shall become effective upon the Closing (collectively, the “Key Employee Hire Documents”).

F.             WHEREAS, the Indirect Beneficial Seller owns all the issued and outstanding capital stock of the Entity Beneficial Seller.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

Article I

DEFINITIONS

For all purposes of this Agreement, the following terms shall have the following respective meanings:

“2023 Financials” means the unaudited balance sheet of the Company as of December 31, 2023 (such date, the “Balance Sheet Date”) and the related unaudited statements of income, cash flows and members’ equity.

“Action” means any suit, claim, action, litigation, charge, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, mediation, order, complaint, demand, assessment, injunction, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Adjustment Amount” means an amount equal to the sum of (a) (i) the Final Net Working Capital Overage, minus (ii) the Estimated Net Working Capital Overage, plus (b) (i) the Estimated Net Working Capital Underage, minus (ii) the Final Net Working Capital Underage, plus (c) (i) the Estimated Transaction Expenses, minus (ii) the Transaction Expenses set forth on the Final Closing Statement (the “Closing Transaction Expenses”), plus (d) (i) the Estimated Indebtedness, minus (ii) the amount of Indebtedness set forth on the Final Closing Statement (the “Closing Indebtedness”), plus (e) (i) the Cash set forth on the Final Closing Statement (the “Closing Cash”), minus (ii) the Estimated Cash.

“Adjustment Escrow Amount” means an amount equal to $250,000.

“Adjustment Escrow Fund” means the Adjustment Escrow Amount plus any earnings (including interest and dividends) on the Adjustment Escrow Amount and on any such earnings in accordance with the Escrow Agreement, as the same may be reduced from time to time by the amount of any payments to the Purchaser pursuant to Section 2.3(b).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person or any lineal descendant of such Person. For purposes of this Agreement, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing. Without limiting the foregoing, each Seller and its, his or her Affiliates are pre-Closing Affiliates of the Company and the Seller Entity for purposes hereof.

“Ancillary Agreements” means (i) the Escrow Agreement, (ii) the Key Employee Hire Documents, (iii) the Certificates, (iv) the Seller Restrictive Covenant Agreements, (v) the Lock-Up Agreements, (vi) the Transaction Bonus and Release Agreements and (vii) the Employee Bonus and Release Agreements.

“Beneficial Seller” means each of the Persons set forth on Exhibit A under the heading “Beneficial Seller”.

“Business Day(s)” means each day that is not a Saturday, Sunday or other day on which the Purchaser is closed for business or banking institutions located in Boston, Massachusetts are authorized or obligated by Law or executive order to close.

“Cash” means the sum of the fair market value (expressed in United States Dollars as of the WC Effective Time) of (a) all cash and (b) all cash equivalents (including deposits, marketable securities and short term investments) of the Company, in each case determined in accordance with GAAP as of the WC Effective Time (which shall include the amount of all uncleared deposits of the Company outstanding and exclude the amount of all uncleared checks or withdrawals of the Company outstanding); provided, that “Cash” shall not include restricted cash.

“Certificates” means (i) the certificates certifying the Estimated Closing Statement delivered pursuant to Section 2.3(a), (ii) the IRS Forms W-9 delivered pursuant to Section 2.4(b)(ii) and (iii) any other certificates delivered by or on behalf of any Seller Party or an officer of any Seller Party pursuant to Section 2.4(b).

“Closing Adjustment Amount” means an amount (which may be negative) equal to the sum of (a) the Estimated Net Working Capital Overage, minus (b) the Estimated Net Working Capital Underage, plus (c) Estimated Cash, minus (d) the Estimated Indebtedness.

“Closing Cash” has the meaning set forth in the definition of “Adjustment Amount”.

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“Closing Cash Consideration” means an amount in cash equal to (a) $45,000,000, plus (b) the greater of (i) the Closing Adjustment Amount or (ii) $0.00, minus (c) the Estimated Transaction Expenses, minus (d) the Escrow Amount.

“Closing Indebtedness” has the meaning set forth in the definition of “Adjustment Amount”.

“Closing Net Working Capital” means the Net Working Capital set forth on the Final Closing Statement.

“Closing Stock Consideration Value” means an amount equal to (a) $15,000,000, plus (b) the lesser of (i) the Closing Adjustment Amount or (ii) $0.00.

“Closing Transaction Expenses” has the meaning set forth in the definition of “Adjustment Amount”.

“Code” means the Internal Revenue Code of 1986.

“Company Employee Plan” means any: (a) employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA; (b) stock option, stock purchase, equity-based, retention or profit sharing plan, bonus or incentive plan, program, agreement or arrangement, severance pay plan, program, agreement or arrangement, deferred compensation arrangement, employment agreement, compensation plan, programs, agreement or arrangement, or agreements, change in control plan, program, agreement or arrangement, supplemental income arrangement, vacation plan and any other employee benefit plan, program, agreement or arrangement, not described in (a) above; and (c) plan or arrangement providing compensation to employee and non-employee directors, in each case that the Company sponsors, contributes to, or provides benefits under or through, or has any obligation to contribute to or provide benefits under or through, or if such plan provides benefits to or otherwise covers any current or former employee, officer, manager or director of the Company (or their spouses, dependents, or beneficiaries) or with respect to which the Company has or may have any Liability (contingent or otherwise, including be reason of being an ERISA Affiliate).

“Contract” means any mortgage, indenture, lease, contract, license, covenant, plan, insurance policy, purchase order (including any related terms and conditions), work order or other agreement, instrument, arrangement, obligation, understanding or commitment, permit, concession or franchise, whether oral or written and including any amendment, waiver or modification made thereto.

“Current Assets” means an amount (without double-counting), as of the WC Effective Time without giving effect to the Transactions, equal to the Dollar amount of all current assets (excluding (a) Cash, (b) income Tax assets and (c) accounts receivables owed by Affiliates of the Company) of the Company (determined in accordance with GAAP as adjusted as provided for herein). Schedule 1.1(a) sets forth a non-binding, illustrative sample calculation of the Current Assets of the Company as of December 31, 2023.

“Current Liabilities” means an amount (without double-counting), as of the WC Effective Time without giving effect to the Transactions, equal to the sum of the Dollar amount of all current liabilities of the Company (determined in accordance with GAAP as adjusted as provided for herein), including accounts payable, royalties payable and other reserves (but excluding (a) any such reserves to the extent they relate to items that have been specifically excluded from this definition and (b) any income Tax liabilities). For the avoidance of doubt, Current Liabilities shall not include any Indebtedness of the Company or any accrued and unpaid Transaction Expenses. Schedule 1.1(a) sets forth a non-binding, illustrative sample calculation of the Current Liabilities of the Company as of December 31, 2023.

“Danbury Premise” means the facility leased by the Company from 360 Danbury Investors, LLC located at 41 Eagle Road, Danbury, Connecticut.

“Earnout Consideration” means the issuances of Purchaser Common Stock, if any, to be made by Purchaser or one of its designees to the Seller Entity upon and subject to the achievement of performance metrics in accordance with the terms and covenants, and subject to the conditions, set forth on Schedule I and in Section 2.1(c).

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“Environment” means any soil, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supplies, land, sediments, surface or subsurface strata, flora, fauna, ambient air (including indoor air), and any other environmental medium or natural resource.

“Employee Transaction Bonus” means the amounts owed or payable by the Company as designated on Section 3.20(a)-1 of the Disclosure Schedule to employees designated on Section 3.20(a)-1 of the Disclosure Schedule as receiving such bonuses, together with the employer portion of any payroll, social security, unemployment or other Taxes payable in respect of such payments.

“Employee Bonus and Release Agreements” means the agreements between the Company and each employee of the Company designated on Section 3.20(a)-1 of the Disclosure Schedule, in each case, in the form provided to the Purchaser prior to the date hereof.

“Environmental Law” means any federal, state or local Law, common law, regulation, ordinance, bylaw or other applicable and binding legal authority existing and in effect prior to or as of the Closing Date, relating to: (a) the manufacture, transport, use, treatment, storage, disposal, recycling, export, Release or threatened Release of Hazardous Materials; (b) protection of human health or safety; or (c) pollution or protection of the Environment.

“Equity Securities” means (a) with respect to any Person that is not a corporation, any partnership interests, membership interests, limited liability company interests, and any equivalent ownership interests in a limited partnership or a limited liability company or joint venture, (b) with respect to a corporation, any and all shares, interests, participation, equity interest or other equivalents, however designated, of capital stock of a corporation, (c) any and all other securities, interests or participation that are derived from, or the value of which is dependent upon, any of the foregoing or confers on a Person the right to receive a share of profits and losses of, or distribution of assets of, the issuing entity (including any phantom stock, restricted stock units, profit participation, arrangements or the like), (d) any and all subscriptions, calls, puts, warrants, rights, options or commitments of any kind or character relating to, the grant, issuance, exchange, conversion, redemption, purchase, repurchase, voting or transfer of any of the foregoing or entitling any Person to purchase or otherwise acquire membership or limited liability company interests or units, capital stock, or any other equity securities, (e) any securities convertible into or exercisable or exchangeable for partnership interests, membership or limited liability company interests or units, capital stock, or any other equity securities, (f) any and all bonds, debentures notes or other indebtedness issued by such Person that has the right to vote (or which is convertible or exchangeable for securities having the right to vote) on any matters on which the holders of capital stock or other equity securities are entitled to vote, or (g) any other interest classified as an equity security of a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

“Escrow Agent” means Western Alliance Bank.

“Escrow Agreement” means the Escrow Agreement to be entered into at the Closing by and among the Purchaser, the Seller Entity and the Escrow Agent in the form attached hereto as Exhibit B.

“Escrow Amount” means the Indemnification Escrow Amount plus the Adjustment Escrow Amount.

“Escrow Release Time” means the second Business Day after the twelve (12)-month anniversary of the Closing Date.

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“Estimated Net Working Capital Overage” means: (a) if the Estimated Net Working Capital is less than or equal to the Upper Net Working Capital Target, then the Estimated Net Working Capital Overage shall be zero (0); or (b) if the Estimated Net Working Capital exceeds the Upper Net Working Capital Target, then the Estimated Net Working Capital Overage shall be an amount equal to (i) the Estimated Net Working Capital, minus (ii) Upper Net Working Capital Target.

“Estimated Net Working Capital Underage” means: (a) if Estimated Net Working Capital is greater than or equal to the Lower Net Working Capital Target, then the Estimated Net Working Capital Underage shall be zero (0); or (b) if the Lower Net Working Capital Target exceeds the Estimated Net Working Capital, then the Estimated Net Working Capital Underage shall be an amount equal to (i) the Lower Net Working Capital Target minus (ii) the Estimated Net Working Capital.

“Exchange Act” means the Securities Exchange Act of 1934.

“Final Net Working Capital Overage” means: (a) if the Closing Net Working Capital is less than or equal to the Upper Net Working Capital Target, then the Final Net Working Capital Overage shall be zero (0); or (b) if the Closing Net Working Capital exceeds the Upper Net Working Capital Target, then the Final Net Working Capital Overage shall be an amount equal to (i) the Closing Net Working Capital, minus (ii) Upper Net Working Capital Target.

“Final Net Working Capital Underage” means: (a) if Closing Net Working Capital is greater than or equal to the Lower Net Working Capital Target, then the Final Net Working Capital Underage shall be zero (0); or (b) if the Lower Net Working Capital Target exceeds the Closing Net Working Capital, then the Final Net Working Capital Underage shall be an amount equal to (i) the Lower Net Working Capital Target minus (ii) the Closing Net Working Capital.

“Financials” mean the 2023 Financials and the Interim Financials.

“Flow-Through Tax Return” means any Tax Return with respect to any income Tax (including IRS Form 1065, U.S. Return of Partnership Income, and any related state income Tax Return(s)) filed or to be filed by or with respect to any entity to the extent that (i) such entity is treated as a flow-through entity for purposes of such Tax Return and (ii) the results of operations reflected on such Tax Returns are also reflected on the Tax Returns of any of the direct or indirect beneficial owners of such entity.

“Fraud” means Delaware common law fraud, in making representations and warranties in Article III, Article IV or Article V (as applicable).

“GAAP” means United States generally accepted accounting principles in effect as of the date hereof.

“General Representations” means all (a) representations and warranties set forth in Article III or Article IV of this Agreement other than the Seller Fundamental Representations, Tax Representations, and IP Representations and (b) the representations and warranties set forth in Article V of this Agreement other than the Purchaser Fundamental Representations.

“Government Bid” means any offer to perform the work described in a Government Contract at a specified cost that is submitted in response to a solicitation from a Governmental Entity that is in need of a specific product or service. A Government Bid may be for prime contracts or subcontracts at any tier.

“Government Contract” means any Contract, including any teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter agreement or other similar arrangement of any kind, between the Company, on the one hand, and (a) the United States Government or any state, local municipal or tribal Governmental Entity within the United States, (b) any prime contractor to the United States Government, any state, local municipal or tribal Governmental Entity within the United States in its capacity as a prime contractor or (c) any subcontractor with respect to any Contract described in clause (a) or clause (b) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

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“Governmental Entity” means any federal, national, foreign, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Hazardous Material” means: (a) any petroleum or petroleum products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls; or (b) any waste, chemical, material or substance defined, controlled or regulated as toxic or hazardous or as a pollutant or contaminant under any Environmental Law.

“Indebtedness” of any Person means, as of any specified date and time, the amount equal to the sum (without any double-counting) of the following obligations (whether or not then due and payable), to the extent they are either obligations of such Person or its Subsidiary or guaranteed by such Person or its Subsidiary, including through the grant of a security interest upon any assets of such Person or its Subsidiary: (a) all outstanding indebtedness for borrowed money owed to third parties or Affiliates of such Person; (b) all obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar payments); (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible) or arising under indentures; (d) all obligations arising out of any financial hedging, swap or similar arrangements; (e) all obligations of such Person as a lessee under capital leases that would be required to be capitalized in accordance with GAAP; (f) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction; (g) any unpaid commissions, bonuses, unreimbursed employee expenses, severance and paid time off required to be accrued in accordance with GAAP or earned prior to or at the Closing (including the employer portion of any payroll, social security, unemployment or other Taxes payable in respect of such payments) (other than Transaction Expenses); (h) all deferred revenues or prepayments; (i) all unpaid income Taxes of the Company (or for which the Company is liable) for any taxable period (or portion thereof) ending on or before the Closing Date; (j) [Reserved]; (k) all payables or other amounts owed to any Affiliate of the Company, including any distributions owed to any Seller by the Company; (l) all mortgage or other obligation secured by a Lien; (m) all Liabilities for capital expenditures accrued or required to be accrued in accordance with GAAP as of the Closing Date; (n) all obligations relating to or arising under any profit sharing plan, pension plan or the 401(k) Plan, (o) the aggregate amount of all accrued interest payable on such items under clauses (a) through (n) and prepayment premiums, penalties, breakage costs, “make-whole amounts,” costs, expenses and other payment obligations or claims of such Person that would arise (whether or not then due and payable) if all such items under clauses (a) through (n) were prepaid, extinguished, unwound and settled in full as of such specified date and time.

“Indemnification Escrow Amount” means $4,500,000 in cash.

“Indemnification Escrow Fund” means the Indemnification Escrow Amount plus any interest thereon and on any such interest, in accordance with the Escrow Agreement, as the same may be reduced from time to time by any payments to the Purchaser and the other Purchaser Indemnified Parties pursuant to Section 2.3(b), Section 8.4(e) or Section 8.5.

“Indemnified Parties” means the Seller Indemnified Parties or the Purchaser Indemnified Parties, as applicable.

“Indemnified Taxes” means, without duplication, (a) any and all Taxes of the Company (or any predecessor) attributable to any Pre-Closing Tax Period (other than, for the avoidance of doubt, any Transfer Taxes), (b) all Taxes of the Sellers, (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any analogous or similar state, local, or non-U.S. Law or regulation), (d) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract or pursuant to any Laws, which Taxes relates to an event, agreement or transaction occurring on or before the Closing Date, (e) the employer portion of any payroll or employment Taxes with respect to any change of control payments, bonuses, severance, termination, or retention obligations or similar compensatory payments made by the Company to service providers in connection with the Transactions, (f) any Tax Refund paid to the Seller Entity pursuant to Section 7.7 that is subsequently disallowed or required to be returned to the applicable Governmental Entity, and (g) any Transfer Taxes allocated to the Sellers pursuant to Section 7.5. Notwithstanding the foregoing, Indemnified Taxes shall not include the following Taxes: (i) any and all Taxes taken into account in the final calculation of Closing Transaction Expenses, Closing Indebtedness, or Closing Net Working Capital, (ii) any Transfer Taxes allocated to the Purchaser pursuant to Section 7.5 and (iii) any and all Taxes resulting from any Purchaser Closing Date Transaction.

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“Interim Financials” means the unaudited balance sheet of the Company as of March 31, 2024 and the related unaudited statements of income, cash flows and members’ equity.

“Inventory” means all raw materials, works-in-progress, finished goods, supplies and other inventories of the Company, wherever situated.

“IP Representations” means the representations and warranties contained in Section 3.12; provided, that, with respect to indemnification arising under Article VIII, the representations and warranties contained in Section 3.12 shall not constitute “IP Representations”, and such representations and warranties shall instead constitute “General Representations” to the extent that both the representation and warranties and the resulting Losses relate to the Company’s Zeus or RaptIR products.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means those individuals listed on Exhibit E hereto.

“Knowledge” or “Known” means, whether or not capitalized, with respect to the Company, the actual knowledge of Jon Frattaroli, Morris Martelle, Gregg Ressler, John Seelenbinder, Craig Markleski, Mark Stoltze, Dave Schiering, Patrick Dempsey, Ken Schreiber or Duane Sword (each a “Knowledge Party”) or the knowledge of any Knowledge Party after reasonable inquiry.

“Laws” means all constitutions, laws (including common law), statutes, regulations, ordinances, codes, orders, decrees, judgments, writs, injunctions, decisions, rules, standards, and rulings or any other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision of any Governmental Entity.

“Liability” or “Liabilities” means debts, liabilities, commitments, losses, deficiencies, duties, charges, claims, damages, demands, costs, fees, Taxes, expenses and obligations (including guarantees, endorsements and other forms of credit support), whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, on- or off-balance sheet, including those arising under any Contract, Law, statute, ordinance, regulation, rule, code, common law or other requirement or rule enacted or promulgated by any Governmental Entity or any litigation, court action or proceeding, lawsuit, originating applications to an employment tribunal, or binding arbitration.

“Lien” means any lien, license, restriction, pledge, charge, claim, mortgage, security interest, defect in title, preemptive right, community or marital property interest, right of first offer, notice, negotiation or refusal, transfer restriction or other encumbrance.

“Lock-Up Agreements” means each lock-up agreement between the Purchaser and each of the Beneficial Sellers and Promised Optionholders (other than the Beneficial Sellers listed on Schedule 2.4(b)(x)) in substantially the form attached hereto as Exhibit G.

“Loss” means any claim, action, proceeding, loss, Liability, damage (excluding punitive damages, except to the extent actually paid in a third-party claim), cost, interest, award, judgment, penalty, Tax, expense, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable out-of-pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing, including arising from a third-party or a direct claim.

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“Lower Net Working Capital Target” means the Net Working Capital Target minus the Working Capital Collar.

“Material Adverse Effect” means any state of facts, condition, change, development, event or effect that, either alone or in combination with any other such state of facts, condition, change, development, event or effect, has, or would be reasonably likely to have, a material adverse effect on the business, assets condition (financial or otherwise), results of operations or capitalization of the Company, but, in each case, shall not include the effect of states of facts, conditions, changes, developments, events or effects to the extent related to or arising from (a) conditions affecting the industries in which the Company operates generally, (b) war, terrorism or hostilities, (c) any changes in general economic or business conditions or the financial or securities markets generally, (d) any change in GAAP or applicable Laws (or interpretation thereof), (e) any pandemics or epidemics, acts of God, or natural disasters or any worsening of any of the foregoing or actions taken in response thereto, (f) any national or international political or social conditions and (g) any failure in and of itself (as distinguished from any fact, condition, change, development, event or effect (other than as described in clauses (a) – (f) of this definition) giving rise to or contributing to such failure) by the Company to meet any projections or forecasts for any period; provided, that, in the case of clauses (a), (b), (c), (d), (e), and (f), such states of facts, conditions, changes, developments, events or effects do not have any disproportionate or unique material adverse effect on the Company.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” means (a) Current Assets, minus (b) Current Liabilities.

“Net Working Capital Target” means $1,750,000.

“New Hire Documents” means (i) an employment offer letter or other form of employment agreement, as determined by the Purchaser, (ii) a restrictive covenant agreement (that may include proprietary rights, confidentiality, noncompetition, non-solicitation and assignment of inventions provisions, as determined by the Purchaser), and (iii) such other agreements and documents as the Purchaser may reasonably require, in each case, which shall become effective upon the Closing.

“Permit” means all consents, licenses, permits, registrations, approvals, certificates, grants, agreements and authorizations (including any pending applications for such consents, licenses, permits, registrations, approvals, certificates, grants, agreements and authorizations).

“Permitted Liens” means (a) Liens for income and other Taxes (other than real and personal property Taxes) (i) not yet due and payable or (ii) that are being contested in good faith by appropriate procedures and for which there are adequate reserves set forth on the face of the Current Balance Sheet, (b) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar Liens affecting real property leased by the Company, which are not, individually or in the aggregate, materially adverse to the Company; and (d) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; provided, that each such contract and lease has been provided to Purchaser.

“Person” means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a cooperative, a foundation, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Pre-Closing Settlement Agreement” has the meaning set forth on Schedule 8.2(a)(xi).

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date (as determined in accordance with Section 7.3).

“Pre-Closing Tax Period” means any taxable period (or a portion thereof) ending on or prior to the Closing Date (as determined in accordance with Section 7.3).

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“Pro Rata Share” means, with respect to each Beneficial Seller set forth on Exhibit A, the percentage set forth next to such Beneficial Seller’s name on Exhibit A hereto under the heading “Pro Rata Share”. For the avoidance of doubt, the Pro Rata Shares of all Beneficial Sellers will sum to one hundred percent (100%).

“Promised Optionholder” means each of (a) Patrick Dempsey, (b) John Seelenbinder, and (c) Duane Sword.

“Promised Optionholder Transaction Bonus” means the aggregate amount owed by the Seller Entity to all of the Promised Optionholders under the Transaction Bonus and Release Agreements, together with the employer portion of any payroll, social security, unemployment or other Taxes payable in respect of such payments.

“Purchase Price” means the aggregate amount paid or issued to or on behalf of the Sellers (prior to any reduction for any amount withheld for Taxes) (or on behalf of the Company) pursuant to Section 2.1(b), as adjusted as contemplated by Section 2.3, together with any portion of the Adjustment Escrow Fund or the Indemnification Escrow Fund distributed to the Sellers and any amount of the Earnout Consideration that is paid, issued, payable or issuable to the applicable Sellers.

“Purchaser Closing Date Transaction” means any transaction engaged in by the Company on the Closing Date, which occurs after the Closing or at the direction of the Purchaser, in each case that (a) is not contemplated by this Agreement and (b) is outside the ordinary course of business, including any transaction engaged in by the Company in connection with the financing of any obligations of the Purchaser.

“Purchaser Closing Stock Consideration” means the number of shares of Purchaser Common Stock determined by dividing (a) the Closing Stock Consideration Value, by (b) the Purchaser Common Stock Price (rounded down to the nearest whole share).

“Purchaser Common Stock” means common stock, par value $0.001 per share, of the Purchaser.

“Purchaser Common Stock Price” means $7.50.

“Purchaser Indemnified Parties” means the Purchaser, its Affiliates and its and their respective officers, directors, employees, agents and representatives.

“Purchaser Stock Consideration” means any Purchaser Common Stock issued pursuant to the terms hereof (including pursuant to Schedule I to this Agreement).

“Release” or “Released” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material into the Environment.

“Restricted Shares” means all shares of Purchaser Common Stock issuable hereunder other than shares of Purchaser Common Stock (a) the offer and sale of which have been registered under a registration statement pursuant to the Securities Act and sold thereunder, (b) with respect to which a sale or other disposition may be made in reliance on and in accordance with Rule 144 (or any successor provision) under the Securities Act without the requirement for the Purchaser to be in compliance with the current public information required under Rule 144(c)(1), or (c) with respect to which the holder thereof shall have delivered to Purchaser either (i) an opinion of counsel in form and substance reasonably satisfactory to Purchaser, delivered by counsel reasonably satisfactory to Purchaser, or (ii) a “no action” letter from the SEC, in either case to the effect that subsequent transfers of such shares of Purchaser Common Stock may be effected without registration under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

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“Seller Indemnified Parties” means each Seller and its respective agents and representatives.

“Seller Parties” means the Company and the Sellers.

“Seller Party” means the Company or a Seller.

“Seller Restrictive Covenant Agreement” means each restrictive covenant and release agreement between the Purchaser and the Company, on one hand, and the applicable Person listed on Schedule 2.4(b)(ix), on the other hand, in substantially the form of Exhibit F.

“Seller Tax Matter” means, with respect to any Pre-Closing Tax Period, (a) amending, re-filing or supplementing a Tax Return of the Company; (b) filing a Tax Return in any jurisdiction where the Company has not historically filed Tax Returns; (c) extending or waiving the applicable statute of limitations with respect to a Tax or Tax Return of the Company; (d) making, changing, or revoking an election with respect to Taxes of the Company or on a Tax Return of the Company filed after the Closing Date that adversely affects the Sellers; and (e) initiating any Tax Contest (including, but limited to, initiating any disclosure to, or discussions with, any Governmental Entity regarding a Tax Return or Tax of the Company, including disclosure to, or discussions with, a Governmental Entity with respect to filing Tax Returns or paying Taxes in jurisdictions that the Company did not file a Tax Return or pay Tax).

“Straddle Period” means a taxable period beginning on or before, and ending after, the Closing.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, cooperative, association or other organization (including any branch), whether incorporated or unincorporated, which is directly or indirectly controlled by such Person, whether through ownership of securities or otherwise.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), or fees of any kind whatsoever including taxes based upon or measured by gross receipts, income, profits, gains, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, environmental, employment, unemployment, social security, excise, property taxes or other taxes, levies, tariffs, fees, assessments or charges of any kind whatsoever, together with all interest, penalties, and additions imposed with respect to such amounts.

“Tax Returns” means any return, declaration, report, statement, claim for refund information statement or other document filed or required to be filed with any Governmental Entity with respect to Taxes, including any information returns, amendments, schedules or supplements of any of the foregoing.

“Transaction Bonus and Release Agreements” means the agreements between the Seller Entity and each of (a) Patrick Dempsey, (b) John Seelenbinder, and (c) Duane Sword, in each case, as provided to the Purchaser prior to the Closing.

“Transaction Expenses” means all amounts incurred, reimbursable or due and payable (and not previously paid as of the Closing) by or on behalf of the Company (or any Seller or Affiliate of the Company or any Seller, if required to be paid by the Company) as a result of or in connection with (a) the negotiation and execution of this Agreement or the Ancillary Agreements (including all fees, costs and expenses of any brokers, accountants, financial advisors, attorneys, consultants, auditors, escrow agents and other experts), the performance of such Person’s and its pre-Closing Affiliates’ obligations hereunder and thereunder and the consummation of the Transactions (including any fees and expenses associated with obtaining any terminations or amendments, or any waivers, consents or approvals of any Person, in each case, required hereunder), (b) any change of control payments, bonuses, severance, termination or retention obligations or similar amounts payable by or due from the Company that are payable as a result of, or in connection with, the Transactions (including any change of control payments, bonuses or similar obligations of the Seller Entity that are paid by the Company at or after the Closing), (c) one hundred percent (100%) of the payments or premiums for any tail insurance policy required by Section 6.5(a), (d) the Pre-Closing Settlement Agreement, (e) the Promised Optionholder Transaction Bonuses and the Employee Transaction Bonuses, and (f) the employer portions of any withholding, payroll or employment or similar Taxes with respect to any of the foregoing amounts, to the extent applicable.

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“Transaction Tax Deductions” means, without duplication, any deduction permitted for U.S. federal, state, local, or non-United States income tax purposes attributable to: (a) expenses included in the computation of Transaction Expenses, Closing Net Working Capital, or Closing Indebtedness; (b) any fees, expenses, and interest (including amounts treated as interest for U.S. federal, state, local, or non-United States income tax purposes) that were incurred in connection with Closing Indebtedness (or payment thereof) or included in the computation of Closing Indebtedness or Closing Net Working Capital; (c) any prepayment penalties and premiums and accelerated deferred financing costs related to the repayment of Closing Indebtedness; and (d) any sale bonuses or other similar compensatory payments (including, but not limited to, with respect to Equity Securities, any Promised Optionholder Transaction Bonus, and any Employee Transaction Bonus), together with the employer portion of any payroll, social security, unemployment or other Taxes payable in respect of such payments, in each case made in connection with the transactions contemplated by this Agreement and that are economically borne by the Sellers.

“Transactions” means the Equity Purchase, the Restructuring and the other transactions contemplated hereby or by any Ancillary Agreement.

“Upper Net Working Capital Target” means the Net Working Capital Target plus the Working Capital Collar.

“Willful Breach” means a deliberate act or a deliberate failure to act by a party to this Agreement, which act or failure to act (as applicable) constitutes in and of itself a material breach of any covenant or agreement set forth in this Agreement (but, for the avoidance of doubt, will not apply to breaches of representations and warranties herein), with actual knowledge that the taking of or failure to take such act constitutes or would result in a breach of this Agreement, and which in fact does cause a material breach of this Agreement.

“Working Capital Collar” means $250,000.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

401(k) Plan	6.4
Accountant	2.3(b)(ii)
Adjustment Amount	2.3(b)(iii)
Agreement	Preamble
Allocation Schedule	7.6(b)
Balance Sheet Date CERCLIS	3.6(a) 3.18(b)
Chosen Courts	10.8
Claim Date	8.4(a)
Claims Notice	8.4(a)
Closing	2.2
Closing Cash	2.3(b)(iii)
Closing Date	2.2
Closing Indebtedness Closing Net Working Capital	2.3(b)(iii) 2.3(b)(iii)
Closing Transaction Expenses	2.3(b)(iii)
Company	Preamble
Company Data	3.12(n)
Company Indemnifiable Matters	8.2(a)

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Term	Section
Company Intellectual Property	3.12(a)
Company Licensed Intellectual Property	3.12(a)
Company Owned Intellectual Property	3.12(a)
Company Products	3.12(a)
Company Registered Intellectual Property	3.12(a)
Company Software	3.12(a)
Company Technology	3.12(a)
Confidentiality Agreement	6.1
Consultant Proprietary Information Agreement	3.12(k)(i)
Contingent Worker	3.21(a)
Continuing Employees	6.3(a)
Continuing Employee Release	6.3(a)
Contribution	Recitals
Contributor	3.12(k)(i)
Current Balance Sheet	3.6(a)
Disclosure Schedule	Article III
Dispute Notice	2.3(b)(ii)
EAR	3.27
Earnout Spreadsheet	2.1(h)(ii)
ECCN	3.27
Employee Continuation Period	6.3(a)
Employee Proprietary Information Agreement	3.12(k)(i)
Employer	6.3(a)
Enforceability Exceptions	3.1(c)
Environmental Permits	3.18(a)
Equity Purchase	2.1(a)
Estimated Cash	2.3(a)
Estimated Closing Balance Sheet	2.3(a)
Estimated Closing Statement	2.3(a)
Estimated Indebtedness	2.3(a)
Estimated Net Working Capital	2.3(a)
Estimated Transaction Expenses	2.3(a)
FCPA	3.28
Former Government Employee	3.29(f)
Final Closing Statement	2.3(b)(ii)
Fundamental Liability Escrow Released Amount	8.4(e)(i)
Fundamental Representations	8.1
General Representation Cap	8.3(b)
Holdings Securities	Recitals
Indemnifiable Matters	8.2(c)
Indemnifying Purchaser Cap	8.3(g)
Indemnifying Seller Cap	8.3(b)
Indemnifying Seller IP Cap	8.3(b)
Indemnifying Seller Proceeds	8.3(a)
Infringement or Infringe	3.12(a)
Initial Closing Spreadsheet	2.1(h)(i)
Initial Closing Statement	2.3(b)(i)
Insurance Policies	3.22
Intellectual Property	3.12(a)
Intellectual Property Rights	3.12(a)

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Term	Section
Intended Tax Treatment	7.6(a)
Interested Party	3.14(a)
ITAR	3.27
Leases	3.11(b)
Listing	3.29(i)
Management Indemnified Parties	6.5(b)
Material Contract or Material Contracts	3.13(b)
Moral Rights	3.12(a)
NPL	3.18(b)
Objection Deadline	8.4(b)(i)
Objection Notice	8.4(b)(i)
OFAC	3.27
Official	3.28
Open Source Software	3.12(a)
Operating Document	2.4(b)(vi)
Organization Certificate	2.4(b)(vi)
Organizational Documents	2.4(b)(vi)
Patents	3.12(a)
Payable Claim	8.4(d)
Personal Information	3.12(n)
Purchased Equity	Recitals
Purchaser	Preamble
Purchaser Closing Deliveries	2.4(a)
Purchaser Controlled Tax Contest	7.2(b)
Purchaser Prepared Tax Returns	7.1(a)
Registered Intellectual Property	3.12(a)
Resolved Claims	8.4(c)
Restructuring	Recitals
Rule 144	6.7
Seller	Preamble
Seller Controlled Tax Contest	7.2(c)
Seller Entity	Preamble
Seller Indemnifiable Matters	8.2(b)
Seller Party Closing Deliveries	2.4(b)
Seller Prepared Tax Returns	7.1(b)
Seller Representative	Preamble
Sellers	Preamble
Settled Claims	8.4(c)
Severance Amount	6.3(a)
Shrink-Wrap Code	3.12(a)
Spreadsheet	2.1(h)(ii)
Survival Date	8.1
Tangible Company Properties	3.11(l)
Tax Contest	7.2(a)
Tax Refund	7.7
Technology	3.12(a)
Third Party Claim	8.6
Third Party Service Provider	3.12(n)
Tipping Basket	8.3(a)
Top Customer	3.23(b)

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Term	Section
Top Supplier	3.23(a)
Trade Secrets	3.12(a)
Trademarks	3.12(a)
Transfer Taxes	7.5
Unobjected Claim	8.4(b)(ii)
Unresolved Claim	8.4(d)
WARN	3.21(e)
WC Effective Time	2.3(a)

Article II

PURCHASE AND SALE; CLOSING

2.1             Purchase and Sale.

(a)             Purchase and Sale of Purchased Equity. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller Entity shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Seller Entity, all of the Seller Entity’s right, title and interest in and to all of the Purchased Equity (the “Equity Purchase”), free and clear of any and all Liens, in exchange for the consideration specified herein.

(b)             Payments and Issuances at the Closing. In full consideration for the transfer of the Purchased Equity as set forth in Section 2.1(a), simultaneously with the Closing, the Purchaser shall:

(i)             pay or cause to be paid to the Seller Entity an amount equal to the Closing Cash Consideration, which payment shall be made by wire transfer of immediately available funds in accordance with wire instructions delivered by the Seller Entity to the Purchaser at least three (3) Business Days prior to Closing;

(ii)            issue to the Seller Entity the Purchaser Closing Stock Consideration;

(iii)           deposit, or cause to be deposited, the Escrow Amount by wire transfer of immediately available funds with the Escrow Agent to be held in accordance with the terms of the Escrow Agreement; and

(iv)          pay, on behalf of the Company or the Seller Entity, as applicable, by wire transfer of immediately available funds to accounts of the applicable third-party service providers, the aggregate amount of the Estimated Transaction Expenses that is due and payable at the Closing; provided, that any transaction bonuses (other than the Employee Transaction Bonuses) or other compensatory payments payable at the Closing (including, but not limited to, the portion of the Promised Optionholder Transaction Bonus payments to Patrick Dempsey and John Seelenbinder due and payable at the Closing) shall be paid through a special payroll by the Company no later than one (1) Business Day after the Closing Date; provided, further that the Employee Transaction Bonuses shall be due and payable to the each employee of the Company designated as receiving an Employee Transaction Bonus in an amount as set forth on Section 3.20(a)-1 of the Disclosure Schedule through a special payroll by the Company upon the earlier of (A) in the case of an employee entering into such employee’s Employee Bonus and Release Agreement prior to the Closing, no later than one (1) Business Day after the Closing Date, (B) in the case of an employee entering into such employee’s Employee Bonus and Release Agreement after the Closing, no later than three (3) Business Days after such employee entering into such employee’s Employee Transaction Bonus Agreement or (C) thirty (30) days after the Closing irrespective of whether such applicable employee has entered into an Employee Transaction Bonus Agreement; provided, further, that the parties to this Agreement shall use commercially reasonable efforts to enter into an Employee Bonus and Release Agreement with each such employee within thirty (30) days after the Closing; provided, further, that, if the Initial Closing Spreadsheet indicates that the Seller Entity is responsible for paying any Estimated Transaction Expenses, (x) Purchaser shall be permitted to wire to the Seller Entity the aggregate amount of the Estimated Transaction Expenses that are to be funded by the Seller Entity, (y) the Purchaser and the Company shall be released from any obligation to pay such Estimated Transaction Expenses after delivering such payment to the Seller Entity, and (z) the Seller Entity agrees to pay such Estimated Transaction Expenses in accordance with the terms of the Initial Closing Spreadsheet no later than one (1) Business Day following the Closing Date.

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(c)             Payment Direction. With respect to the issuances of Purchaser Common Stock to be made to the Seller Entity pursuant to this Agreement (including with respect to any issuance of Purchaser Common Stock pursuant to Schedule I), the Seller Entity shall include payment direction instructions in the applicable Spreadsheet delivered prior to such issuances directing that the Purchaser issue the Purchaser Common Stock to the Beneficial Sellers and the Promised Optionholders in accordance with the allocations set forth in such Spreadsheet.

(d)             Rounding. Purchaser shall not be required to issue any fractional shares of Purchaser Common Stock pursuant to this Agreement. Any amounts payable hereunder in shares of Purchaser Common Stock to any Beneficial Seller shall be rounded down to the nearest whole share of Purchaser Common Stock.

(e)             Withholding. The Purchaser, the Company or any of their respective agents or Affiliates, as the case may be, shall be entitled to deduct and withhold from any payment or issuance pursuant to this Agreement such amounts as are required to be deducted or withheld under the Code or any other applicable Tax Law. Other than with respect to compensatory payments, the Purchaser, the Company, and their respective agents and Affiliates shall use commercially reasonable efforts to notify the Seller Entity in advance in the event the Purchaser, the Company or any of their respective agents or Affiliates determine any such withholding or deduction is required and the basis for its determination. To the extent amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom the withholding was made.

(f)             Earnout Amount. Following the Closing, the Purchaser (or an Affiliate thereof) shall pay or issue the Earnout Consideration (if any), as applicable, to the Seller Entity (subject to Schedule I and Section 2.1(c)). The Seller Entity agrees that any bonus payment obligations of the Seller Entity that arise after the Closing will be solely the obligation of the Seller Entity and not payable by the Company. Notwithstanding anything in this Agreement to the contrary, except to the extent otherwise required pursuant to a final “determination” (within the meaning of Section 1313(a) of the Code (or analogous state or local Tax Law)), the Purchaser, the Sellers and the Company shall treat (and shall cause their respective Affiliates to treat) the payments pursuant to this Section 2.1(f), other than the portion of such payments treated as interest under Section 483 of the Code (or analogous state or local Tax Law) or Section 1274 of the Code (or analogous state or local Tax Law), as an adjustment to the Purchase Price for U.S. federal and, as applicable, state, local, and foreign income Tax purposes.

(g)             Recapitalizations, etc. If, as a result of any transaction, reorganization, recapitalization, reclassification, or other similar change in the Purchaser’s capital stock, the shares of Purchaser Common Stock are exchanged for or converted into a different kind, class or series of shares or other securities of the Purchaser or another Person, an appropriate adjustment to the kind, class or series of shares or other securities subject to this Agreement (and the price of any such share or other security) shall be made.

(h)             Spreadsheet and Allocation of Consideration Among Beneficial Sellers.

(i)             Prior to the date hereof, the Company delivered to the Purchaser a spreadsheet in form and substance reasonably acceptable to Purchaser, certified as true, correct and complete by the chief executive officer of the Company and dated as of the Closing Date, which spreadsheet sets forth (A) the names of all Beneficial Sellers and Promised Optionholders entitled to receive Purchaser Common Stock pursuant to Section 2.1(b)(ii) and the Seller Entity’s direction, and their respective last known addresses, email addresses, taxpayer identification numbers and country of citizenship, (B) the number of shares of Purchaser Common Stock issuable to each Beneficial Seller and Promised Optionholder pursuant to Section 2.1(b)(ii) and the Seller Entity’s direction, (C) the amount of the Closing Cash Consideration that the Seller Entity will distribute promptly after the Closing to each Beneficial Seller, (D) the portion of the Adjustment Escrow Fund and the Indemnification Escrow Fund each Beneficial Seller would be entitled to receive if any amounts from the Adjustment Escrow Fund or the Indemnification Escrow Fund are distributed to the Seller Entity and the Seller Entity distributes such cash to the Beneficial Sellers and (E) wire instructions for the payment of all Estimated Transaction Expenses (other than Estimated Transaction Expenses indicated as being paid by the Company’s payroll), including information regarding whether the payor of the Estimated Transaction Expense shall be the Purchaser, the Company or the Seller Entity (the “Initial Closing Spreadsheet”). If the Initial Closing Spreadsheet indicates that the Purchaser or the Company is required to pay any Estimated Transaction Expenses, final invoices for all such Estimated Transaction Expenses (other than Estimated Transaction Expenses indicated as being paid by the Company’s payroll) shall be attached to the Initial Closing Spreadsheet.

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(ii)            No later than three (3) days following the Earnout Determination Date (as defined in Schedule I), the Seller Entity shall deliver to the Purchaser a spreadsheet in form and substance reasonably acceptable to Purchaser, certified as true, correct and complete by the chief executive officer of the Seller Entity, which spreadsheet shall set forth (A) the names of all Beneficial Sellers and Promised Optionholders entitled to receive Purchaser Common Stock at the direction of the Seller Entity in accordance with Schedule I and Section 2.1(c) (if any), and their respective last known addresses, email addresses, taxpayer identification numbers and country of citizenship, and (B) the number of shares of Purchaser Common Stock issuable to each Beneficial Seller and Promised Optionholder at the direction of the Seller Entity in accordance with Schedule I and Section 2.1(c) (the “Earnout Spreadsheet”, together with the Initial Closing Spreadsheet, the “Spreadsheets”).

(iii)           The Seller Entity has, or will cause to be, prepared each Spreadsheet in accordance with the provisions of this Agreement, applicable Law and the Organizational Documents of the Company and the Seller Entity, including with respect to the amount and form of consideration payable or issuable, directly or indirectly, to each Beneficial Seller and Promised Optionholder. The Seller Entity shall not amend its Organizational Documents after the Closing in a manner that would change the amount or form of consideration payable or issuable, directly or indirectly, to any Beneficial Seller or Promised Optionholder in accordance with the terms of this Agreement without the prior written consent of the Purchaser. The Seller Entity shall not authorize the payment of any transaction bonuses, retention bonuses or other similar payments (other than the Promised Optionholder Transaction Bonuses and the Employee Transaction Bonuses) without the prior written consent of the Purchaser.

(iv)          Notwithstanding anything to the contrary in this Agreement, each Seller acknowledges and agrees that Purchaser shall have no Liability for (A) any Liabilities arising out of Purchaser’s distribution of Purchaser Common Stock to the Beneficial Sellers or the Promised Optionholders in accordance with the allocations set forth in the Spreadsheet and (B) any Liabilities arising out of the Seller Entity’s distribution of cash to the Beneficial Sellers or Promised Optionholders or failure to distribute cash to the Beneficial Sellers or Promised Optionholders. Purchaser shall be entitled to rely on the information in any Spreadsheet for all relevant purposes hereunder. Purchaser’s reliance on the Spreadsheet shall not affect any Indemnified Party’s right to indemnification, compensation or reimbursement pursuant to Section 8.2 if any of the information on the Spreadsheet is not accurate or complete. Each Seller acknowledges and agrees that nothing in this Agreement requires that the Purchaser distribute any cash to any Beneficial Seller and the Purchaser shall be fully released from any and all Liabilities relating to the payment of cash amounts required to be paid pursuant to this Agreement after payment of such amounts to the Seller Entity in accordance with wire instructions provided by the Seller Entity.

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(i)             Employee Bonus and Release Agreements. The parties to this Agreement shall use commercially reasonable efforts to enter into an Employee Bonus and Release Agreement with each employee of the Company listed on Section 3.20(a)-1 of the Disclosure Schedule within thirty (30) days after the Closing.

2.2             Closing. The closing of the Equity Purchase (the “Closing”) shall take place by electronic exchange of documents on the date hereof. The date on which the Closing occurs is herein referred to as the “Closing Date”.

2.3             Purchase Price Adjustments.

(a)             Preparation of Estimated Closing Statement. The Company prepared in good faith and, prior to the date hereof, delivered to the Purchaser (i) an estimated consolidated balance sheet of the Company, in form and substance acceptable to the Purchaser, as of 11:59 p.m. on the last date immediately preceding the Closing Date (the “WC Effective Time”), reflecting thereon the Company’s best estimate of all balance sheet items of the Company without giving effect to the Transactions (the “Estimated Closing Balance Sheet”, and together with the estimated calculations referenced below, the “Estimated Closing Statement”), (ii) the Net Working Capital of the Company as of the WC Effective Time, based on the Estimated Closing Balance Sheet (“Estimated Net Working Capital”), and the resulting calculation of the Estimated Net Working Capital Overage and Estimated Net Working Capital Underage, (iii) the unpaid Transaction Expenses as of immediately prior to the Closing (“Estimated Transaction Expenses”), (iv) the unpaid Indebtedness of the Company as of immediately prior to the Closing (“Estimated Indebtedness”) and (v) Cash (“Estimated Cash”); provided, that the amount of any Taxes included in the calculation of Indebtedness or Net Working Capital shall be determined as of the end of the Closing Date, except that any reduction in Taxes as a result of the use of any Cash to pay Taxes after the WC Effective Time and before the end of the Closing Date shall not be taken into account. The Estimated Closing Balance Sheet, the Estimated Net Working Capital, the Estimated Transaction Expenses, the Estimated Indebtedness and the Estimated Cash were prepared in accordance with the definitions of such terms, and included reasonable detail supporting each such calculation.

(b)             Preparation of Final Closing Statement.

(i)             No later than one-hundred twenty (120) days after the Closing Date, the Purchaser shall prepare and deliver to the Seller Entity (A) a consolidated balance sheet of the Company as of the WC Effective Time, reflecting thereon the Purchaser’s determination of the balance sheet of the Company as of the WC Effective Time without giving effect to the Transactions, (B) the Net Working Capital of the Company as of the WC Effective Time, and Purchaser’s resulting proposed calculation of the Final Net Working Capital Overage and the Final Net Working Capital Underage, (C) the unpaid Transaction Expenses as of immediately prior to the Closing, (D) the unpaid Indebtedness of the Company as of immediately prior to the Closing and (E) Cash (the “Initial Closing Statement”); provided, that the amount of any Taxes included in the calculation of Indebtedness or Net Working Capital shall be determined as of the end of the Closing Date, except that any reduction in Taxes as a result of the use of any Cash to pay Taxes after the WC Effective Time and before the end of the Closing Date shall not be taken into account; provided, further that, if the Purchaser does not deliver the Initial Closing Statement, then the Estimated Closing Statement shall be deemed the “Final Closing Statement” and shall be binding on the Sellers and the Purchaser and not subject to dispute or review.

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(ii)            Unless the Seller Entity delivers the Dispute Notice (as defined below) within thirty (30) days after receipt of the Initial Closing Statement, such Initial Closing Statement shall be deemed the “Final Closing Statement”, shall be binding upon the Sellers and the Purchaser and shall not be subject to dispute or review. If the Seller Entity disagrees with the Initial Closing Statement, the Seller Entity may, within thirty (30) days after receipt of the Initial Closing Statement, notify the Purchaser in a writing by the Seller Entity (the “Dispute Notice”), which Dispute Notice shall provide reasonable detail of the nature of each disputed item on the Initial Closing Statement, including reasonable supporting documentation thereto, and the Sellers shall be deemed to have agreed with all other items and amounts contained in the Initial Closing Statement delivered pursuant to this Section 2.3(b). If the Seller Entity timely delivers a Dispute Notice to the Purchaser, the Purchaser and the Seller Entity shall first use commercially reasonable efforts to resolve such dispute between themselves and, if the Purchaser and the Seller Entity are able to resolve such dispute, the Initial Closing Statement as revised to the extent necessary to reflect such resolution, shall be deemed the “Final Closing Statement” and shall be conclusive and binding for purposes of this Section 2.3(b) upon the Sellers and the Purchaser and shall not be subject to dispute or review. If the Purchaser and the Seller Entity are unable to resolve the dispute within fifteen (15) days after receipt by the Purchaser of the Dispute Notice, the Purchaser and the Seller Entity shall submit the dispute to a nationally recognized independent accounting firm selected by the Purchaser and the Seller Entity which shall not have been engaged for any material matter, directly or indirectly, by any party hereto within the preceding two years (the “Accountant”). The Accountant shall be directed to act as an expert and not an arbiter and shall be directed to determine only those items that remain in dispute on the Initial Closing Statement. Each of the Purchaser and the Sellers shall furnish to the Accountant such workpapers and other documents and information relating to such objections as the Accountant may reasonably request and are available to that party or its Affiliates (or its independent public accountants) and will be afforded the opportunity to present to the Accountant any material relating to the determination of the matters in dispute and to discuss such determination with the Accountant. Each of the Purchaser and the Seller Entity shall assign a value to each disputed item and the Accountant shall determine each disputed item separately (based on the determination that most closely complies with the terms of this Agreement), but shall not assign a value to any disputed item that is greater than the greatest value for such disputed item assigned to it by either party or less than the smallest value for such disputed item assigned to it by either party. Promptly, but no later than thirty (30) days after engagement, the Accountant shall deliver a written report to the Purchaser and the Seller Entity as to the resolution of the disputed items and the resulting calculations of Net Working Capital, the Final Net Working Capital Overage, the Final Net Working Capital Underage, Transaction Expenses, Indebtedness and Cash. The calculations of Net Working Capital, the Final Net Working Capital Overage, the Final Net Working Capital Underage, Transaction Expenses, Indebtedness and Cash, to the extent disputed, as determined by the Accountant shall be deemed the final calculations thereof for purposes of this Section 2.3, and the Final Closing Statement (including such updated calculations) shall be conclusive and binding upon the Sellers and the Purchaser. The Accountant will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the disputed items as originally submitted to the Accountant (for example, should the disputed items total in amount to $1,000 and the Accountant awards $600 in favor of the Sellers, 60% of the costs of the Accountant’s review would be borne by Purchaser and 40% of the costs of the Accountant’s review would be borne by the Seller Entity and the Beneficial Sellers (in accordance with their respective Pro Rata Shares)). The Purchaser and the Sellers agree that they will, and agree to cause their respective representatives and independent accountants to, cooperate and assist in the preparation of the Final Closing Statement and in the conduct of the reviews referred to in this Section 2.3(b)(ii).

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(iii)           The Closing Cash Consideration shall be adjusted, dollar for dollar, downwards to the extent that the Adjustment Amount is negative and upwards to the extent the Adjustment Amount is positive. Within three (3) Business Days following the determination of the Closing Net Working Capital, the Closing Transaction Expenses, the Closing Indebtedness and the Closing Cash in accordance with this Section 2.3(b), (A) if the Adjustment Amount is negative, (1) the Purchaser shall be entitled to recover the absolute value of the Adjustment Amount (I) first from the Adjustment Escrow Fund (which amount shall be payable by the Escrow Agent to the Purchaser within three (3) Business Days of such determination) and (II) then, to the extent necessary, from either, at the Purchaser’s sole discretion, (y) the Indemnification Escrow Fund (which amount shall be payable by the Escrow Agent to the Purchaser within three (3) Business Days of such determination) or (z) from the Beneficial Sellers directly based on their respective Pro Rata Shares, and (2) the remaining amount in the Adjustment Escrow Fund, if any after giving effect to any disbursements payable to the Purchaser, shall be disbursed by the Escrow Agent to the Seller Entity by wire transfer of immediately available funds to a bank account designated in writing by the Seller Entity and subject to Section 2.1(e), and (B) if the Adjustment Amount is zero or positive, (1) the Adjustment Escrow Fund shall be promptly paid by the Escrow Agent to the Seller Entity by wire transfer of immediately available funds to a bank account designated in writing by the Seller Entity and subject to Section 2.1(e), and (2) the Adjustment Amount shall be paid by the Purchaser to the Seller Entity by wire transfer of immediately available funds to a bank account designated in writing by the Seller Entity and subject to Section 2.1(e). For any release from the Adjustment Escrow Fund or the Indemnification Escrow Fund pursuant to this Section 2.3(b)(iii), the Purchaser and the Seller Entity shall deliver to the Escrow Agent a joint written instruction as promptly as possible following such determination to make the payments in accordance with this Section 2.3.

(iv)           If the Seller Entity is paid any amounts from the Adjustment Escrow Fund in accordance with this Section 2.3(b) or the Escrow Agreement, and the Seller Entity distributes any of such amounts to the Beneficial Sellers or the Promised Optionholders, such distribution to the Beneficial Sellers and Promised Optionholders shall be made in accordance with the Initial Closing Spreadsheet.

2.4             Closing Deliveries.

(a)             Closing Deliveries of the Purchaser. In addition to the payments provided for in Section 2.1(b), at the Closing, the Purchaser shall have delivered or caused to be delivered to the Seller Entity (collectively, the “Purchaser Closing Deliveries”):

(i)             executed counterparts of each Ancillary Agreement to which the Purchaser is a party; and

(ii)            evidence that the Purchaser, at the direction of the Seller Entity in accordance with Section 2.1(c), will immediately after the Closing instruct the registrar and transfer agent of the Purchaser’s common stock to countersign, register and deliver the Purchaser Stock Consideration issuable at the Closing, to the Beneficial Sellers and the Promised Optionholders, in book entry form, in accordance with the allocations set forth the Initial Closing Spreadsheet.

(b)             Closing Deliveries of the Seller Parties. At the Closing, the Seller Parties shall have delivered or caused to be delivered to the Purchaser (collectively, the “Seller Party Closing Deliveries”):

(i)             executed counterparts of each Ancillary Agreement to which any Seller Party or any Seller Party’s respective Affiliates is a party;

(ii)            a properly executed copy of IRS Form W-9 from the Seller Entity certifying that the Seller Entity is a U.S. person and is exempt from backup withholding;

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(iii)           a properly completed and executed copy of the investor questionnaire substantially in the form attached hereto as Exhibit D from each Beneficial Seller (the “Investor Questionnaires”);

(iv)          a certificate or certificates representing the Purchased Equity, if any are issued, accompanied by a duly executed assignment of interest for the transfer to the Purchaser of the Purchased Equity, in form and substance reasonably satisfactory to the Purchaser;

(v)           an executed Manager, Director and Officer Resignation Letter in substantially the form attached hereto as Exhibit C, effective as of the Closing, for each manager, director and officer of the Company (unless otherwise instructed in writing by the Purchaser prior to the Closing);

(vi)          a certificate, dated as of the Closing Date and executed on behalf of the Company by the Seller Entity, certifying: (A) a true and complete copy of the Company’s certificate of formation or certificate of incorporation, as applicable, including all amendments thereto, which is in full force and effect as of the date hereof (each, an “Organization Certificate”); (B) a true and complete copy of its limited liability company agreement or bylaws, as applicable, including all amendments thereto, which is in full force and effect as of the date hereof (each, an “Operating Document”, together with the Organization Certificate, the Company’s “Organizational Documents”); and (C) resolutions of the equityholders and board of directors or manager, as applicable, approving, in accordance with the provisions of the applicable Organizational Documents and applicable Law, this Agreement, the Transactions and the Ancillary Agreements to which the Company is a party;

(vii)         certificates of good standing for the Company and the Seller Entity issued not earlier than three (3) Business Days prior to the Closing Date by the Secretary of State of the State of Connecticut and each other state in which the Company is qualified to do business as a foreign company;

(viii)        evidence, in form and substance reasonably acceptable to Purchaser, that the Restructuring has been completed;

(ix)           a properly completed and executed copy of the applicable Seller Restrictive Covenant Agreement from each Person listed on Schedule 2.4(b)(ix);

(x)            a properly completed and executed copy of the applicable Lock-Up Agreements from each Beneficial Seller (other than the Beneficial Sellers listed on Schedule 2.4(b)(x)); and

(xi)           documentation reasonably satisfactory to Purchaser evidencing the Company’s compliance in full with Section 6.4.

Article III

REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY AND SELLER ENTITY

Each Seller hereby jointly and severally represents and warrants to the Purchaser as of the Closing as follows, subject to such exceptions as are specifically disclosed in the disclosure schedule supplied to the Purchaser concurrently with the execution of this Agreement (the “Disclosure Schedule”) (subject to Section 10.12):

3.1             Organization; Authority and Enforceability.

(a)             The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Connecticut and has the requisite company power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted. The Company is duly qualified or licensed as a foreign company to do business, and is in good standing, in each jurisdiction where the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its activities make such qualification or licensing necessary to the business of the Company as currently conducted except where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to the Purchaser a true and correct copy of each of its Organizational Documents. Section 3.1(a)(i) of the Disclosure Schedule lists the respective directors, managers, members and officers of the Company, as well as any Person with signing authority for the Company. Section 3.1(a)(ii) of the Disclosure Schedule lists, by legal entity, every state or foreign jurisdiction in which the Company has employees or facilities or otherwise is required to register to conduct business .

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(b)             The Seller Entity is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Connecticut and has the requisite company power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted. The Seller Entity was formed solely for purposes of entering into this Agreement and consummating the Transactions, and the Seller Entity has not engaged in any other business. No assets previously owned by the Company have been transferred or assigned to the Seller Entity, and the Seller Entity does not own any assets related to the business of the Company as currently conducted or planned to be conducted. The Seller Entity has made available to the Purchaser a true and correct copy of each of its Organizational Documents.

(c)             The Company has all requisite power and authority to enter into this Agreement and any Ancillary Agreement to which it is a party and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the Transactions by the Company, have been duly and validly authorized by all necessary company action on the part of the Company. This Agreement and the Ancillary Agreements to which the Company is a party have been duly and validly authorized, executed and delivered by the Company and the obligations of the Company hereunder and thereunder are or will be, upon such execution and delivery (and assuming due authorization, execution and delivery by the other parties hereto and thereto), valid, legally binding and enforceable against the Company in accordance with their respective terms, in each case, subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and general principles of equity (the “Enforceability Exceptions”).

(d)             The Seller Entity has all requisite power and authority to enter into this Agreement and any Ancillary Agreement to which it is a party and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the Transactions by the Seller Entity, have been duly and validly authorized by all necessary company action on the part of the Seller Entity. This Agreement and the Ancillary Agreements to which the Seller Entity is a party have been duly and validly authorized, executed and delivered by the Seller Entity and the obligations of the Seller Entity hereunder and thereunder are or will be, upon such execution and delivery (and assuming due authorization, execution and delivery by the other parties hereto and thereto), valid, legally binding and enforceable against the Seller Entity in accordance with their respective terms, in each case, subject to the Enforceability Exceptions.

3.2             Company Capital Structure.

(a)             Immediately prior to the Restructuring, the Beneficial Sellers were the record and beneficial owners of one hundred percent (100%) of the Equity Securities of the Company, in the respective numbers and classes set forth on Section 3.2 of the Disclosure Schedule.

(b)             The Company Securities, as set forth on Section 3.2 of the Disclosure Schedule, represent one hundred percent (100%) of the Equity Securities of the Company. The Company Securities are owned of record by the Seller Entity in the classes and numbers set forth on Section 3.2 of the Disclosure Schedule. Except for the Company Securities, there are no (i) outstanding Equity Securities of the Company or (ii) obligations of any member of the Company or of the Company to issue, transfer, sell, repurchase, redeem or otherwise acquire any Equity Securities of the Company. All of the issued and outstanding Company Securities are duly authorized, validly issued and fully paid and are free and clear of any Liens, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Organizational Documents of the Company, or any agreement to which the Company is a party or by which it is bound. The Seller Entity is the legal and beneficial owner of, and has good and marketable title, free and clear of all Liens, to all of the Company Securities and such interest constitutes the entire interest of securityholders in the issued and outstanding Equity Securities of the Company and no other Person has any right, title or interest in or to such securities. At Closing, the Seller Entity shall deliver to the Purchaser good and valid title to the Purchased Equity, free and clear of all Liens. There are no warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to reduce its capital or issue, deliver, sell, repurchase, cancel or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Securities or obligating the Company to grant or otherwise amend or enter into any such warrant, call, right, commitment or agreement. The Company has never adopted, sponsored or maintained any equity incentive plan or any other plan or agreement providing for equity or equity related compensation to any Person. There are no declared or accrued but unpaid distributions with respect to any Equity Securities of the Company.

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(c)             The Holdings Securities, as set forth on Section 3.2(c) of the Disclosure Schedule, represent one hundred percent (100%) of the Equity Securities of Seller Entity. The Holdings Securities are owned of record and beneficially by the Beneficial Sellers in the classes and numbers set forth on Section 3.2(c) of the Disclosure Schedule. Except for the Holdings Securities, there are no (i) outstanding Equity Securities of the Seller Entity or (ii) obligations of any stockholder, member or other equityholder of the Seller Entity or of the Seller Entity to issue, transfer, sell, repurchase, redeem or otherwise acquire any Equity Securities of the Seller Entity. All of the issued and outstanding Holdings Securities are duly authorized, validly issued and fully paid and are free and clear of any Liens, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Organizational Documents of the Seller Entity, or any agreement to which the Seller Entity is a party or by which it is bound. The Beneficial Sellers are the legal and beneficial owners of, and have good and marketable title, free and clear of all Liens, to all of the outstanding securities of the Seller Entity and such interest constitutes the entire interests of the securityholders in the issued and outstanding Equity Securities of the Seller Entity and no other Person has any right, title or interest in or to such securities. There are no warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Seller Entity is a party or by which the Seller Entity is bound obligating the Seller Entity to reduce its capital or issue, deliver, sell, repurchase, cancel or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Securities or obligating the Seller Entity to grant or otherwise amend or enter into any such warrant, call, right, commitment or agreement. The Seller Entity has never adopted, sponsored or maintained any equity incentive plan or any other plan or agreement providing for equity or equity related compensation to any Person. There are no declared or accrued but unpaid distributions with respect to any Equity Securities of the Seller Entity.

(d)             All outstanding Equity Securities of the Company have been issued in compliance with all applicable federal, state, local or foreign statutes, Laws, including federal securities Laws and any applicable state securities or “blue sky” Laws.

(e)             As a result of the Equity Purchase, as of the Closing, the Purchaser will be the sole record and beneficial holder of all issued and outstanding Equity Securities of the Company and all rights to acquire or receive any Equity Securities of the Company, whether or not such Equity Securities are outstanding.

(f)             Except as contemplated hereby, there are no (i) voting trusts, proxies, or other agreements or understandings with respect to the Equity Securities of the Company, or (ii) agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co sale rights or “drag along” rights) of any Equity Securities of the Company.

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(g)             The allocation of the Purchase Price is being made in accordance with the Organizational Documents of the Company and the Seller Entity, and applicable Law. The Initial Closing Spreadsheet was, and the Earnout Spreadsheet will be, prepared in accordance with the provisions of this Agreement, applicable Law and the Organizational Documents of the Company and the Seller Entity in effect as of the date hereof, including with respect to the amount and form of consideration payable or issuable, directly or indirectly, to each Beneficial Seller.

(h)             The Contribution was effectuated in compliance with all applicable Laws and the Organizational Documents of the Company.

3.3             Subsidiaries. The Company does not have, and has never had, any Subsidiary. The Company does not control, directly or indirectly, and does not own (and has never owned) any Equity Securities of, any Person, and does not have any obligations to acquire any Equity Securities of, or to make any contribution to or debt or equity investment in, any Person.

3.4            No Conflict. Except as set forth on Section 3.4 of the Disclosure Schedule, the execution and delivery by the Company and Seller Entity of this Agreement and any Ancillary Agreement to which each is a party, and the consummation of the Equity Purchase or any other Transactions, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of notice or termination, cancellation, modification or acceleration of any right or obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, or result in the creation of any Lien upon the Purchased Equity pursuant to, (a) any provision of the Organizational Documents of the Company or the Seller Entity, (b) any Contract to which the Company or the Seller Entity is a party or by which any of the Company’s or the Seller Entity’s properties or assets may be bound, or (c) any Laws applicable to the Company or the Seller Entity or any of their respective properties or assets (whether tangible or intangible).

3.5            Governmental Consents and Approvals. Except as set forth on Section 3.5 of the Disclosure Schedule, no consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by, or with respect to, the Company or the Seller Entity in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which the Company or the Seller Entity is a party or the consummation of the Equity Purchase and the other Transactions, except for such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws.

3.6            Company Financial Statements.

(a)             Section 3.6(a) of the Disclosure Schedule sets forth the Financials. The Financials are true and correct in all material respects and have been prepared in accordance with GAAP (subject to the exclusion of footnotes and normal year-end adjustments that, to the extent not reflected therein, are not material in amounts or nature) consistently applied throughout the periods indicated and consistent with each other. The Financials accurately present the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein (subject to the exclusion of footnotes and normal year-end adjustments that, to the extent not reflected therein, are not material in amounts or nature). The Company’s balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet”.

(b)             Section 3.6(b) of the Disclosure Schedule sets forth a true and correct list of the revenue of the Company from sources in each country other than the United States, on a country-by-country basis, during the twelve (12) months ended on the Balance Sheet Date.

(c)             The Company has (i) at all times maintained systems of internal accounting controls designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of its financial statements, (ii) at all times implemented disclosure controls and procedures designed to (A) ensure that material information is made known to the management of the Company and (B) that transactions are recorded as necessary to permit preparation of financial statements consistent with GAAP, and (iii) maintained its books and records at all times in all material respects in accordance with any applicable legal and accounting requirements and reflect only actual transactions, including accruals for such transactions.

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3.7             No Undisclosed Liabilities, No Material Adverse Effect; Ordinary Course.

(a)             The Company has no material Liabilities of any type, whether or not accrued, absolute, contingent, matured, unmatured, known or unknown, on- or off-balance sheet, except for those which (i) have been reflected in the Current Balance Sheet, (ii) have arisen in the ordinary course of business consistent with past practice since the Balance Sheet Date and prior to the date hereof, are not materially higher than the corresponding Liabilities on the Current Balance Sheet and did not arise or result from a breach or default under, or noncompliance with, any Contract or Law, or (iii) are set forth on Section 3.7(a) of the Disclosure Schedule. Except as set forth on Section 3.7(a) of the Disclosure Schedule, the Company has no outstanding Indebtedness as of the date hereof. All Indebtedness of the Company issued pursuant to the Paycheck Protection Program, if any, has been forgiven in full in accordance with applicable Law prior to the date of this Agreement.

(b)             Since the Balance Sheet Date, there has not occurred any Material Adverse Effect, and the Company has operated the business of the Company only in the ordinary course of business consistent with past practice. Except as set forth on Section 3.7(b) of the Disclosure Schedule, since the Balance Sheet Date, the Company has conducted its business in the ordinary course consistent with past practice, and neither the Company nor the Seller Entity has, directly or indirectly:

(i)             amended the Organizational Documents of the Company;

(ii)            admitted or appointed any additional member, stockholder, director, manager or officer of the Company;

(iii)           issued, sold or granted, or authorized or proposed the issuance, sale or grant of any Equity Securities in the Company or the Seller Entity;

(iv)          entered into any commitments or agreements of any character, written or oral, to issue, deliver, sell, or cause to be issued, delivered or sold, any Equity Securities or right to acquire any Equity Securities in the Company or the Seller Entity;

(v)           accelerated the vesting of any outstanding Equity Securities of the Company or the Seller Entity;

(vi)          declared, set aside or paid any distribution payable in Equity Securities or property or redeemed, purchased or otherwise acquired directly or indirectly any Equity Securities of the Company or other securities or split, combined or reclassified any Equity Securities of the Company;

(vii)          made any expenditure in excess of $25,000, or entered into any Contract or transaction with obligations exceeding $25,000 in any calendar year or $50,000 in the aggregate;

(viii)        entered into, amended, renewed, terminated (including any non-renewal), or waived any right under any Material Contract (or any Contract which would have been a Material Contract had such Contract been entered into prior to the date hereof and in effect on the date hereof);

(ix)           entered into, amended, waived any right under or terminated any transaction or Contract with an Interested Party;

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(x)            materially changed, terminated, failed to renew, abandoned, canceled, let lapse, failed to continue to prosecute or defend, sold, transferred, exclusively licensed, as may be applicable, or otherwise disposed of any material Company Owned Intellectual Property;

(xi)           entered into any new, or amended, terminated or renewed, or waived any right under any existing, employment, severance, compensation, independent contractor or consulting or salary continuation agreement, Company Employee Plan or any other plan, agreement or arrangement that would be a Company Employee Plan if in effect as of the date hereof or hired or offered to hire any employee;

(xii)          increased or promised to increase in any manner the compensation of any Company employee or independent contractor (including compensation in the form of bonus, commission, salary, wage, equity, fee or fringe benefit), or terminated the employment of any Company employee, or encouraged any employee to resign from the Company, entered into or negotiated to enter into any collective bargaining, works council or other labor agreement or arrangement, or granted any increases in the compensation, perquisites or benefits (whether through the payment of, or agreement to pay, bonus amounts or otherwise) to any current or former employee, independent contractor, consultant, manager, member, director or partner;

(xiii)         acquired or agreed to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any Person or otherwise acquired or agreed to acquire any material assets;

(xiv)        adopted a plan of complete or partial liquidation or authorized a dissolution;

(xv)          waived or released any material right or claim under any Material Contract, other than in the ordinary course of business consistent with past practice;

(xvi)         incurred or guaranteed any Indebtedness or issued or sold any debt securities or guaranteed any Indebtedness or other obligations of others, created or permitted any Lien over any of the Company’s assets, other than Permitted Liens, used any Indebtedness in contravention of applicable Law, or sought forgiveness of any Indebtedness;

(xvii)        revalued any of its assets (whether tangible or intangible), including writing off notes or accounts receivable, settled, discounted or compromised any accounts receivable, or reversed any reserves other than in the ordinary course of business consistent with past practice;

(xviii)      granted any loans to others or purchased any debt securities of others or amended the terms of any outstanding loan or agreement;

(xix)         initiated or settled any litigation, claim or lawsuit, or paid, discharged or satisfied, in an amount in excess of $25,000 in any one case, or $50,000 in the aggregate, any Liability;

(xx)           (A) made or changed any Tax election (including any Tax election changing the U.S. federal, state or local income tax classification of the Company), (B) adopted or changed any Tax accounting method, (C) entered into any closing agreement or Tax ruling, (D) settled or compromised any Tax claim or assessment, (E) consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, (F) filed any amended Tax Return other than a payroll, sales or use Tax Return or property Tax Return, or (G) entered into any Tax sharing, indemnification or allocation agreement, other than any agreement entered into in the ordinary course of business and the primary purpose of which is unrelated to Taxes or Tax Returns;

(xxi)          adopted or changed accounting policies or procedures, including with respect to reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, revenue recognition policies, billing and invoicing policies, or payment or collection policies or practices;

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(xxii)        changed or altered its cash management procedures or management of working capital, including by accelerating collection of receivables or delaying payment of payables; or

(xxiii)       otherwise committed to do any of the foregoing.

3.8             Accounts Receivable; Accounts Payable.

(a)             All of the accounts receivable, whether billed or unbilled, of the Company arose in the ordinary course of business, are not subject to any valid set-off or counterclaim, and do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and are collectible in all material respects. No Person has any Lien, other than a Permitted Lien, on any accounts receivable of the Company and no agreement for deduction or discount has been made with respect to any accounts receivable of the Company other than in the ordinary course of business. Section 3.8(a) of the Disclosure Schedule sets forth the aging of the accounts receivable of the Company as of the close of business on March 31, 2024.

(b)             All accounts payable and notes payable of the Company arose in bona fide arm’s length transactions in the ordinary course of business and no such account payable or note payable is delinquent in its payment. Since the Balance Sheet Date, the Company has paid its accounts payable in the ordinary course of business consistent with past practice.

3.9             Tax Matters.

(a)             Each of the Company and the Seller Entity has (i) prepared and timely filed all income and other material Tax Returns required to be filed by the Company or such Seller Entity and all such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable Law, and (ii) timely paid all income and other material Taxes required to be paid by it (whether or not shown as due and payable on such Tax Returns). Neither the Company nor the Seller Entity is currently the beneficiary of any extension of time within which to file any Tax Return, other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(b)             Each of the Company and the Seller Entity has paid or withheld with respect to its employees, members and other third parties, all material U.S. federal, state and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act taxes, Federal Unemployment Tax Act taxes and other Taxes required to be paid or withheld and has timely paid over any such Taxes to the appropriate authorities. All Forms W-2 and 1099 required with respect thereto have been properly completed and filed.

(c)             There is no material Tax deficiency outstanding, assessed or proposed in writing against the Company or Seller Entity, and neither the Company nor the Seller Entity has executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax, which waiver or extension is still in effect.

(d)             No audit or other examination of any Tax Return of the Company or the Seller Entity is presently in progress, neither the Company nor the Seller Entity has been notified in writing of any request for such an audit or other examination, and no such action or proceeding is being contemplated. No material adjustment relating to any Tax Return filed by the Company or the Seller Entity has been proposed in writing by any Tax authority, which adjustment has not been resolved.

(e)             The Company has delivered to the Purchaser or made available to the Purchaser, copies of all income and other material Tax Returns for the Company and the Seller Entity filed for all periods since and including the taxable period ended December 31, 2020.

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(f)             No claim has ever been made in writing by a Tax authority in a jurisdiction where the Company or the Seller Entity does not file Tax Returns (or a particular type of Tax Returns) that the Company or the Seller Entity, as applicable, is or may be subject to taxation or a Tax Return filing obligation (or a particular type of taxation or Tax Return filing obligation) by that jurisdiction.

(g)             Neither the Company nor the Seller Entity (i) has ever been a party to, or owed any amount under, any Tax sharing, indemnification or allocation agreement, other than any agreement entered into in the ordinary course of business and the primary purpose of which is unrelated to Taxes or Tax Returns, (ii) has Liability for the Taxes of any Person (other than the Company) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or pursuant to any Laws, or (iii) has ever been a party to any joint venture, partnership or other arrangement that is treated as a partnership for Tax purposes.

(h)             None of the Company and the Seller Entity is, or has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i)             There are no Liens on the assets of the Company or the Seller Entity relating or attributable to Taxes other than Permitted Liens.

(j)             Neither the Company nor the Seller Entity has engaged in a “reportable transaction,” as set forth in Section 6707A(c)(2) of the Code and Treasury Regulation §1.6011-4(b) or any similar provision of state, local or non-U.S. Law, or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a listed transaction as set forth in Section 6707A(c)(1) of the Code and Treasury Regulation §1.6011-4(b)(2).

(k)             Neither the Company nor the Seller Entity has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 or 361 of the Code.

(l)             Neither the Company nor the Seller Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of (i) any installment sale or open transaction disposition made prior to the Closing Date, (ii) any prepaid amount or deferred revenue received or accrued prior to the Closing Date, (iii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income tax Law), (iv) a change in the method of accounting made prior to the Closing Date, including any adjustment pursuant to Code Sections 481 or 263A (or any corresponding or similar provision of state, local, or foreign income Tax Law), or (v) the use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.

(m)             Neither the Company nor the Seller Entity is subject to any private letter ruling or closing agreement of the IRS or comparable rulings of any other Governmental Entity. There is no power of attorney given by or binding upon the Company or the Seller Entity with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired that is currently in effect.

(n)             The Company has made available to the Purchaser all documentation relating to any Tax holidays or incentives currently applicable to the Company and the Seller Entity. No amounts attributable to any Tax holidays or Tax incentives will be required to be repaid or reimbursed by the Company or the Seller Entity as a result of the Transactions.

(o)             Neither the Company nor the Seller Entity has been or is subject to Tax in a country other than its country of organization by virtue of having a place of business, a permanent establishment or branch in any country outside the country of its organization. Neither the Company nor the Seller Entity has liability for Taxes in any jurisdiction other than the jurisdiction in which the Company is organized.

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(p)             For U.S. federal and applicable state and local income Tax purposes, (i) at all times from its formation through immediately prior to the Restructuring, the Company was properly classified as a partnership for U.S. federal income Tax purposes, (ii) the Company is, and has been since the Restructuring, properly classified as a disregarded entity within the meaning of Treasury Regulations Section 301.7701-3 and (iii) since the Restructuring, the Seller Entity has been properly classified as a partnership for U.S. federal income Tax purposes.

(q)             Each of the Company and the Seller Entity has properly collected and remitted all material sales and similar Taxes with respect to its customers or any other applicable Person. Each of the Company and the Seller Entity has complied in all material respects with all applicable Tax Laws relating to record retention (including to the extent necessary to claim any exemption from sales or value added Tax collection and maintaining adequate and current resale certificates to support any such claimed exemption).

(r)             Each of the Company and the Seller Entity uses the accrual method of tax accounting.

(s)             Each Company Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Employee Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code.

Notwithstanding anything to the contrary herein, no representation in this Section 3.9 (other than the representations in Section 3.9(g), Section 3.9(l) and Section 3.9(m)) or, to the extent relating to Taxes, Section 3.7(b)(xx) or Section 3.20 is made with respect to any Post-Closing Tax Period (including the existence, amount or usability of any Tax attributable in any Post-Closing Tax Period).

3.10           Restrictions on Business Activities. Except as set forth on Section 3.10 of the Disclosure Schedule, there is no Contract (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party which has the effect of prohibiting or impairing any business practice of the Company, any acquisition of property and assets (including tangible and intangible property and assets) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, except as set forth on Section 3.10 of the Disclosure Schedule, the Company has not entered into any Contract under which the Company is, or may become, restricted from developing, selling, licensing, manufacturing or otherwise distributing or commercializing any Company Owned Intellectual Property or Company Products or from providing products or services to any Person or in any jurisdiction.

3.11          Title to Real and Personal Properties; Absence of Liens.

(a)             The Company does not own any real property, nor has it ever owned any real property.

(b)             Except as set forth on Section 3.11(b) of the Disclosure Schedule, the Company has not entered into, nor is it bound by, any lease, lease guaranty, sublease, agreement for the leasing, tenancy, license, other use or occupancy of, or otherwise granting a right in or relating to any real property. Section 3.11(b) of the Disclosure Schedule sets forth a true and complete list and brief description of each lease, sublease or other occupancy agreement (including amendments), under which the Company leases any real property owned by a third party (the “Leases”).

(c)             The Company has delivered to Purchaser accurate and complete copies of the Leases, in each case, as amended or otherwise modified and in effect, together with extension notices and other notices or memoranda of lease, estoppel certificates and subordination, non-disturbance and attornment agreements related thereto. Each Lease as provided to Purchaser represents the entire agreement between the Company and the applicable landlord.

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(d)             The Company has, and immediately after the Closing the Company will have, good and marketable title to, ownership of, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in or necessary for the conduct of the business of the Company, free and clear of any Liens, except for Permitted Liens.

(e)             All Leases were made on an arm’s length basis. There are no agreements, contracts, terms, rights of first offer, rights of first refusal, options to purchase or other or special understandings between or among the Company, any lessor, or agents of any lessor or any third parties regarding any real property leases that have not been disclosed in the Disclosure Schedule other than the Leases.

(f)             Each of the Leases is valid and in full force and effect, and the Company has not received nor provided any written or oral notice of any default or event that with notice of lapse of time, or both, would constitute a default by the Company under any Lease. The Company has no existing offsets, defenses, counterclaims, or credits against rentals under any provision of any Lease, other than any security deposit. The Company has performed in all material respects all obligations required to be performed by it under the Leases.

(g)             Except as set forth on Section 3.11(g) of the Disclosure Schedule, the Company has not previously assigned, transferred, or conveyed all or any part of its right, title, or interest under any of the Leases.

(h)             All improvements on the real property used by the Company, including the facilities, buildings, plants, structures, fixtures, fixed assets and personalty of a permanent nature annexed, affixed or attached to, located on, or forming part of such real property, and other improvements located thereon, are structurally sound, free of defects, in good condition and repair in all material respects (except for ordinary wear and tear), consistent with all Laws, and adequate for the uses to which they are being put, and no maintenance or repair to the leased real property used by the Company or any such structural, mechanical or other physical system has been unreasonably deferred. Except as set forth on Section 3.11(h) of the Disclosure Schedule, the Company is in material compliance, and has at all times complied in all material respects, with all applicable Laws in its use and occupancy of the real property. There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Knowledge of the Company, threatened against any such real property.

(i)              There are no pending or, to the Knowledge of the Company, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings directly relating to any portion of the real property which the Company leases from a third party, or any matters similar in nature to such proceedings above which do or would reasonably be expected to adversely affect the current use, occupancy or value thereof.

(j)              The property and assets of the Company constitute all of the properties and assets (whether real, personal or mixed and whether tangible or intangible) necessary and sufficient to permit to conduct the business of the Company as currently conducted and currently planned to be conducted by the Company. All utilities required by any applicable Law or by use and operation of the leased real property in the conduct of Company’s business are operable and adequate to service the Company’s business as presently conducted.

(k)             The leased real property and its continued use, occupancy and operation as used, occupied and operated in the conduct of the Company’s business does not constitute a nonconforming use and is not the subject of a special use license under any applicable Law. No portion of the leased real property used by the Company has suffered any damage by fire, flood or other casualty which has not heretofore been completely repaired and restored to its original condition. The leased real property and the premises thereon are in such condition that upon the termination of the applicable Lease, no monies would be required to restore or fix any such leased real property or portion thereof.

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(l)              The equipment, furniture, machinery, structures, fixtures and other tangible property of Company (collectively, the “Tangible Company Properties”) are adequate for the uses to which they are being put, have no material defects, are in good operating condition, and have been reasonably maintained consistent with normal industry standards, except for (i) ordinary wear and tear and (ii) such Tangible Company Properties as shall have been taken out of service on a temporary basis for repairs or replacement in the ordinary course of business.

3.12             Intellectual Property.

(a)             Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Intellectual Property” means any and all Company Licensed Intellectual Property and Company Owned Intellectual Property.

“Company Licensed Intellectual Property” means any and all Intellectual Property that is licensed to the Company.

“Company Owned Intellectual Property” means any and all Intellectual Property that is owned, purported to be owned (in each case whether owned singularly or jointly with a third party or parties) or held in the name of the Company. The Company Owned Intellectual Property includes Company Software.

“Company Products” means all material products and services that have been made commercially available by the Company to the public as of the date hereof or prior to the date hereof.

“Company Registered Intellectual Property” means all Registered Intellectual Property that is part of Company Owned Intellectual Property.

“Company Software” means computer software and databases, together with, as applicable, object code, source code and embedded versions thereof owned or purported to be owned by the Company.

“Company Technology” means all Technology that is a part of the Company Owned Intellectual Property.

“Infringement” or “Infringe” means an assertion that a given item (whether tangible or not) infringes, misappropriates, dilutes, unfairly competes with, constitutes unauthorized use of or otherwise violates the Intellectual Property Rights of any Person.

“Intellectual Property” means any and all Intellectual Property Rights and Technology.

“Intellectual Property Rights” means, anywhere in the world, (i) patents and patent applications and industrial designs and other governmental grants for the protection of inventions or industrial designs, including patent rights, inventions, discoveries and invention disclosures (whether or not patented) (“Patents”), (ii) copyrights in published and unpublished works, copyright registrations and applications for copyright registration, Moral Rights, rights of publicity and privacy, and mask work rights, and all derivatives, translations, adaptations and combinations of the foregoing, (iii) rights in know-how, trade secrets and confidential or proprietary information, including research in progress, algorithms, data, databases, data collections, designs, processes, formulae, models, strategies, prototypes, techniques, source code, source code documentation, beta testing procedures and beta testing results (“Trade Secrets”), (iv) rights in registered and unregistered trademarks, trade names, logos, service marks, designs, emblems, signs, insignia, slogans, other similar designations of source or origin and general intangibles of like nature, and registrations and applications for registration for any of the foregoing, together with the goodwill of the Company or the Company’s business symbolized by any of the foregoing (“Trademarks”), (v) domain names, registrations for domain names and web addresses, and (vi) analogous rights to those set forth above and any other intellectual property rights in any jurisdiction.

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“Moral Rights” means moral rights in any Intellectual Property, including the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous.

“Open Source Software” means any software (in source or object code form) that is subject to (i) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (ii) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (A) disclosed, distributed, made available, offered, licensed or delivered in source code form, (B) licensed for the purpose of making derivative works, (C) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (D) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Registered Intellectual Property” means Intellectual Property that has been registered, filed, certified or otherwise perfected or recorded with or by any state, provincial, federal government or other public or quasi-public legal authority (including domain name registrars), or any applications for any of the foregoing.

“Shrink-Wrap Code” means any generally commercially available software in executable code form that is available for a cost of not more than $10,000 per year.

“Technology” means (i) works of authorship including computer programs, in source code and executable code form, and their architecture and documentation, (ii) know-how, trade secrets, confidential or proprietary information, inventions (whether or not patentable), discoveries and improvements, (iii) Trade Secrets, (iv) databases, data compilations and collections, and customer and technical data, (v) methods and processes, (vi) devices, prototypes, designs and schematics and (vii) tangible items related to, constituting, disclosing or embodying any or all of the foregoing, including all versions thereof and all technology from which such items were derived.

(b)             Company Products and Technology. Section 3.12(b)(i) of the Disclosure Schedule lists by name all Company Products that have been made commercially available, in the last four (4) years. Section 3.12(b)(ii) of the Disclosure Schedule lists all material Company Software and material Company Technology other than Company Software. All Company Products or Company Technology were developed internally by the Company or on behalf of the Company by a Contributor. Except as set forth on Section 3.12(b)(iii) of the Disclosure Schedule, the Company Products do not include any Company Licensed Intellectual Property except for Shrink-Wrap Code and Open Source Software.

(c)             Registered Intellectual Property. Section 3.12(c) of the Disclosure Schedule lists all Company Registered Intellectual Property and all material unregistered Trademarks used by the Company with respect to any Company Products (including to indicate the owner of such Intellectual Property Rights). There are no proceedings or actions before any court or tribunal to which the Company is or was a party and in which claims are or were raised relating to the validity, enforceability, scope, ownership or Infringement of any of the Company Owned Intellectual Property. There are no Liens (other than Permitted Liens) on any Company Owned Intellectual Property.

(d)             Effect of this Transaction. Following the Closing, all Company Owned Intellectual Property will be fully transferable, alienable and licensable by the Company or the Purchaser without restriction and without payment of any kind to any third party. Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of any of the Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien (other than Permitted Liens) on, any Company Owned Intellectual Property, including with respect to any Company Software or any Company Product; (ii) a breach of or default under, or right to terminate or suspend performance of, any Contract; (iii) the release, disclosure or delivery of any Company Owned Intellectual Property, including with respect to any Company Software or Company Product, by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Owned Intellectual Property; (v) by the terms of any material Contract, a reduction of any royalties, revenue sharing, or other payments the Company would otherwise be entitled to with respect to any Company Owned Intellectual Property; or, (vi) except as set forth on Section 3.12(d)(vi) of the Disclosure Schedule, a termination of any material Contract pursuant to which the Company in-licenses Company Licensed Intellectual Property.

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(e)             Title to Intellectual Property. The Company is, except as otherwise indicated in one of the foregoing schedules, the sole and exclusive owner of each item of Company Owned Intellectual Property, including the Company Products, free and clear of any Liens except for Permitted Liens or as otherwise indicated in any of the foregoing schedules. Except where any of the foregoing schedules indicates joint ownership, the Company has the sole and exclusive right to bring a claim or suit against a third party for past, present or future Infringement of the Company Owned Intellectual Property. The Company has never (i) transferred ownership of, or granted any exclusive license (except as set forth in Section 3.12(e) of the Disclosure Schedule) with respect to, any Company Owned Intellectual Property to any other Person in the last four (4) years, or (ii) permitted the rights of the Company in any Company Owned Intellectual Property, that is or was at the time material to the Company, to enter into the public domain.

(f)             Ownership of Intellectual Property. The Company Intellectual Property includes all material Intellectual Property that is used in or necessary for the conduct of the business of the Company as it currently is conducted or as currently proposed to be conducted by the Company, including the design, development, manufacture, use, marketing, import, export, distribution, licensing out and sale of all Company Products currently sold by the Company. Section 3.12(f) of the Disclosure Schedule sets forth a complete list of Company Licensed Intellectual Property (other than Shrink-Wrap Code and Open Source Software), including the name of the agreement pursuant to which the Company in-licenses the Company Licensed Intellectual Property. Except as set forth on Section 3.12(f) of the Disclosure Schedule, no third party has licensed to or from the Company any Intellectual Property, except for non-exclusive licenses that are on the Company’s standard form of customer agreement, a copy of which has been made available to the Purchaser. The Company has obtained and possesses valid licenses to use all software that is not Company Software, including the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. The Company has not granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any of the Company Software, the Company has not provided or disclosed any source code of any Company Software to any Person (pursuant to an escrow arrangement or otherwise), and the Transactions do not directly or indirectly trigger or otherwise require the Company to provide or otherwise disclose such source code to any Person. To the Knowledge of the Company, the Company Software and the Company Products (i) do not contain any viruses, worms, time bombs, key-locks, or any other code or devices that are intended to disrupt, damage, interfere with or unlawfully access the Company Software or the Company Products or equipment upon which the Company Software or the Company Products operate, or the integrity of the data, information or signals the Company Software or the Company Products produce, and (ii) do not include or install any spyware, adware, or other similar software that monitors the use of the Company Software or the Company Products or contacts any remote computer without the knowledge and express consent of the user(s) of the Company Software or Company Product or remote computer, as applicable. The Company has taken commercially reasonable measures to protect the Company Software and the Company Products from all such code, devices and software. The Company has not incorporated any Open Source Software into any Company Software or any Company Product in a manner that would require the Company to make Company Software or any Company Product available pursuant to the terms of an open source license.

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(g)             Valid Intellectual Property. With respect to each item of Company Registered Intellectual Property: (i) all necessary registration, maintenance and renewal fees due and payable before the Closing have been paid, and all necessary documents and certificates that are required to be filed before the Closing have been filed with the relevant patent, copyright, trademark or other authorities in the jurisdiction of registration for the purposes of maintaining the Intellectual Property Rights therein; (ii) each such item is currently in compliance with formal legal payment and filing requirements (including payment of filing, examination and maintenance fees and proofs of use and timely filing of affidavits of use and incontestability and renewal applications) in the jurisdiction of registration; and (iii) each such item is subsisting, valid and enforceable. To the Knowledge of the Company, there are no facts, information, or circumstances, including any information or facts that would constitute prior art, that would render any item of the Company Registered Intellectual Property invalid or unenforceable, or would affect any pending application for any Company Registered Intellectual Property. The Company has never misrepresented, or failed to disclose, any facts or circumstances in any application for any item of Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any Company Registered Intellectual Property. To the Knowledge of the Company, no proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to the validity, enforceability, scope, ownership or Infringement of any of the Company Registered Intellectual Property have been threatened in writing.

(h)             No Infringement. The operation of the business of the Company as it has been conducted in the six (6) years since the Company’s inception, and as currently conducted and currently contemplated by the Company to be conducted by the Company, including the design, development, use, import, export, branding, advertising, promotion, marketing, manufacture, sale, distribution, publication or licensing out of any Company Product, has not, does not and will not Infringe when conducted in the same manner by Purchaser or the Company immediately following the Closing, any Intellectual Property Rights of any Person. The Company has not received written notice from any Person claiming that such operation or any act, any Company Product, Company Software, any Technology used by the Company, or any Company Intellectual Property Infringes any Intellectual Property Rights of any Person (nor does the Company have Knowledge of anything that to the Company’s Knowledge constitutes any basis therefor). No Company Product or Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, provision, transfer, assignment or licensing thereof by the Company or may affect the validity, registrability, use or enforceability of the Company Product or Company Intellectual Property.

(i)             Restrictions on Business. Neither this Agreement nor the Equity Purchase will cause: (i) the Purchaser, any of its Affiliates or the Company to grant to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) the Purchaser, any of its Affiliates or the Company to be bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses (excluding any non-compete or other restriction that arises from any agreement to which the Purchaser or its Affiliates is a party but the Company is not a party) or (iii) the Purchaser, any of its Affiliates or the Company to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property Rights of any third party in excess of those payable by the Company in the absence of this Agreement or the Transactions.

(j)             No Third Party Infringement. To the Knowledge of the Company, no Person has in the past Infringed or is currently Infringing any Company Intellectual Property or any Company’s rights therein or thereto. The Company has the exclusive right to bring actions against any Person that has in the past Infringed or is currently Infringing any Company Owned Intellectual Property and to retain any damages recovered in any such action.

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(k)             Proprietary Information Agreements.

(i)             Copies of the Company’s standard form of proprietary information, confidentiality and assignment agreement for employees (the “Employee Proprietary Information Agreement”) and the Company’s standard form of consulting agreement containing proprietary information, confidentiality and assignment provisions (the “Consultant Proprietary Information Agreement”) have been made available to the Purchaser. All agreements with employees or consultants that deviate in any material respect from the Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement are listed on Section 3.12(k)(i) of the Disclosure Schedule. Except as set forth on Section 3.12(k)(i) of the Disclosure Schedule, all current and former employees of the Company and all current and former consultants of the Company, in each case of employees or consultants who have been involved in the creation, invention or development of Intellectual Property for or on behalf of the Company (each, a “Contributor”), have executed and delivered (and to the Knowledge of the Company are in material compliance with) the applicable agreement.

(ii)            Section 3.12(k)(ii) of the Disclosure Schedule lists all Contributors, and for each Contributor, the general category of Intellectual Property (e.g., hardware or software) that he or she was involved in creating, inventing or developing. Without limiting the foregoing, no Contributor owns or has any right, including the right to assert any Moral Rights, to Company Products or Company Owned Intellectual Property, nor has any Contributor made to the Company any unretracted material assertions with respect to any alleged ownership or rights.

(l)             Protection of Confidential Information. The Company has taken reasonable steps to protect the confidentiality of Trade Secrets owned or used or held for use by the Company or of any third party that has provided any Trade Secrets to the Company. All Persons with access to such Trade Secrets have executed written confidentiality agreements with the Company or is bound to confidentiality by Law, such as the Law of attorney-client privilege and, to the Knowledge of the Company, there has not been any material breach of such confidentiality agreements or Laws.

(m)             No Government Funds. Except as set forth on Section 3.12(m) of the Disclosure Schedule, no funding, facilities or resources of any government, university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of the Company Products, Company Software or Company Owned Intellectual Property.

(n)             Personal Information, Privacy and Security. The Company is and has been in material compliance with (i) all Laws relating to privacy, data protection, information security, breach notification, telephone or text message communications, artificial intelligence, marketing by email or other channels, and the collection, use, storage, sharing, transfer, disposition, protection and processing of personal information and other regulated data (collectively, and together with all data and other information that is subject to any such Laws, “Personal Information”), (ii) all of the Company’s privacy policies and notices and disclosures relating to the privacy, data protection and security of Personal Information, and (iii) all contractual and other legal requirements to which the Company is subject related to the privacy and security of Personal Information. The Company has implemented and maintained, and has required all its vendors, subcontractors and other services providers with access to Personal Information, Company Data (as such term is hereinafter defined), Company Software, or Company Products (each, a “Third Party Service Provider”) to implement and maintain, at all times, reasonable and appropriate technical, administrative, and organizational policies and measures to protect the security of all: (x) Personal Information; (y) trade secrets or material confidential or proprietary information of the Company, or of any third Person under an obligation of confidentiality by the Company (“Company Data”); and (z) Company Software and Company Products. To the Knowledge of the Company, neither the Company nor any Third Party Service Provider has experienced or been subject to any security breaches with respect to any Personal Information, Company Data, Company Software, or Company Products. There have not been any complaints or notices, or any audits, proceedings, investigations or claims conducted or asserted in writing, by any other Person (including any Governmental Entity) regarding any collection or use of Personal Information or Company Data by or on behalf of the Company (including by any Third Party Service Provider). Neither the Company nor any Third Party Service Provider, has received any written notices, correspondence or other communications from any Person alleging or threatening any of the foregoing, and no such claim is pending, and, to the Company’s Knowledge, there is no reasonable basis for the same.

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3.13          Material Contracts.

(a)             Except as set forth on Section 3.13 of the Disclosure Schedule, the Company is not a party to:

(i)             any Contract that restricts or purports to restrict the ability of the Company or any of its Affiliates (including, after the Closing Date, the Purchaser or any of its Affiliates) to (A) conduct or compete with any line of business or operations or in any geographic area or during any period of time, (B) solicit or engage any customer, vendor or service provider or (C) beneficially own any assets, properties or rights;

(ii)            (A) any employment, independent contractor or consulting Contract with any officer of the Company or any other employee, independent contractor or consultant that provides for annual, aggregate compensation in excess of $50,000 per year, and (B) any employment, independent contractor or consulting Contract with any employee, consultant or independent contractor that provides for any severance or termination pay (in cash or otherwise) or retention or change in control compensation or acceleration or benefits to any employee, consultant or independent contractor;

(iii)           any Contract for employment, consulting or independent contractor services that is not cancelable by the Company without penalty with not less than thirty (30) days’ notice;

(iv)           any Contract with any professional employer organization or similar entity or Person pursuant to which such entity or Person performs or provides the Company with employment, employer or human resources-related services (or similar administrative services) in regard to employees or Contingent Workers of or working for the Company;

(v)            any Contract for Indebtedness and any Contract pursuant to which any assets or property are subject to a Lien, other than Permitted Liens;

(vi)           any Lease;

(vii)          any lease for any Tangible Company Properties or other Contract affecting the ownership of, leasing of, or other interest in, any Tangible Company Properties;

(viii)        any surety or guarantee agreement or other similar undertaking with respect to contractual performance;

(ix)           any Contract with (A) a Top Supplier or (B) with another supplier or vendor of the Company for the purchase of equipment, materials, products, supplies or services by the Company in excess of $50,000 in a calendar year;

(x)            any Contract relating to capital expenditures and involving payments by the Company other than in the ordinary course of business in excess of $25,000 individually or $50,000 in the aggregate per vendor;

(xi)           any Contract relating to the disposition or acquisition of material assets or any interest in any business enterprise outside the ordinary course of business;

(xii)          all Contracts with the Top Customers;

(xiii)         any Contract (including (i) open purchase orders as of the date hereof and (ii) purchase orders placed in fiscal year 2023 or 2024 that are not on the Company’s standard form of purchase order, but excluding any other closed purchase orders or open purchase orders) with a customer of the Company in an amount or value in excess of $50,000 in a calendar year;

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(xiv)         any dealer, distribution, joint marketing, joint venture, partnership, strategic alliance, Affiliate or development agreement or outsourcing arrangement;

(xv)          all Contracts relating to the Company’s ownership of or investments in any Person or any business or enterprise;

(xvi)         any Contract that contains a right of first refusal, first offer, first negotiation, take or pay, exclusivity, minimum purchase commitments, or “most favored nation” provision in favor of any Person;

(xvii)        any Contract providing for the settlement of any Action;

(xviii)       any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other Contract for distribution or use of the Company Products, Company Owned Intellectual Property or services of the Company (other than for direct sales by the Company of the Company Products);

(xix)          any Contract under which a third party licenses or provides any Intellectual Property to the Company (other than under licenses for Shrink-Wrap Code);

(xx)           any nondisclosure, confidentiality, noncompetition, nonsolicitation, invention assignment or other restrictive covenant Contract (except such Contracts with substantially similar terms to those in the Company’s standard form of non-disclosure agreement provided to the Purchaser prior to the date hereof);

(xxi)         any Contract with any Governmental Entity;

(xxii)        any Contract under which the Company has advanced or loaned any amount to any of its equityholders, directors, managers, officers, or employees;

(xxiii)       any collective bargaining agreement or Contract with any labor union;

(xxiv)       any Contract including bonuses or commissions;

(xxv)        any settlement agreement or release agreement with any current or former employee or independent contractor;

(xxvi)       any Contract with any Affiliate of the Company; or

(xxvii)      any other Contract that requires payments by the Company in excess of $50,000 which is not cancelable by the Company without penalty within thirty (30) days.

(b)             True and complete copies of each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 3.13 of the Disclosure Schedule (each, a “Material Contract” and collectively, the “Material Contracts”) have been made available to the Purchaser, including all amendments thereto.

(c)             Each Material Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement enforceable against the Company in accordance with its terms and is in full force and effect with respect to the Company. The Company is in material compliance with and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any Material Contract subject to any material breach, violation or default thereunder, nor does the Company have Knowledge of any presently existing facts or circumstances that, with the lapse of time, giving of notice, or both would constitute such a material breach, violation or default by the Company or any such other party. As of the date hereof, none of the Material Contracts has been cancelled or otherwise terminated (except for expirations pursuant to the terms of such Material Contract) and the Company has not, orally or in writing, and no counterparty to any Material Contract has, in writing or, to the Company’s Knowledge, orally, provided notice that it is terminating, not renewing, or otherwise seeking to alter materially the terms of any Material Contract in a manner adverse to the Company. Except as set forth on Section 3.13(c) of the Disclosure Schedule, no Material Contract or any Contract that would be a Material Contract if entered into on the date hereof is currently being negotiated or discussed by any of the Seller Parties.

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(d)             The Company has performed all material obligations required to have been performed by the Company pursuant to each Material Contract.

3.14           Interested Party Transactions.

(a)             No (i) securityholder, officer, director, manager or member of the Company or the Seller Entity, (ii) Affiliate or immediate family member of any such Person listed in (i), or (iii) Person that any Person listed in (i) or (ii) has or has had an equity or other ownership or financial interest in (each, an “Interested Party”) has, directly or indirectly, (A) any interest in property (including real and personal property) or assets (including tangible and intangible assets) used or held for use in the business of the Company, (B) furnished or sold services, products, or technology that the Company furnishes or sells, or proposes to furnish or sell, (C) any interest in any Person that purchases from or sells or furnishes to the Company any services, products or technology, or (D) acquired any interest in, or is a party to, any Contract or any right or claim against the Company or any of its assets; provided, that ownership of not more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “equity or other ownership or financial interest” for purposes of this Section 3.14.

(b)             All transactions pursuant to which any Interested Party has purchased any material services, products, or technology from, or sold, licensed or furnished any services, products or technology to, the Company that were entered into have been on an arm’s-length basis.

3.15           Permits. The Company possesses and has possessed all Permits required for the operation of its business, and is, and in the last four (4) years has been, in compliance in all material respects with the terms and conditions of all such Permits. All such Permits are listed on Section 3.15 of the Disclosure Schedule. All such Permits are valid and in full force and effect and such Permits constitute all Permits required to permit the Company to operate or conduct its business or hold any interest in its properties, rights or assets. The consummation of the Equity Purchase shall not cause the revocation, modification or cancellation of any such Permit and no additional Permit is required in connection therewith or for the ability of the Company to maintain its business and operations immediately following such consummation.

3.16           Litigation. There is, and in the last four (4) years there has been, no Action of any nature pending, or to the Knowledge of the Company, threatened, against the Company or Seller Entity, their respective properties or assets (tangible or intangible) or any of their respective employees, officers, managers or directors (in their capacities as such), nor, to the Knowledge of the Company, are there any presently existing facts or circumstances that would constitute a reasonably likely basis therefor. There are no outstanding governmental orders and no unsatisfied judgments, penalties, or awards against or affecting the Company, Seller Entity or any of their respective properties or assets. In the past four (4) years, neither the Company nor the Seller Entity has commenced any Actions against any other Person.

3.17          Minute Books. All minutes of the Company have been made available to the Purchaser and, at the Closing, such minute books of the Company will be in the possession of the Company. All actions taken by the Company have been duly authorized or ratified by all necessary corporate action in accordance with applicable Law and the Organizational Documents of the Company.

3.18           Environmental Matters.

(a)             The Company is, and for the last five (5) years has been (i) in compliance in all material respects with all applicable Environmental Laws, and (ii) in compliance in all material respects with all Permits required under all Environmental Laws in connection with the business of the Company (“Environmental Permits”). All Environmental Permits are currently in full force and effect.

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(b)             Neither the Company nor any Person for whose conduct the Company may be held responsible, has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any Hazardous Material to or at any location that is listed or has been proposed for listing on the National Priorities List (the “NPL”) promulgated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Comprehensive Environmental Response, Compensation, and Liability Information System (“CERCLIS”), or any equivalent list of sites for cleanup under any federal, state or local program.

(c)             Neither the Company nor any Person for whose conduct the Company may be held responsible, has Released any Hazardous Material onto, into, from, under or at any property now or formerly owned, operated or leased by the Company, except in compliance with applicable Environmental Laws and except as authorized by, and in compliance with, validly issued Environmental Permits. To the Knowledge of the Company, no Hazardous Material is present or has come to be located in the Environment at any property now or formerly owned, operated or leased by the Company in an amount, manner, condition or concentration that requires any reporting, notification, investigation, remediation, abatement or other response action by the Company pursuant to any Environmental Laws. No property now or formerly owned, operated or leased by the Company is listed or proposed for listing on the NPL, CERCLIS, or any equivalent list of sites for cleanup under any federal, state or local program.

(d)             There are no active or abandoned underground storage tanks present at, on, or under the real property owned, operated or leased by the Company.

(e)             The Company has not: (i) received written notice under the citizen suit provisions of any Environmental Law; (ii) received any written notice, demand, complaint or claim under any Environmental Law; or (iii) been subject to or threatened (orally or in writing) with any governmental or citizen enforcement action with respect to any Environmental Law.

(f)             The Company has provided or made available to the Purchaser all documents, records and information available to the Company concerning any environmental or health or safety matter relevant to the business of the Company or to any property now or formerly owned, operated or leased by the Company, including environmental audits, environmental risk assessments, site assessments, documentation regarding waste disposal, Environmental Permits, and reports or correspondence submitted to or issued by any Governmental Entity.

3.19          Brokers’ and Finders’ Fees. Except as set forth on Section 3.19 of the Disclosure Schedule, no Seller Party has incurred, nor will incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or the Transaction, nor will the Purchaser, the Company, or the Sellers incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of a Seller Party.

3.20           Employee Benefit Plans.

(a)             Section 3.20(a) of the Disclosure Schedule sets forth a true, complete, current, and correct list of each Company Employee Plan. Section 3.20(a)-1 of the Disclosure Schedule sets forth a true, complete, current, and correct list of each Employee Transaction Bonus and each employee of the Company entitled to receive an Employee Transaction Bonus, subject to the applicable employee entering into and delivering to the Company such employee’s Employee Bonus and Release Agreement, or as otherwise set forth in Section 2.1(b)(iv).

(b)             True, complete, current, and correct copies of the following documents, with respect to each Company Employee Plan, where applicable, have previously been delivered or made available to the Purchaser: (i) all documents embodying or governing such Company Employee Plan (or, for any unwritten Company Employee Plan, a written description of the material terms of such Company Employee Plan); (ii) with respect to any Company Employee Plan intended to be qualified under Section 401(a) of the Code, the most recent IRS determination or opinion letter; (iii) the Form 5500s required to be filed for the last three (3) years; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (vi) the non-discrimination testing results for the last three (3) years; and (vii) all non-routine correspondence to and from any governmental agency.

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(c)             Each Company Employee Plan that is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Plan for any period for which such Company Employee Plan would not otherwise be covered by an IRS determination and, to the Knowledge of the Company, no event or omission has occurred that would cause any Company Employee Plan to lose such qualification or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification.

(d)             Each Company Employee Plan is and has been established, operated, and administered in all material respects in accordance with applicable Laws and with its terms, including ERISA, the Code, and the Affordable Care Act. No Company Employee Plan is, or within the past six (6) years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. No claim, litigation or governmental administrative proceeding, audit, investigation or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan or any fiduciary or service provider thereof, and, to the Knowledge of the Company, there is no reasonable basis for any such claim, litigation, audit, investigation or proceeding. All payments or contributions required to have been made with respect to all Company Employee Plans either have been timely made or have been accrued in accordance with the terms of the applicable Company Employee Plan and applicable Law.

(e)             During the most recent six (6) years, neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to or had any Liability or obligation, whether contingent or otherwise (including on account of any ERISA Affiliate), with respect to: (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan (within the meaning of Section 419 of the Code), (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(f)             No Company Employee Plan provides and neither the Company nor any ERISA Affiliate provides or has any obligation to provide health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law).

(g)             Each Company Employee Plan may be amended, terminated, or otherwise modified (including cessation of participation) by the Company to the greatest extent permitted by applicable Law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Company Employee Plan has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Employee Plan. Neither the Company nor any ERISA Affiliate has announced its intention to modify or terminate any Company Employee Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Plan. No Company Employee Plan provides health or long-term disability benefits that are not fully insured through an insurance contract.

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(h)             Except as set forth on Section 3.20(h) of the Disclosure Schedule, none of the execution of and delivery of this Agreement, the member approval of this Agreement or the consummation of the transactions contemplated hereby (either alone or in combination with another event) could (i) result in or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit (including any bonus, retention, severance, retirement or job security payment or benefit) to or for any current or former employee, officer, director or service provider of the Company, (ii) result in the forgiveness of any indebtedness of any current or former employee, officer, director or other service provider of the Company by the Company or (iii) further restrict any rights of the Company to amend or terminate any Company Employee Plan.

(i)             No Company Employee Plan is subject to the Laws of any jurisdiction outside the United States.

(j)             No Company Employee Plan provides for any tax “gross-up” or similar “make-whole” payments.

3.21           Employment.

(a)             The Company (i) is, and at all times during the past five (5) years has been, in compliance, in all material respects, with all applicable Laws and collective bargaining agreements and arrangements, in each case respecting labor and employment matters, including Laws relating to employment practices, work authorization and immigration (including the Immigration Reform and Control Act of 1986 and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996 (IIRIRA)), terms and conditions of employment, fair employment practices, discrimination, harassment, retaliation, whistleblowing, disability, fair labor standards, workers compensation, wrongful discharge, occupational safety and health, family and medical leave, wages and hours, (including with respect to overtime, minimum wage, wage and hour Laws, and meal and rest breaks), the classification of Contingent Workers (as defined below), the classification of employees as exempt or non-exempt for wage and hour purposes, pay equity, restrictive covenants, unemployment compensation, affirmative action, employee leave, and employee terminations, and in each case, with respect to any current or former employee, Contingent Worker, manager, member, partner or director of the Company or any ERISA Affiliate, (ii) is not delinquent in any payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any service performed for the Company and amounts required to be reimbursed to such employees or Contingent Workers, (iii) does, and has at all times during the past six (6) years, withheld and reported all amounts required by applicable Laws or by agreement to be withheld and reported with respect to wages, salaries, bonuses, commissions, fees and any other compensation, remuneration and payments to any current or former employee, Contingent Worker, manager, member, partner or director of the Company or any ERISA Affiliate, (iv) is not liable for any arrears of wages, salaries, bonuses, commissions, fees, severance pay, any other compensation or remuneration or reimbursement, any Taxes or any penalty for failure to comply with any of the foregoing, and (v) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former employee, Contingent Worker, manager, member, partner or director of the Company or any ERISA Affiliate (other than routine payments to be made in the normal course of business and consistent with past practice).

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(b)            Except as set forth on Section 3.21(b) of the Disclosure Schedule, there are no, and at no time during the past six (6) years have there been any, actions, suits, litigations, governmental audits, governmental investigations, arbitrations, claims or administrative matters, internal or external investigations, formal or informal grievances, complaints, charges or proceedings pending, or, to the Knowledge of the Company, threatened against the Company relating to any employment or labor matter or any Company Employee Plan, including with respect to wage and hour matters, the classification of Contingent Workers , immigration and work authorization, discrimination, sexual harassment, other unlawful harassment, retaliation, unfair labor practices and restrictive covenant matters. There are no, and at no time during the past five (5) years have there been any, pending, or, to the Knowledge of the Company, -threatened claims or actions against the Company or any Company trustee under any worker’s compensation policy or long-term disability policy. Section 3.21(b) of the Disclosure Schedule lists all Liabilities of the Company to any current or former employee, Contingent Worker, agency worker, manager, member, partner or director of the Company or any ERISA Affiliate that result or that would result from the termination by the Company or the Purchaser of such Person’s employment or provision of services, a change of control of the Company, or a combination thereof. The Company currently classifies and has properly classified each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour laws, and is and has been otherwise in compliance with such Laws. To the extent that the Company has engaged or engages the services of any Person as an independent contractor, consultant, temporary or leased worker, or other servant or agent who is or has been classified and treated as other than an “employee” or compensates or has compensated such Person other than through wages paid through payroll and reported on a form W-2 (each such Person, a “Contingent Worker”), the Company has properly classified and treated all such Persons in accordance with applicable Laws in all material respects, and for purposes of all employee benefit plans and perquisites. Neither the Company nor any ERISA Affiliate has, or has had at any time during the past five (5) years, direct or indirect material Liability with respect to (i) any misclassification of any Person as an independent contractor (or other Contingent Worker) rather than as an “employee;” or (ii) the classification under wage and hour Laws of any current or former employee, manager, member, partner or director.

(c)            None of the employment policies or practices of the Company is currently being, or at any time during the past four (4) years has been, audited or, to the Knowledge of the Company, investigated, by any Governmental Entity, and to the Knowledge of the Company, none of the employment policies or practices of the Company are currently subject to imminent audit or investigation by any Governmental Entity. The Company and the officers of the Company are not currently, and within the last four (4) years have not been, subject to any order, decree, injunction, fine, penalty or judgment by any Governmental Entity or private settlement contract in respect of any labor or employment matters.

(d)            The Company is not currently, and during the past four (4) years has not been, a party to any collective bargaining agreements; and there are no labor unions or other organizations representing, or, to the Knowledge of the Company, purporting or attempting to represent, any employee of the Company, and the Company has no duty to bargain with any such union or organization with respect to wages, hours or other terms and conditions of employment of any of their employees or Contingent Workers. There currently are not and during the last four (4) years there have not been any (i) strikes, slowdowns, work stoppages, lockouts, or threats thereof with respect to any employees or Contingent Workers of the Company, (ii) labor organizing campaigns with respect to any employees or Contingent Workers of the Company, or (iii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or with respect to any employees or Contingent Workers of the Company.

(e)             In the four (4) years prior to the date hereof, the Company has not effectuated (i) a “plant closing” or “business closing” (as defined in the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar applicable Laws) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, (ii) a “mass layoff” or collective dismissal (as defined in WARN, or any similar applicable Laws) affecting any site of employment or facility of the Company or (iii) any other event that would have required advance notice under WARN or any similar applicable Laws. Section 3.21(e) of the Disclosure Schedule contains a complete and accurate list of each employee of the Company, if any, who has suffered an “employment loss” (as defined in WARN or similar applicable Law) during the ninety (90)-day period preceding the date hereof and setting forth for each such person: (i) his/her name, (ii) date of hire, (iii) reason for the employment loss and (iv) his/her last job title(s), work location and department.

(f)             Section 3.21(f) of the Disclosure Schedule contains a complete and accurate list of the current employees of the Company and shows with respect to each such employee as of the date hereof (unless otherwise specified) (i) the employee’s position held, and principal place of employment, (ii) whether paid on a salary, hourly or commission basis and the employee’s actual base salary, hourly wage rate, or other rates of compensation, as applicable, (iii) commission or bonus eligibility, (iv) bonus paid for the prior year (v) each employee’s designation as either exempt or non-exempt for wage and hour purposes, (vi) all other remuneration payable (including applicable rates) and other benefits provided or which the Company is bound to provide (whether at present or in the future) to each such employee, or any Person connected with any such employee, and includes, if any, particulars of all profit sharing, incentive and bonus arrangements to which the Company is a party, (vii) the date of hire, (viii) accrued unused vacation or other paid time off, (ix) status (i.e., active or inactive and if inactive, the type of leave and expected return date, if known), (x) part-time or full-time status, (xi) any visa or work permit status and the date of expiration, if applicable, and (xii) any severance or termination payment or benefit to which any employee could be entitled under existing contractual or other obligations.

(g)            With respect to each current Contingent Worker, Section 3.21(g) of the Disclosure Schedule sets forth a complete and accurate list of all Contingent Workers as of the date hereof, showing for each Contingent Worker such individual’s role in the business of the Company, initial date retained to perform services, the primary location from which services are performed, fee or compensation arrangements, average hours worked per week or month, and any notice period required for termination of the engagement.

(h)            All employees of the Company are employed on an at-will basis and no employee is subject to any employment contract with the Company, whether oral or written.

(i)             The Company is and, during the past four (4) years has been, in compliance with all Laws regarding work authorization and immigration, including the Immigration Reform and Control Act of 1986, the Immigration Act of 1990 and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996 (IIRIRA).

(j)             Section 3.21(j) of the Disclosure Schedule identifies each employee of the Company who is subject to a non-competition, non-solicitation, confidentiality or invention assignment agreement with the Company and such agreement has been made available to the Purchaser.

(k)             The Company is not a government contractor or subcontractor for purposes of any Laws with respect to the terms and conditions of employment, including the Service Contracts Act or prevailing wage Laws.

(l)              Except as set forth on Section 3.21(l) of the Disclosure Schedule, in the last four (4) years, no allegations of sexual harassment have been made against any employee, officer, director, manager or independent contractor of the Company and Company has not otherwise become aware of any such allegations. To the Knowledge of the Company, there are no facts that would reasonably be expected to give rise to claim of sexual harassment, other unlawful harassment or unlawful discrimination or retaliation against or involving the Company or any Company employee, director, manager or Contingent Worker.

(m)            There is no officer or employee that is material to the business, or group of employees or Contingent Workers of the Company who has or have indicated an intention to terminate his, her, or their employment or engagement with the Company, and, except as set forth on Section 3.21(m) of the Disclosure Schedule, in the past twelve (12) months, the employment of no officer or employee that is material to the business of the Company has been terminated for any reason.

(n)            The consummation of the transactions contemplated in this Agreement will not (i) entitle any employee of the Company to severance pay, unemployment compensation, bonus payment or any other payment, (ii) accelerate the time of payment for vesting of, or increase the amount of compensation due to, any such employee, or (iii) entitle any such employee to terminate, shorten or otherwise change the terms of his or her employment.

(o)            The Seller Entity does not have, and has never had, any employees or consultants.

3.22         Insurance. Section 3.22 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering or relating to the assets, business, equipment, properties, operations, directors, officers, managers and employees of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies (collectively, the “Insurance Policies”). All such Insurance Policies are in full force and effect. The coverage pursuant to the Insurance Policies is sufficient for compliance with Laws and for compliance with any obligation under any Contract to which the Company is a party. The Company is, and at all times during the past four (4) years have been, insured with reputable insurers against all risks normally insured against by companies engaged in similar businesses. There are and have been no claims since the Company’s inception for which an insurance carrier has denied or, to the Knowledge of the Company, threatened to deny coverage. All premiums due and payable under all Insurance Policies have been paid, and the Company is otherwise in material compliance with the terms of Insurance Policies. The Company has provided the Purchaser true, correct and complete copies of all Insurance Policies. The Company has not received written notice of (a) a termination or material reduction of coverage with respect to any Insurance Policies or binders, (b) a reduction in coverage of any Insurance Policies or binders, (c) a premium audit with respect to any Insurance Policies or binders, or (d) a material increase in the amount of the premiums payable with respect to any Insurance Policies and binders. Except as set forth on Section 3.22 of the Disclosure Schedule, the Company does not maintain, establish, sponsor, participate in or contribute to and has never had, maintained, established, sponsored, participated in or contributed to any self-insurance or co-insurance program.

3.23         Suppliers; Customers.

(a)            Section 3.23(a) of the Disclosure Schedule sets forth a list of the ten (10) largest suppliers and vendors by value of purchases from the Company (each, a “Top Supplier”) for the fiscal year ended December 31, 2023 and the three (3)-month period ended March 31, 2024. In the three (3) years prior to the Closing Date, no Top Supplier has terminated or materially reduced its business relationship with the Company, and, to the Knowledge of the Company, there has been no communication from any Top Supplier which would lead the Company to reasonably believe that such Top Supplier is planning to terminate or materially reduce its business relationships with the Company.

(b)            Section 3.23(b) of the Disclosure Schedule sets forth a list of the ten (10) largest customers or distributors by revenue of the Company (each, a “Top Customer”) for the fiscal year ended December 31, 2023 and the three (3)-month period ended March 31, 2024. Except as set forth on Section 3.23(b) of the Disclosure Schedule, in the three (3) years prior to the Closing Date, no Top Customer has terminated, not renewed or materially reduced its business relationship with the Company, and, to the Knowledge of the Company, there has been no communication from any Top Customer which would lead the Company to reasonably believe that such Top Customer is planning to terminate, not renew or materially reduce its business relationships with the Company.

3.24         Warranties and Products. There are no, and in the last four (4) years there have been no, claims or threatened claims (orally or in writing) against the Company relating to any work performed or products provided by the Company, product liability, warranty or other similar claims against the Company alleging that any Company Product (or any component or other part or device incorporated or included therein) is defective or fails to meet any product or service warranties. There are (a) no material inherent design defects or systemic or chronic problems in any Company Product and (b) no material liabilities for warranty or other material claims or returns with respect to any Company Product relating to any such defects or problems.

3.25          Inventory. All of the Inventory consist of goods usable or saleable, and have all certifications necessary and sufficient for use or sale, in the ordinary course of business consistent with past practice of the Company. Since the Balance Sheet Date, no Inventory has been sold or disposed of except through sales in the ordinary course of business consistent with past practice of the Company.

3.26        Compliance with Laws. The Company is conducting, and has conducted in the last four (4) years, its business, (including under the Leases), in compliance in all material respects with all Laws, and other legal restraints (whether temporary, preliminary or permanent) applicable to the Company or its business. In the last four (4) years, the Company has not (a) been in violation of any Laws or other legal restraints (whether temporary, preliminary or permanent) applicable to the Company or its business in any material respect or (b) received written notice of violation of any such foreign, federal, state or local Laws applicable to the Company that remains uncured.

3.27        Export Controls and Governmental Sanctions. The Company is, and has at all times for the past five (5) year been, in material compliance with all applicable trade Laws, including import and export control Laws, trade embargoes, and anti-boycott Laws, and, except as specifically authorized by a Permit, license exception, or other permit or applicable authorization of a Governmental Entity, or has not: (a) exported, reexported, transferred, or brokered the sale of any goods, services, technology, or technical data to any destination to which, or individual for whom, a license or other authorization is required under the U.S. Export Administration Regulations (the “EAR,” 15 C.F.R. § 730 et seq.), the International Traffic in Arms Regulations (the “ITAR,” 22 C.F.R. § 120 et seq.), or the U.S. economic sanctions administered by the Office of Foreign Assets Control (“OFAC,” 31 C.F.R. Part 500 et seq.); (b) exported, reexported, or transferred any goods, services, technology, or technical data to, on behalf of, or for the benefit of any Person (i) designated as a Specially Designated National or appearing on OFAC’s Consolidated Sanctions List, (ii) on the Denied Persons, Entity, or Unverified Lists of the Bureau of Industry and Security, or (iii) on the Debarred List of the Directorate of Defense Trade Controls (if applicable); (c) exported any goods, services, technology, or technical data that have been or will be used for any purposes associated with nuclear activities, missiles, chemical or biological weapons, or terrorist activities, or that have been or will be used, transshipped or diverted contrary to applicable U.S. trade controls; (d) exported, reexported, transferred, or imported any goods, services, technology, or technical data to or from, or otherwise participated in any transactions involving, whether directly or indirectly, Cuba, the Crimea region of Ukraine, Iran, Libya, North Korea, Syria, Sudan, or Venezuela during a time at which such country/region or its government was subject to U.S. trade embargoes under OFAC regulations, the EAR, or any other applicable statute or executive order; (e) manufactured any defense article as defined in the ITAR, including within the United States and without regard to whether such defense article was subsequently exported, without being registered and in good standing with the Directorate of Defense Trade Controls, U.S. Department of State; (f) imported any goods except in full compliance with the import and customs laws of the United States, including but not limited to Title 19 of the United States Code, Title 19 of the Code of Federal Regulations, and all other regulations administered or enforced by the Bureau of Customs and Border Protection; or (g) violated the antiboycott prohibitions, or failed to comply with the reporting requirements, of the EAR (15 C.F.R. § 760) and the Tax Reform Act of 1976 (26 U.S.C. § 999). The Company has obtained all required Permits for each item made or exported by the Company and has obtained or identified the correct Export Control Classification Number (“ECCN”) (under the Commerce Control List of the EAR) or United States Munitions List Category (of the ITAR) for each item. Section 3.27 of the Disclosure Schedule sets forth a true and accurate table identifying each of the items exported, designed, fabricated, developed, produced, or manufactured by the Company over the last five (5) years, including, for each item, the correct ECCN (under the Commerce Control List of the EAR) or United States Munitions List Category (of the ITAR), the date such classification was made, and an indication whether the item was self-classified or was the result of an agency determination. The Company has in place adequate controls to ensure compliance with any applicable laws pertaining to the export and import of goods, services, and technology, including the EAR, the ITAR, the U.S. economic sanctions administered by OFAC, and the import and customs laws. Neither the Company nor any of its predecessors has undergone or are undergoing, any audit, review, inspection, investigation, survey or examination by a Governmental Entity relating to export, import, or other trade-related activity. To the Knowledge of the Company, there are no threatened claims that would constitute a reasonable basis for any future claims, with respect to exports, imports, or other trade-related activity by the Company or its predecessors.

3.28        Foreign Corrupt Practices and Anti-Bribery. Neither the Company nor any of its directors, managers, members, partners, officers or employees, or any third-party representative of the Company with respect to any matter relating to the Company, (a) is using, or has in the past five (5) years used, any company funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) is using, or has in the past five (5) years used, any company funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any other Person, (c) is violating, or has in the past five (5) years violated, any provision of the Foreign Corrupt Practices Act of 1977 (“FCPA”), 15 U.S.C. §§ 78dd 1 et seq. or its equivalent in any jurisdiction where the Company conducts business, if the Company were subject thereto, (d) is maintaining, or has at any time in the past five (5) years maintained, any unlawful fund of company monies or other properties or (e) has in the past five (5) years made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature. The Company has in place adequate controls and systems to ensure compliance with applicable Laws pertaining to anticorruption, including the FCPA, in each of the jurisdictions in which the Company currently does business or has done business. No event, fact or circumstance has occurred or exists that is reasonably likely to result in a finding of noncompliance with any applicable Law relating to anticorruption. Neither the Company nor any of its directors, managers, members, partners, or officers, or any employees or any third-party representative of the Company with respect to any matter relating to the Company, has taken or failed to take any action in the past five (5) years that would cause the Company to be in violation of the FCPA, or any rules or regulations thereunder if such Law were applicable thereto. Neither the Company nor any of its directors, managers, members, partners, or officers, or any employees or any third-party representative of the Company with respect to any matter relating to the Company, has in the past five (5) years offered, paid, promised to pay, or authorized, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity, or to obtain an improper advantage in order to assist the Company or any third party in obtaining or retaining business for or with, or directing business to, the Company. For purposes of this Agreement, an “Official” shall include any appointed or elected official, any government or state-owned enterprise employee, any political party, party official, or candidate for political office, or any officer, manager, director or employee of any Governmental Entity.

3.29         Government Contracting.

(a)            Neither the Company nor its officers, directors nor, to the Knowledge of the Company, any of its respective employees, has been or is under indictment, or civil, administrative or criminal investigation involving a Government Contract or Government Bid, including any allegations of defective performance or work product, mischarging, factual misstatement, failure to act or other material omission or alleged irregularity or has information with respect to any alleged fraudulent or criminal activity involving a Government Contract or Government Bid. Within the past three (3) years, the Company has not entered into any consent order or administrative agreement relating directly or indirectly to any Government Contract or Government Bid that has had or would reasonably be expected to be materially adverse to the Company.

(b)            There is no pending or, to the Knowledge of the Company, threatened material audit, inspection, survey, examination of records or, investigation by any Governmental Entity of Company, or any Government Contract or Government Bid, or to the Knowledge of the Company, any of their respective employees or representatives with respect to any alleged material irregularity, misstatement or omissions arising under or relating to any Government Contract or Government Bid.

(c)            Within the past three (3) years, there has not been any material audit, inspection, survey or examination of records by a Governmental Entity of the Company or any of its Government Contracts or Government Bids, or any of their respective employees or representatives with respect to such Government Contracts or Government Bids, nor has the Company received written or to the Knowledge of the Company oral notice of any such audit, inspection, survey, examination of records or investigation.

(d)            Within the past three (3) years, there have been no subpoenas, search warrants or civil investigative demands addressed to or requesting information involving the Company or any of its officers, employees, Affiliates, agents or representatives in connection with or related to information concerning any Governmental Entity, Government Contract or Government Bid.

(e)             To the Knowledge of the Company, no reasonable basis exists to give rise to a material claim by a Governmental Entity for fraud (as such concept is defined under the state or federal Laws of the United States) in connection with any Government Contracts or Government Bids.

(f)             To the Knowledge of the Company, no Company employee formerly employed by a Governmental Entity in the past three (3) years (“Former Government Employee”) participated personally and substantially in any procurement decisions by such Governmental Entity, and the Company and all Former Government Employees are in compliance with all Laws regarding post-employment conflict of interest restrictions applicable to such Former Government Employees.

(g)            The Company has internal controls in place that are intended to ensure material compliance with all requirements of the Government Contracts of the Company.

(h)            Within the past three (3) years, the Company has not performed any activities under any Government Contract nor has it had any other relationship with any other Person or entity that at the time constituted an “Organizational Conflict of Interest” (as defined by FAR 9.501) or a violation of the Procurement Integrity Act (41 U.S.C. §§ 2101- 2107). There are no Organizational Conflict of Interest mitigation clauses or other provisions contained in any Government Contract that would render the Company or its Affiliates ineligible to participate on future specifically identified contracts or programs.

(i)              Neither the Company nor, to the Knowledge of the Company, any of its officers, employees, agents, nor any “Principal” (as defined in FAR 52.209-5) of the Company has been debarred, or suspended from participation in the award of contracts with any Governmental Entity, or been the subject of a debarment, suspension or exclusion from participation in programs funded by any Governmental Entity, nor are any of them listed on the Excluded Party Listing (the “Listing”), nor to the Knowledge of the Company has any such debarment, suspension or exclusion proceeding or proposed Listing been initiated in the past three (3) years. The Company is not, nor has it ever been, suspended or debarred from doing business with a Governmental Entity or, to the Knowledge of the Company, proposed for suspension or debarment by a Governmental Entity and has not been the subject of a finding of non-responsibility or ineligibility for contracting with a Governmental Entity. To the Knowledge of the Company, there are no matters pending that are believed reasonably likely to lead to the institution of suspension or debarment proceedings against the Company, any of its officers, employees, agents, or any Principal.

3.30         Bank Accounts. Section 3.30 of the Disclosure Schedule lists the names, account numbers, authorized signatories and locations of all banks and other financial institutions at which the Company has an account or safe deposit box and the name of each Person authorized to draft on or have access to any such account or safe deposit box.

3.31         Investment Representations. Except as set forth on Section 3.31 of the Disclosure Schedules, the Seller Entity hereby represents and warrants as of the date hereof and as of the date of any future issuances of shares of Purchaser Common Stock as follows:

(a)            The Seller Entity is acquiring the shares of Purchaser Common Stock issued hereunder solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Seller Entity does not have any Contract with any Person to sell, transfer or grant participation to such Person or to any third Person with respect to any of the Purchaser Common Stock it acquires hereunder.

(b)            The Seller Entity understands and acknowledges that the Purchaser Common Stock is not being registered with the SEC under the Securities Act but instead is being transferred under an exemption or exemptions from the registration and qualification requirements of the Securities Act and other applicable securities Laws which impose certain restrictions on the Seller Entity’s ability to transfer the Purchaser Common Stock.

(c)            The Seller Entity is able to bear the economic risk of holding the Purchaser Common Stock for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

(d)            The Seller Entity has such knowledge and experience in financial and business matters that the Seller Entity is capable of evaluating the merits and risks of this prospective investment, has the capacity to protect the Seller Entity’s own interests in connection with this transaction, and is financially capable of bearing a total loss of the Purchaser Stock Consideration.

(e)            The Seller Entity is fully aware of: (i) the highly speculative nature of the Purchaser Common Stock, (ii) the financial hazards involved, (iii) the liquidity of the Purchaser Common Stock, (iv) the qualifications and backgrounds of the management of the Purchaser and (v) the tax consequences of acquiring the Purchaser Common Stock.

(f)             At no time was the Seller Entity presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Purchaser Common Stock by the Purchaser or its agents.

(g)            The Seller Entity is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Seller Entity’s certifications in its Investor Questionnaire are true, correct and complete in all respects.

(h)            The Seller Entity has received or has had full access to all the information that the Seller Entity considers necessary or appropriate to make an informed investment decision with respect to the Purchaser Stock Consideration. The Seller Entity further has had an opportunity to ask questions and receive answers from the Purchaser regarding the terms and conditions of the offering of the Purchaser Stock Consideration and to obtain additional information (to the extent the Purchaser possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Seller Entity or to which the Seller Entity had access.

(i)             The Seller Entity acknowledges that, because the Purchaser Stock Consideration has not been registered under the Securities Act, the Purchaser Stock Consideration must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. The Seller Entity is aware of the provisions of Rule 144 promulgated under the Securities Act. The Seller Entity acknowledges that Purchaser intends to issue the shares of Purchaser Common Stock as provided in this Agreement pursuant to a “private placement” exemption or exemptions from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder.

3.32        Disclosure of Information. The Seller Entity has received or has had full access to all the information that the Seller Entity considers necessary or appropriate to make an informed investment decision regarding whether to enter into this Agreement and the Ancillary Agreements the Seller Entity is entering into. The Seller Entity (together with the Seller Entity’s financial, tax or other advisers) has such knowledge and experience in financial and business matters as to enable the Seller Entity to evaluate independently, and the Seller Entity has evaluated independently, the merits and risks of participating in the Transactions.

3.33        Non-Reliance. The Seller Entity acknowledges and agrees that in entering into this Agreement the Seller Entity (a) has not relied and is not relying on any representations, warranties or other statements whatsoever, whether written or oral (from or by the Purchaser or any Person acting on the Purchaser’s behalf) other than those expressly set out in Article V of this Agreement; (b) will not have any right or remedy rising out of any representation, warranty or other statement not expressly set out in Article V of this Agreement; (c) has consulted with the Seller Entity’s own business, financial, investment, tax, accounting and legal advisors to the extent the Seller Entity has deemed appropriate in connection with its decision to enter into this Agreement and the transactions contemplated hereunder; and (d) has independently evaluated the potential financial benefits and risks, the tax and accounting implications and objectives of this Agreement and the transactions contemplated hereunder, and has independently decided to enter into this Agreement and each transaction contemplated hereunder on the basis of such evaluations.

3.34        No Other Representations and Warranties. Except for the representations and warranties contained in this Article III, none of the Sellers, nor any representative thereof, has made or makes any other express or implied representation or warranty, either written or oral, with respect to the Company or the Seller Entity, or any representation or warranty arising from statute or otherwise at law with respect to the Company or the Seller Entity.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE BENEFICIAL SELLERS

Each Beneficial Seller hereby jointly and severally represents and warrants to the Purchaser as of the Closing as follows, subject to such exceptions as are specifically disclosed in the Disclosure Schedule, subject to Section 10.12:

4.1          Organization; Authority or Capacity; Enforceability.

(a)            Such Beneficial Seller, if it is an entity, is duly organized, validly existing and in good standing under the Laws of the state of its incorporation or formation and has the requisite corporate or company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

(b)            Such Beneficial Seller, if he or she is an individual, possesses all requisite legal capacity necessary to enter into this Agreement and any Ancillary Agreements to which he or she is a party and to consummate the Transactions.

(c)            The execution and delivery by such Beneficial Seller, if it is an entity, of this Agreement and any Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or company action on the part of such Beneficial Seller.

(d)            This Agreement and any Ancillary Agreements to which such Beneficial Seller is a party have been duly executed and delivered by such Beneficial Seller and the obligations of such Beneficial Seller hereunder and thereunder are or will be, upon such execution and delivery (and assuming the due authorization, execution and delivery by the other parties hereto and thereto), valid, legally binding and enforceable against such Beneficial Seller in accordance with their respective terms, in each case, subject to the Enforceability Exceptions.

4.2           No Conflict; Consents.

(a)            Except as set forth on Section 4.2(a) of the Disclosure Schedule, the execution, delivery and performance by such Beneficial Seller of this Agreement and any Ancillary Agreements to which such Beneficial Seller is a party, and the consummation of the Transactions does not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of notice or termination, cancellation, modification or acceleration of any right or obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, or result in the creation of any Lien upon any of the Purchased Equity pursuant to (i) any Contract or order to which such Beneficial Seller is subject, (ii) any Laws applicable to such Beneficial Seller or any of the Purchased Equity or (iii) if such Beneficial Seller is an entity, any provision of any organizational documents of such Beneficial Seller.

(b)            Except as set forth on Section 4.2(b) of the Disclosure Schedule, consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by, or with respect to, such Beneficial Seller in connection with the execution and delivery of this Agreement or the Ancillary Agreements to which such Beneficial Seller is a party, or the consummation of the Equity Purchase and the other Transactions except for such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws.

4.3          Litigation. Except as set forth on Section 4.3 of the Disclosure Schedule, there is no action, suit, claim, litigation, investigation, arbitration, or proceeding of any nature pending, or, to the knowledge of any Beneficial Seller, threatened, against any Beneficial Seller that seeks to restrain or enjoin the consummation of the Transactions. There are no outstanding governmental orders and no unsatisfied judgments, penalties or awards against or affecting the Purchased Equity.

4.4          Investment Representations. If any Beneficial Seller is entitled to receive shares of Purchaser Common Stock issued hereunder, then such Beneficial Seller hereby represents and warrants as of the date hereof and as of the date of any future issuances of such shares of Purchaser Common Stock as follows:

(a)            Such Beneficial Seller is acquiring the shares of Purchaser Common Stock issued hereunder solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Such Beneficial Seller does not have any Contract with any Person to sell, transfer or grant participation to such Person or to any third Person with respect to any of the Purchaser Common Stock it acquires hereunder.

(b)            Such Beneficial Seller understands and acknowledges that the Purchaser Common Stock is not being registered with the SEC under the Securities Act but instead is being transferred under an exemption or exemptions from the registration and qualification requirements of the Securities Act and other applicable securities Laws which impose certain restrictions on such Beneficial Seller’s ability to transfer the Purchaser Common Stock.

(c)            Such Beneficial Seller is able to bear the economic risk of holding the Purchaser Common Stock for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

(d)            Such Beneficial Seller has such knowledge and experience in financial and business matters that such Beneficial Seller is capable of evaluating the merits and risks of this prospective investment, has the capacity to protect such Beneficial Seller’s own interests in connection with this transaction, and is financially capable of bearing a total loss of the Purchaser Stock Consideration.

(e)            Such Beneficial Seller is fully aware of: (i) the highly speculative nature of the Purchaser Common Stock, (ii) the financial hazards involved, (iii) the liquidity of the Purchaser Common Stock, (iv) the qualifications and backgrounds of the management of the Purchaser and (v) the tax consequences of acquiring the Purchaser Common Stock.

(f)             At no time was such Beneficial Seller presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Purchaser Common Stock by the Purchaser or its agents.

(g)            Such Beneficial Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Such Beneficial Seller’s certifications in its Investor Questionnaire are true, correct and complete in all respects.

(h)            Such Beneficial Seller has received or has had full access to all the information that such Beneficial Seller considers necessary or appropriate to make an informed investment decision with respect to the Purchaser Stock Consideration. Such Beneficial Seller further has had an opportunity to ask questions and receive answers from the Purchaser regarding the terms and conditions of the offering of the Purchaser Stock Consideration and to obtain additional information (to the extent the Purchaser possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such Beneficial Seller or to which such Beneficial Seller had access.

(i)             Such Beneficial Seller acknowledges that, because the Purchaser Stock Consideration has not been registered under the Securities Act, the Purchaser Stock Consideration must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Such Beneficial Seller is aware of the provisions of Rule 144 promulgated under the Securities Act. Such Beneficial Seller acknowledges that Purchaser intends to issue the shares of Purchaser Common Stock as provided in this Agreement pursuant to a “private placement” exemption or exemptions from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder.

4.5          Disclosure of Information. Such Beneficial Seller has received or has had full access to all the information that such Beneficial Seller considers necessary or appropriate to make an informed investment decision regarding whether to enter into this Agreement and the Ancillary Agreements such Beneficial Seller is entering into. Such Beneficial Seller (together with the Beneficial Seller’s financial, tax or other advisers) has such knowledge and experience in financial and business matters as to enable the Beneficial Seller to evaluate independently, and the Beneficial Seller has evaluated independently, the merits and risks of participating in the Transactions.

4.6          Non-Reliance. Such Beneficial Seller acknowledges and agrees that in entering into this Agreement such Beneficial Seller (i) has not relied and is not relying on any representations, warranties or other statements whatsoever, whether written or oral (from or by the Purchaser or any Person acting on the Purchaser’s behalf) other than those expressly set out in Article V of this Agreement; (ii) will not have any right or remedy rising out of any representation, warranty or other statement not expressly set out in Article V of this Agreement; (iii) has consulted with such Beneficial Seller’s own business, financial, investment, tax, accounting and legal advisors to the extent such Beneficial Seller has deemed appropriate in connection with its decision to enter into this Agreement and the transactions contemplated hereunder; and (iv) has independently evaluated the potential financial benefits and risks, the tax and accounting implications and objectives of this Agreement and the transactions contemplated hereunder, and has independently decided to enter into this Agreement and each transaction contemplated hereunder on the basis of such evaluations.

4.7          No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV, neither the Beneficial Sellers nor any of their respective representatives has made or makes any other express or implied representation or warranty, either written or oral, with respect to any Beneficial Seller, or any representation or warranty arising from statute or otherwise at law with respect to any Beneficial Seller.

Article V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller Parties as of the Closing as follows:

5.1          Organization; Authority and Enforceability.

(a)            The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

(b)            The Purchaser has all requisite corporate power and authority to enter into this Agreement and any Ancillary Agreements to which it is a party and to consummate the Transactions. The execution and delivery by the Purchaser of this Agreement and any Ancillary Agreements to which it is a party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement and any Ancillary Agreements to which the Purchaser is a party have been duly and validly authorized, executed and delivered by the Purchaser and the obligations of the Purchaser hereunder and thereunder are or will be, upon such execution and delivery (and assuming due authorization, execution and delivery by the other parties hereto and thereto), valid, legally binding and enforceable against the Purchaser in accordance with their respective terms, in each case, subject to the Enforceability Exceptions.

5.2           No Conflict. The execution and delivery by the Purchaser of this Agreement and any Ancillary Agreement to which the Purchaser is a party, and the consummation of the Equity Purchase or any other Transactions, will not conflict with or result in any violation or default under (with or without notice or lapse of time, or both), or give rise to a right of notice or termination, cancellation, modification or acceleration of any right or obligation or loss of any benefit under (a) any provision of any organizational documents of the Purchaser, (b) any Contract to which the Purchaser is a party or by which any of the Purchaser’s properties or assets may be bound, or (c) Laws applicable to the Purchaser or any of its properties or assets (whether tangible or intangible), except where such conflict, individually or in the aggregate, would not be material to the Purchaser’s ability to consummate the Equity Purchase or perform its obligations under this Agreement.

5.3          Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by, or with respect to, the Purchaser in connection with the execution and delivery of this Agreement and the Ancillary Agreement to which the Purchaser is a party or the consummation of the Equity Purchase and the other Transactions, except for such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws. The issuance and delivery by the Purchaser of the Purchaser Stock Consideration to the Beneficial Sellers and the Promised Optionholders does not require any vote or other approval or authorization of any holder of any securities of Purchaser (other than the Seller Entity pursuant to Section 2.1(c)).

5.4           Valid Issuance of Purchaser Common Stock. The shares of Purchaser Common Stock to be issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and non-assessable.

5.5           SEC Reports and Financial Statements.

(a)            Since January 1, 2022, all forms, reports, schedules, statements and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act or the Exchange Act, together with any amendments, restatements or supplements thereto (collectively, the “SEC Reports”), (i) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)            The consolidated financial statements of the Purchaser, including the notes thereto, contained or incorporated by reference in the SEC Reports, (i) fairly present in all material respects the consolidated financial position of the Purchaser and its Subsidiaries at the respective dates thereof, and the consolidated results of its operations, changes in stockholders’ equity, and cash flows for the periods referred to in such financial statements (subject, in the case of unaudited financial statements, to normal year-end adjustments), and (ii) have been prepared from the books and records of the Purchaser in accordance with (A) GAAP, applied on a consistent basis throughout the periods involved and (B) Regulation S-X or Regulation S-K promulgated under the Securities Act, as applicable (in the case of each of clauses (A) and (B), except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q under the Exchange Act).

5.6          Disclosure of Information. The Purchaser has received or has had full access to all the information that the Purchaser considers necessary or appropriate to make an informed investment decision regarding whether to enter into this Agreement and the Ancillary Agreements the Purchaser is entering into. The Purchaser (together with the Purchaser’s financial, tax or other advisers) has such knowledge and experience in financial and business matters as to enable the Purchaser to evaluate independently, and the Purchaser has evaluated independently, the merits and risks of participating in the Transactions.

5.7          Non-Reliance. The Purchaser acknowledges and agrees that in entering into this Agreement the Purchaser (a) has not relied and is not relying on any representations, warranties or other statements whatsoever, whether written or oral (from or by the Seller Parties or any Person acting on the Seller Parties’ behalf) other than those expressly set out in Article III and IV of this Agreement, in any Certificate or in an Ancillary Agreement; (b) will not have any right or remedy rising out of any representation, warranty or other statement not expressly set out in Article III and IV of this Agreement, in any Certificate, or in any Ancillary Agreement; (c) has consulted with the Purchaser’s own business, financial, investment, tax, accounting and legal advisors to the extent the Purchaser has deemed appropriate in connection with its decision to enter into this Agreement and the transactions contemplated hereunder; and (d) has independently evaluated the potential financial benefits and risks, the tax and accounting implications and objectives of this Agreement and the transactions contemplated hereunder, and has independently decided to enter into this Agreement and each transaction contemplated hereunder on the basis of such evaluations.

5.8           No Other Representations and Warranties. Except for the representations and warranties contained in this Article V, neither the Purchaser nor any representative thereof has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Purchaser, or any representation or warranty arising from statute or otherwise at law with respect to the Purchaser or the Purchaser Common Stock.

Article VI

COVENANTS

6.1          Confidentiality.

(a)             The parties hereto acknowledge that Purchaser and the Company have previously executed the Confidentiality Agreement, dated as of October 7, 2022 (the “Confidentiality Agreement”), which shall terminate and be of no further force and effect following the Closing.

(b)            Except as set forth on Section 6.1 of the Disclosure Schedule, each Seller agrees that it and its Affiliates and representatives shall hold the terms of this Agreement, and the fact of this Agreement’s existence, in strict confidence and at no time shall any Seller disclose any of the terms of this Agreement (including the economic terms), any documents and information relating to the Transactions or this Agreement received by any Seller in connection herewith (including all such documents and information received after the Closing or relating to the period after the Closing) or any non-public information about the Purchaser, the Company or any of their Affiliates to any other Person without the prior written consent of the Purchaser; provided, that the foregoing will not restrict any Seller from disclosing such information (i) to its directors, officers, employees and financial, tax and legal advisors who have a need to know such information in the ordinary course of business, if such Persons are subject to obligations of confidentiality that are as substantially as restrictive in all material respects as the confidentiality obligations set forth herein and (ii) to the extent required in compliance with Law (in which event such Seller shall provide Purchaser with prior written notice thereof so that Purchaser may seek an appropriate protective order or other appropriate remedy, and the Seller shall reasonably cooperate with Purchaser and its Affiliates in connection therewith; and provided, further, that, in the event that a protective order or other remedy is not obtained, the Seller shall furnish only that portion of such information which, based on the advice of their counsel, the Seller is legally compelled to disclose and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such information so disclosed)). The foregoing confidentiality undertakings of the Sellers shall not apply to information that becomes public through intentional public disclosure by Purchaser or an Affiliate thereof.

(c)             Each of the Sellers shall not, and each such Seller shall cause its and their respective Affiliates and representatives not to, issue any press release or other public communications relating to the terms of this Agreement or the Transactions or use Purchaser’s name or its Affiliate’s name directly or indirectly in connection with this Agreement or the Transactions in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the Purchaser, unless required by Law (in which event such disclosing party shall provide the Purchaser with prior written notice thereof so that the Purchaser may seek an appropriate protective order or other appropriate remedy, and the disclosing party shall reasonably cooperate with the Purchaser and its Affiliates in connection therewith and provided, further, that, in the event that a protective order or other remedy is not obtained, the disclosing party shall furnish only that portion of such information which, based on the advice of their counsel, the disclosing party is legally compelled to disclose and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such information so disclosed).

6.2           Danbury Continuation Period. Effective as of the Closing and continuing for five (5) years thereafter, the Purchaser agrees to use its reasonable best efforts to maintain manufacturing and other operations of the Company at the Danbury Premise.

6.3           Continuing Employees and Operations.

(a)            Except as set forth on Schedule 6.3(a), effective as of the Closing and continuing for six (6) months thereafter (the “Employee Continuation Period”), the Purchaser or the applicable Affiliate of Purchaser employing such Person following the Closing (the “Employer”) agrees not to terminate any of the employees of the Company (the “Continuing Employees”), except for cause (as determined by Employer in its reasonable discretion), unless Employer provides such Continuing Employee severance payments in an amount equal to at least such Continuing Employee’s base salary for the reminder of the Employee Continuation Period after the date of such Continuing Employee’s termination (such amount the “Severance Amount”); provided, that payment of any Severance Amount shall be subject to the execution of a separation agreement by the applicable Continuing Employee, including a general release of claims in favor of Purchaser and its Affiliates, in form provided by and reasonably acceptable to Purchaser (the “Continuing Employee Release”) and the effectiveness of such Continuing Employee Release.

(b)            Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of the Purchaser or any Affiliate of the Purchaser (including the Company), or shall interfere with or restrict in any way the rights of the Purchaser, which rights are hereby expressly reserved, including the right to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.3 shall (i) be deemed or construed to be an amendment or other modification of any Company Employee Plan or Purchaser employee benefit plan, or (ii) create any third-party rights in any current or former employee, director or other service provider of the Purchaser, the Company or any of their respective Affiliates (or any beneficiaries or dependents thereof).

6.4          Termination of Section 401(k) Plans. Effective as of no later than the day immediately preceding the Closing Date, the Company terminated any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”). Prior to the date hereof, the Company provided Purchaser with evidence that each 401(k) Plan has been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the appropriate governing body of the Company. The form and substance of such resolutions shall be subject to review and approval of Purchaser. The Seller Parties also shall take such other actions in furtherance of terminating each 401(k) Plan as Purchaser may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees (other than administrative expenses in the ordinary course of business), then such charges or fees shall constitute Transaction Expenses.

6.5           Management Indemnified Parties.

(a)            Prior to or at the Closing, the Company shall purchase and fully pay the premium (or include one hundred percent (100%) of the premium payable as a Transaction Expense if not paid prior to the Closing) for directors’ and officers’ fiduciary liability run-off insurance, or comparable management fiduciary duty liability insurance, which shall provide run-off coverage for six (6) years following the Closing Date, which shall by its terms survive the Closing, having limits, terms and conditions no less favorable than the terms of such insurance policy currently maintained by the Company and the Company shall to cause such insurance to be bound not later than the Closing Date.

(b)            The Purchaser agrees that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former manager or director of the Company (the “Management Indemnified Parties”) provided for in the Organizational Documents of the Company as of the date hereof shall continue for six (6) years (or during the continuation of any claim which was asserted during such time period).

(c)            The Management Indemnified Parties to whom this Section 6.5 applies shall be third-party beneficiaries of this Section 6.5 and shall be entitled to enforce the covenants contained herein.

6.6          Securities Law Exemption; Transfer Restriction.

(a)             Purchaser and each Seller Party shall use its reasonable best efforts to cause the issuance of all shares of Purchaser Common Stock contemplated by this Agreement to validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act and the equivalent state “blue sky” laws.

(b)            The certificates or book-entries representing the shares of Purchaser Common Stock issuable pursuant to Section 2.1(b)(ii) and pursuant Schedule I (if any), shall initially constitute Restricted Shares and shall include an endorsement typed or otherwise denoted conspicuously thereon of the following legend (along with any other legends that may be required under applicable Laws):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

In the event that any shares of Purchaser Common Stock issuable hereunder shall cease to be Restricted Shares, the Purchaser shall, upon the written request of the applicable Beneficial Seller, issue to such Beneficial Seller a new certificate or book-entry representing such shares of Purchaser Common Stock without the legend required by this Section 6.6(b).

6.7          Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Purchaser Stock Consideration to the public without registration, the Purchaser agrees to use its commercially reasonable efforts to: (a) make and keep adequate current public information with respect to Purchaser available in accordance with Rule 144 promulgated under the Securities Act (“Rule 144”); (b) file with the SEC in a timely manner all reports and other documents required of Purchaser under the Securities Act and the Exchange Act, as amended; and (c) so long as any Seller owns any Purchaser Stock Consideration, furnish to such Seller forthwith upon written request a written statement by the Purchaser as to its compliance with the reporting requirements of Rule 144, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Purchaser, and such other reports and documents so filed as Seller may reasonably request in availing itself of any rule or regulation of the SEC allowing Seller to sell any such securities without registration.

Article VII

TAX MATTERS

7.1          Tax Returns.

(a)             The Purchaser shall prepare and timely file, or shall cause to be prepared and timely filed, with the appropriate federal, state, local and foreign Governmental Entities all Tax Returns of the Company for taxable periods ending on or before the Closing Date and any Straddle Period that are required to be filed after the Closing Date, other than Seller Prepared Tax Returns (collectively, the “Purchaser Prepared Tax Returns”). Each Purchaser Prepared Tax Return shall be prepared in compliance with applicable Law and in a manner consistent with past practice of the Company unless otherwise required by applicable Law or as specifically set forth in this Agreement (including the Allocation Schedule as finally determined pursuant to Section 7.6(b)). The Purchaser shall provide each Purchaser Prepared Tax Return that reflects a material amount of Tax for which the Sellers must indemnify the Purchaser to the Seller Entity for its review and comment on behalf of the Sellers at least twenty (20) days prior to the date on which such Purchaser Prepared Tax Return is to be filed (or as soon as is reasonably practicable) and the Purchaser shall incorporate any reasonable comments of the Seller Entity with respect to such Tax Return.

(b)            The Seller Entity shall prepare and timely file (or cause to be prepared and timely filed) with the appropriate federal, state, local and foreign Governmental Entities all Flow-Through Tax Returns of the Company for taxable periods ending on or before the Closing Date and any Straddle Period that are required to be filed after the Closing Date (collectively the “Seller Prepared Tax Returns”). Each Seller Prepared Tax Return shall be prepared in compliance with applicable Law and in a manner consistent with past practice of the Company unless otherwise required by applicable Law or as specifically set forth in this Agreement (including the Allocation Schedule as finally determined pursuant to Section 7.6(b)). The Seller Entity shall provide each Seller Prepared Tax Return to the Purchaser for its review and comment at least twenty (20) days prior to the date on which such Seller Prepared Tax Return is to be filed (or as soon as is reasonably practicable) and the Seller Entity shall incorporate any reasonable comments of the Purchaser with respect to such Tax Return.

(c)             The Seller Entity shall prepare and timely file (or cause to be prepared and timely filed) with the appropriate federal, state, local and foreign Governmental Entities all Tax Returns of the Seller Entity for any Tax period. Each Tax Return described in this Section 7.1(c) shall be prepared in compliance with applicable Law and in a manner consistent with past practice of the Company, unless otherwise required by applicable Law or as specifically set forth in this Agreement (including the Allocation Schedule as finally determined pursuant to Section 7.6(b)).

(d)            With respect to certain Tax matters, the Sellers, the Purchaser, and the Company agree as follows:

(i)            That any Transaction Tax Deductions shall be treated (A) as deductible in a Pre-Closing Tax Period to the extent permitted under applicable Law at a “more likely than not” level of comfort, and (B) as deductible on the Flow-Through Tax Return of the Seller Entity or the Company, in each case with respect to the taxable year including the Closing Date; provided, that, for the avoidance of doubt, this Section 7.1(d)(i) shall not apply to any portion of the Earnout Consideration;

(ii)            That Purchaser, the Seller Entity, and the Company shall make (and cause their Affiliates to make, as necessary) an election under Revenue Procedure 2011-29 to deduct seventy percent (70%) of any Transaction Expenses that are success-based fees (as defined in Treasury Regulation Section 1.263(a)-5(f));

(iii)          That any gains, income, deductions, losses, or other items realized by the Company for U.S. federal, state, local, and foreign income Tax purposes with respect to any Purchaser Closing Date Transaction shall be treated as realized on the day immediately following the Closing Date; and

(iv)          That the Seller Entity shall make, or shall have in place, an election under Section 754 of the Code with respect to the taxable year in which the Closing occurs.

7.2          Tax Contests.

(a)             Each party hereto shall promptly notify the other parties hereto in writing upon receipt of a notice in writing of any audit or other administrative proceeding or inquiry or judicial proceeding involving Taxes of the Company or Taxes for which the Company is liable for any taxable period ending on or before the Closing Date and any Straddle Period (a “Tax Contest”); provided, that the failure of the notified party to give any other party notice as provided herein shall not relieve such other party of its indemnification obligations under Article VIII except to the extent that such other party is actually and materially prejudiced thereby.

(b)            Except as provided in Section 7.2(b) with respect to a Seller Controlled Tax Contest, the Purchaser shall have the right to control and conduct any Tax Contest (each a, “Purchaser Controlled Tax Contest”), provided that, (i) the Purchaser shall keep the Seller Entity reasonably informed of all material developments related to such Purchaser Controlled Tax Contest on a timely basis, (ii) the Purchaser shall provide to the Seller Entity copies of any written material correspondence received from the Tax authority related to such Purchaser Controlled Tax Contest, (iii) the Seller Entity may participate in any such Purchaser Controlled Tax Contest with representation of its choice at the Seller Entity’s sole expense, and (iv) the Purchaser shall not settle any such Purchaser Controlled Tax Contest without the prior written consent of the Seller Entity (such consent not to be unreasonably withheld, conditioned or delayed).

(c)            The Seller Entity shall have the right to control and conduct any Tax Contest with respect to Flow-Through Tax Returns of the Company for taxable periods ending on or before the Closing Date and any Straddle Period (each a, “Seller Controlled Tax Contest”), provided, that, (i) the Seller Entity shall keep the Purchaser reasonably informed of all material developments related to such Seller Controlled Tax Contest on a timely basis, (ii) the Seller Entity shall provide to the Purchaser copies of any written material correspondence received from the Tax authority related to such Seller Controlled Tax Contest, (iii) the Purchaser may participate in any such Seller Controlled Tax Contest with representation of its choice at the Purchaser’s sole expense, and (iv) the Seller Entity shall not settle any such Seller Controlled Tax Contest without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, to the extent permitted under applicable Law, Purchaser shall have the right to cause the Company to make a “push-out election” under Section 6226 of the Code (or analogous state or local Tax Law) with respect to any Seller Controlled Tax Contest, and the Sellers shall reasonably cooperate with respect thereto.

(d)            In the event of any conflict or overlap between the provisions of this Section 7.2 and Section 8.6, the provisions of this Section 7.2 shall control.

7.3           Straddle Periods. For purposes of this Agreement, in order to apportion appropriately any Taxes relating to a Straddle Period, the portion of any Taxes that are allocable to the portion of the Straddle Period ending on and including the Closing Date shall be (a) in the case of income Taxes and all other Taxes that are not imposed on a periodic basis, the amount that would be payable if the Straddle Period ended on the Closing Date based on an interim closing of the books (and for such purpose, the taxable period of any controlled foreign corporation, partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and (b) in the case of any Taxes that are imposed on a periodic basis, the amount of such Taxes for the Straddle Period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the Straddle Period up to and including the Closing Date and the denominator of which shall be the number of days in the entire Straddle Period. For purposes of clause (a), (i) exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period, other than with respect to any property placed into service after the Closing, and (ii) the Purchaser, the Seller Parties, and the Company shall use (and shall cause their Affiliates to use) the conventions provided for in Section 7.1(d) with respect to (1) allocating any Transaction Tax Deductions, and (2) allocating any gains, income, deductions, losses, or other items realized by the Company for U.S. federal, state, local, and foreign income Tax purposes with respect to any Purchaser Closing Date Transaction. This Section 7.3 shall not apply to any Transfer Taxes.

7.4           Tax Cooperation. Each of Purchaser and the Seller Parties shall: (a) provide assistance to the other party or parties as reasonably requested in preparing and filing Tax Returns and responding to any audit or other administrative proceeding or inquiry or judicial proceeding involving Taxes (whether or not a Tax Contest); (b) make available to the other party as reasonably requested all information, records, and documents relating to Taxes concerning the Company (including copies of Tax Returns); and (c) retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by the other party of any Tax Return, or for any audit, examination, or proceeding relating to Taxes.

7.5           Transfer Taxes. All sales, use, transfer, value added, goods and services, gross receipts, excise, conveyance and documentary, recording, registration, conveyance and similar Taxes incurred in connection with the Transactions pursuant to this Agreement, including penalties and interest (“Transfer Taxes”) shall be borne fifty percent (50%) by the Purchaser and fifty percent (50%) by the Sellers. The party required under applicable Law to file any Tax Returns and other documentation with respect to Transfer Taxes shall timely file such Tax Returns or documentation and the other parties shall join in the execution of any such Tax Returns or documentation to the extent required by applicable Law.

7.6          Tax Treatment and Purchase Price Allocation.

(a)             The Purchaser and the Sellers agree that for U.S. federal income and applicable state and local tax purposes, (i) after the Restructuring, the Seller Entity shall be treated as the partnership that is the continuation of the Company pursuant to Section 708 of the Code and (ii) the purchase of the Purchased Equity by the Purchaser as contemplated by this Agreement will be characterized for all applicable Tax purposes as a sale by the Seller Entity of 100% of the assets of the Company in exchange for the Purchase Price (and all Liabilities and other capitalizable costs for Tax purposes) (collectively, the “Intended Tax Treatment”).

(b)            In connection with the transactions contemplated by this Agreement, the Purchaser shall prepare a draft allocation schedule allocating the Purchase Price (and all Liabilities and other capitalizable costs for Tax purposes, but excluding the Earnout Consideration and the unreleased portion of the Escrow Amount), for all applicable Tax purposes, among the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state or local Law), and the allocation methodology set forth on Schedule 7.6(b) (the “Allocation Schedule”). The Purchaser will deliver a copy of the Allocation Schedule to the Seller Entity for its review and comment within ninety (90) days after the final determination of the Final Closing Statement. The Seller Entity will deliver its comments to the Purchaser within thirty (30) days thereafter. The Purchaser will incorporate such comments into the Allocation Schedule as mutually agreed, and if no agreement can be reached after fifteen (15) days of good faith negotiation then the dispute shall be referred to the Accountant. The Purchaser and the Seller Entity shall jointly instruct the Accountant that it (i) shall review only the matters that were included in the written submission of the parties to the Accountant and which remain in dispute and (ii) shall not assign a value for any item that remains in dispute that is greater than the greatest value, or smaller than the smallest value, set forth by either the Purchaser or the Seller Entity in their written submissions to the Accountant. The determination of the Accountant shall be final and binding on the parties, and the costs of the Accountant shall be borne 50% by Purchaser and 50% by the Seller Parties. The Purchaser and the Seller Entity shall make appropriate adjustments to the Allocation Schedule to reflect any adjustments to the Purchase Price pursuant to this Agreement (including, for the avoidance of doubt, the Earnout Consideration as and when paid and any released portion of the Escrow Amount) in accordance with the procedures set forth in this Section 7.6(b).

(c)             The Sellers, the Purchaser, the Company shall report the transactions contemplated by this Agreement consistently with the Intended Tax Treatment and the Allocation Schedule on any applicable U.S. federal, state, local or non-U.S. income or other applicable Tax Return, and shall not take any action inconsistent with the Intended Tax Treatment or the Allocation Schedule, as finally determined, unless required to do so by applicable Law. None of the Sellers, the Purchaser, the Company shall take (or permit their Affiliates to take) any Tax position (whether in Tax audits, Tax Returns or otherwise, including IRS Form 8594 or any other applicable IRS Form or state or local equivalent) that is inconsistent with the Intended Tax Treatment or the Allocation Schedule, as finally determined, unless required to do so by applicable Law.

7.7          Tax Refunds. All refunds of Taxes of the Company for any Pre-Closing Tax Period (whether in the form of cash received or a credit against Taxes otherwise payable) will be the property of the Seller Entity (the “Tax Refunds”). To the extent that the Purchaser, the Company, or any of their Affiliates receives a Tax Refund that is the property of the Seller Entity, the Purchaser will pay to the Seller Entity the amount of such Tax Refund (and any interest received from the applicable Governmental Entity with respect to such Tax Refund) net of any reasonable, out-of-pocket expenses and Taxes attributable to obtaining such Tax Refund. The amount due to the Seller Entity pursuant to this Section 7.7 will be payable 10 days after receipt of any Tax Refund from the applicable Governmental Entity (or, 10 days after the due date of the Tax Return claiming such credit or offset). Notwithstanding anything in this Agreement to the contrary, except to the extent otherwise required pursuant to a final “determination” (within the meaning of Section 1313(a) of the Code (or analogous state or local Tax Law)), the Purchaser, the Sellers, and the Company shall treat (and shall cause their respective Affiliates to treat) the payments to the Seller Entity pursuant to this Section 7.7, other than the portion of such payments treated as interest under Section 483 of the Code (or analogous state or local Tax Law) or Section 1274 of the Code (or analogous state or local Tax Law), as an adjustment to the Purchase Price for U.S. federal and, as applicable, state, local, and foreign income Tax purposes.

7.8          Post-Closing Tax Matters. Notwithstanding anything to the contrary in this Agreement, unless otherwise required by Law (as reasonably determined by the Purchaser in good faith), the Purchaser will not, and will not permit the Company or its Affiliates to, initiate (or agree to) any Seller Tax Matter without the prior written consent of the Seller Entity (not to be unreasonably withheld, conditioned or delayed). The Purchaser will not, and will not permit the Company or its Affiliates to, engage in a Purchaser Closing Date Transaction.

Article VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

8.1          Survival of Representations and Warranties. The representations and warranties of the Sellers contained in Article III and Article IV of this Agreement or the Certificates that constitute General Representations shall survive until the day immediately prior to the two (2)-year anniversary of the first day of the first calendar month after the calendar month containing the Closing Date (the “Survival Date”); provided, that in the event of any Fraud by any Seller with respect to the representations and warranties set forth in Article III, or any Beneficial Seller with respect to the representations and warranties set forth in Article IV, such claim shall survive without limitation; provided, further, that the representations and warranties contained in Sections 3.1 (Organization; Authority and Enforceability), 3.2 (Company Capital Structure), 3.3 (Subsidiaries), 3.4(a) and (c) (No Conflict), 3.14 (Interested Party Transactions), 3.19 (Brokers’ and Finders’ Fees), and each Section of Article IV (collectively, the “Seller Fundamental Representations” and individually, each a “Seller Fundamental Representation”) (and the portion of the Certificates relating thereto) shall survive until the later of (a) the six (6)-year anniversary of the Closing Date or (b) thirty (30) days following the expiration of the statute of limitations applicable to the subject matter thereof; provided, further, that the IP Representations shall survive until the three (3)-year anniversary of the Closing Date; provided, further, that the representations and warranties contained in Section 3.9 (Tax Matters) (the “Tax Representations”) shall survive until thirty (30) days following the expiration of the statute of limitations applicable to the subject matter thereof. The representations and warranties of the Purchaser contained in Article V of this Agreement or in any certificate delivered pursuant to this Agreement that constitute General Representations shall survive the Closing until the Survival Date; provided, that in the event of any Fraud by Purchaser with respect to the representations and warranties set forth in Article V, such claim shall survive without limitation; provided, further, that the representations and warranties contained in Sections 5.1 (Organization; Authority and Enforceability), 5.2(a) and (c) (No Conflict), 5.3 (Consents), and 5.4 (Valid Issuance of Purchaser Common Stock) (collectively, the “Purchaser Fundamental Representations” and individually, each a “Purchaser Fundamental Representation”, and, together with the Seller Fundamental Representations and the Tax Representations, the “Fundamental Representations” and individually, each a “Fundamental Representation”) (and the portion of any certificate delivered pursuant to this Agreement relating thereto) shall survive until the later of (a) the six (6)-year anniversary of the Closing Date or (b) thirty (30) days following the expiration of the statute of limitations applicable to the subject matter thereof. Each covenant, agreement or indemnity (other than for breach of representation or warranties) to be performed at or following the Closing will expressly survive the Closing in accordance with its terms, and if no term is specified, then for the maximum duration permitted under applicable Law; provided, that the obligation to indemnify the Purchaser Indemnified Parties pursuant to Section 8.2(a)(xii) shall survive until thirty (30) days following the expiration of the statute of limitations applicable to the subject matter thereof. If a Claims Notice asserting a claim for indemnification relating to a representation, warranty, covenant, agreement or indemnity is delivered to the applicable Indemnifying Party before the date on which such representation, warranty, covenant, agreement or indemnity ceases to survive, then the claims set forth in such Claims Notice or relating to substantially the same Losses as set forth in the Claims Notice shall survive for the benefit of all Indemnified Parties beyond the expiration of the applicable survival period for such representation, warranty, covenant, agreement or indemnity until such claims are fully and finally resolved. The parties further acknowledge that the time periods set forth in this Section 8.1 for the assertion of claims under this Agreement are the result of arm’s length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

8.2          Indemnification.

(a)            Subject to the provisions of this Article VIII, from and after the Closing, each Beneficial Seller agrees, severally (based on such Beneficial Seller’s Pro Rata Share) and not jointly, to indemnify and hold harmless the Purchaser Indemnified Parties, from and against, and shall compensate and reimburse the Purchaser Indemnified Parties for, all Losses incurred or sustained by the Purchaser Indemnified Parties, or any of them, directly or indirectly, arising under, in connection with or as a result of any of the following (the “Company Indemnifiable Matters”):

(i)            any breach (or an allegation that would amount to a breach in the case of a third-party claim) of a representation or warranty in Article III or any Certificate;

(ii)           any failure (or an allegation that would amount to a failure in the case of a third-party claim) by the Company to perform or comply with any covenant or agreement applicable to the Company contained in this Agreement and required to be performed or complied with as of or prior to the Closing;

(iii)          any failure (or an allegation that would amount to a failure in the case of a third-party claim) by the Seller Entity to perform or comply with any covenant or agreement applicable to the Seller Entity contained in this Agreement;

(iv)         any Fraud, or any Willful Breach of any provision of this Agreement or any Certificate, to the extent committed as of or prior to the Closing, by the Company or any authorized representative thereof;

(v)          any Fraud, or any Willful Breach of any provision of this Agreement or any Certificate by the Seller Entity or any authorized representative thereof;

(vi)          any claims or threatened claims by or purportedly on behalf of any holder or former holder of any Purchased Equity or other Equity Securities of the Company or the Seller Entity, or in respect of any rights to acquire any Purchased Equity or other Equity Securities of the Company or the Seller Entity, any claims or threatened claims alleging violations of fiduciary duty, or any claims or threatened claims by any Person claiming to have rights to any portion of the consideration payable hereunder;

(vii)         any claims or threatened claims by or purportedly on behalf of any Person with respect to any transaction or agreement between the Company and any Interested Party initiated or consummated as of or prior to the Closing (other than claims for salary incurred in the ordinary course of business consistent with past practice), including claims or threatened claims alleging violations of fiduciary duty;

(viii)        any Transaction Expenses or unpaid Indebtedness of the Company as of immediately prior to the Closing, to the extent not taken into account in the final determination of the Purchase Price;

(ix)          any inaccuracies or errors in or omissions from any Spreadsheet or any Liabilities arising out of the allocation of the amount or form of the Purchase Price among the Beneficial Sellers or the Promised Optionholders;

(x)           any Losses arising out of or relating to the Restructuring;

(xi)          those matters set forth on Schedule 8.2(a)(xi); or

(xii)         any Indemnified Taxes.

(b)            Subject to the provisions of this Article VIII, from and after the Closing, each Beneficial Seller agrees, severally and not jointly, to indemnify and hold harmless the Purchaser Indemnified Parties, from and against, and shall compensate and reimburse the Purchaser Indemnified Parties for, one hundred percent (100%) of all Losses incurred or sustained by the Purchaser Indemnified Parties, or any of them, directly or indirectly, arising under, in connection with or as a result of any of the following (collectively, with the Company Indemnifiable Matters, the “Seller Indemnifiable Matters”):

(i)            any breach (or an allegation that would amount to a breach in the case of a third-party claim) of a representation or warranty made by such Beneficial Seller in Article IV or any Certificate to which such Beneficial Seller is a party;

(ii)            any failure (or an allegation that would amount to a failure in the case of a third-party claim) by such Beneficial Seller to perform or comply with any covenant or agreement made by or applicable to such Beneficial Seller contained in this Agreement or any Certificate to which such Beneficial Seller is a party; or

(iii)          any Fraud, or any Willful Breach of any provision of this Agreement or any Certificate to which such Beneficial Seller is a party by such Beneficial Seller or any authorized representative thereof.

(c)            Subject to the provisions of this Article VIII, from and after the Closing, the Purchaser agrees to indemnify and hold harmless the Seller Indemnified Parties, from and against, and shall compensate and reimburse the Seller Indemnified Parties for, one hundred percent (100%) of all Losses incurred or sustained by the Seller Indemnified Parties, or any of them, directly or indirectly, arising under, in connection with or as a result of any of the following (collectively, with the Company Indemnifiable Matters and the Seller Indemnifiable Matters, the “Indemnifiable Matters”):

(i)            any breach (or an allegation that would amount to a breach in the case of a third-party claim) of a representation or warranty made by the Purchaser in Article V or any certificate delivered pursuant to this Agreement to which the Purchaser is a party;

(ii)           any failure (or an allegation that would amount to a failure in the case of a third-party claim) by the Purchaser to perform or comply with any covenant or agreement made by or applicable to the Purchaser contained in this Agreement or any certificate delivered pursuant to this Agreement to which the Purchaser is a party; or

(iii)          any Fraud, or any Willful Breach of any provision of this Agreement or any certificate delivered pursuant to this Agreement to which the Purchaser is a party, by the Purchaser or any authorized representative thereof.

(d)            For the purpose of this Article VIII only, when determining (i) whether any breach or inaccuracy of any representation or warranty, or failure of any covenant or agreement has occurred and (ii) the amount of Losses suffered by an Indemnified Party as a result thereof, any representation or warranty, or failure of any covenant or agreement, set forth in this Agreement that is qualified or limited in scope as to material, material adverse effect, Material Adverse Effect, or any other materiality qualifications or limitations shall be deemed to be made or given without such qualification or limitation.

(e)             The Indemnified Parties shall not have any right of contribution, indemnification or right of advancement from the Indemnifying Parties or any of their Affiliates with respect to any Loss claimed by any Indemnified Party.

(f)             The remedies provided in this Article VIII shall constitute the sole and exclusive remedies available to any party hereto with respect to any claim relating to this Agreement or the Transactions and the facts and circumstances relating and pertaining hereto (whether any such claim shall be made in contract, breach of warranty, tort or otherwise); provided, that the foregoing shall not limit (i) the availability to any party hereto of injunctive and other equitable relief, including specific performance, (ii) the rights or remedies against a signatory to an Ancillary Agreement for matters relating to such Ancillary Agreement (other than a Certificate), or (iii) claims of Fraud or Willful Breach.

8.3          Maximum Payments; Remedy.

(a)            An applicable Purchaser Indemnified Party shall not be entitled to any recovery resulting from Section 8.2(a)(i)  until such time (if at all) as the total amount of all Losses that have been suffered or incurred by any one or more of such Purchaser Indemnified Parties exceeds $400,000 in the aggregate (the “Tipping Basket”); and in such event, the Purchaser Indemnified Parties shall, subject to the limitations set forth in the remaining subsections of this Section 8.3, be entitled to be indemnified against and compensated and reimbursed to the extent of all Losses from the first dollar thereof; provided, that the limitations set forth in this Section 8.3(a) shall not apply to any indemnification claims relating to (i) Fraud (or an allegation that would amount to Fraud in the case of a third-party claim) or (ii) any breach (or an allegation that would amount to a breach in the case of a third-party claim) of any Seller Fundamental Representation or any Tax Representation.

(b)            The maximum amount of Losses for which the Beneficial Sellers (the “Seller Indemnifying Parties”) shall be obligated to indemnify the Purchaser Indemnified Parties, in the aggregate, for all claims under Section 8.2(a)(i) of this Agreement shall not exceed $7,500,000 (the “General Representation Cap”); provided, that the General Representation Cap shall not apply to any indemnification claims relating to (i) Fraud (or an allegation that would amount to Fraud in the case of a third-party claim) or (ii) any breach (or an allegation that would amount to a breach in the case of a third-party claim) of any Seller Fundamental Representation, Tax Representation, or IP Representation. In the case of any breach (or an allegation that would amount to a breach in the case of a third-party claim) of any IP Representation, the maximum amount that the Purchaser Indemnified Parties may recover from each Seller Indemnifying Party shall be limited to such Seller Indemnifying Party’s Pro Rata Share of $15,000,000 (the “Indemnifying Seller IP Cap”); provided, that the Indemnifying Seller IP Cap shall not apply to any indemnification claims relating to Fraud (or an allegation that would amount to Fraud in the case of a third-party claim). In the case of any breach (or an allegation that would amount to a breach in the case of a third-party claim) of any Seller Fundamental Representation or any Tax Representation, the maximum amount that the Purchaser Indemnified Parties may recover from each Seller Indemnifying Party shall be limited to such Seller Indemnifying Party’s Pro Rata Share of the Purchase Price (including any amounts in the Indemnification Escrow Fund and such Seller Indemnifying Party’s Pro Rata Share of the Earnout Consideration) and the Promised Optionholder Transaction Bonuses (the “Indemnifying Seller Cap”); provided, that the Indemnifying Seller Cap shall not apply to any indemnification claims relating to Fraud (or an allegation that would amount to Fraud in the case of a third-party claim).

(c)            Absent Fraud or Willful Breach by the Company, any Seller or any of their respective authorized representatives (including pursuant to Section 8.2(a)(iv), Section 8.2(a)(v) or Section 8.2(b)(iii)), the maximum amount that the Purchaser Indemnified Parties may recover from each Seller Indemnifying Party under Section 8.2(a) and Section 8.2(b) shall be limited to such Seller Indemnifying Party’s Indemnifying Seller Cap.

(d)            For the avoidance of doubt, (i) if and solely to the extent the amount of a Loss is recovered by an Indemnified Party through the actual payment of a Payable Claim to such Indemnified Party, the same amount of such Loss may not be recovered again by such Indemnified Party by reason of such Loss being subject to indemnification under more than one provision of this Agreement and (ii) if and solely to the extent that a Loss in connection with an Indemnifiable Matter was expressly taken into account in connection with calculations of the Estimated Closing Statement pursuant to Section 2.3 (as finally determined pursuant to Section 2.3(b)), the same amount of such Loss may not be recovered under this Article VIII, but, in the case of the immediately preceding clauses (i) and (ii), the amount, if any, of Loss that exceeds the amount already recovered under clause (i) or already taken into account under clause (ii) shall be recoverable on and subject to the terms and conditions of this Article VIII.

(e)             The Purchaser Indemnified Parties’ right to indemnification pursuant to this Article VIII on account of any Losses will be reduced by all insurance of the Company or other third party indemnification or contribution proceeds actually received by the Company in respect of those Losses, net of applicable costs and expenses involved in seeking such recovery (including increases in premiums relating thereto). The applicable Purchaser Indemnified Parties shall remit to the Seller Entity (for further distribution by the Seller Entity to the Beneficial Sellers), for the benefit of the applicable Beneficial Seller, any such insurance or other third-party proceeds that are paid to such Indemnified Parties with respect to such Losses for which such Purchaser Indemnified Parties have been previously indemnified pursuant to this Article VIII.

(f)              Notwithstanding anything contained herein to the contrary, nothing herein shall limit the recovery amount against the Purchaser or the Seller Indemnifying Parties (together, the “Indemnifying Parties”), as applicable, or remedies available to an Indemnified Party, for Fraud or Willful Breach by the Company, the Sellers or any of their respective authorized representatives (including pursuant to Section 8.2(a)(iv), Section 8.2(a)(v) or Section 8.2(b)(iii)) or the Purchaser or any of its authorized representatives (including pursuant to Section 8.2(c)(iii)), as applicable.

(g)            The maximum amount of Losses for which the Purchaser shall be obligated to indemnify the Seller Indemnified Parties, in the aggregate, for all claims under Section 8.2(c) shall not exceed the $7,500,000 (the “Indemnifying Purchaser Cap”).

8.4          Claims for Indemnification; Resolution of Conflicts.

(a)             Making a Claim for Indemnification; Claims Notice. The Indemnified Party may seek recovery of Losses pursuant to this Article VIII by delivering to the Seller Entity or Purchaser, as applicable, a Claims Notice in respect of such claim. The date of such delivery of a Claims Notice is referred to herein as the “Claim Date” of such Claims Notice (and the claims for indemnification contained therein). For purposes hereof, “Claims Notice” means a certificate signed by any authorized representative of the applicable Indemnified Party stating that an Indemnified Party has paid, sustained, incurred, or accrued, or reasonably anticipates that it will have to pay, sustain, incur or accrue Losses and including, to the extent reasonably practicable, a non-binding, preliminary estimate of the amounts of such Losses; provided, that the Claims Notice need only specify such information to the knowledge of such officer of the applicable Indemnified Party as of the Claim Date, shall not limit any of the rights or remedies of any Indemnified Party, and may be updated and amended from time to time by the Indemnified Party by delivering an updated or amended Claims Notice to the Seller Entity or the Purchaser, as applicable.

(b)            Objecting to a Claim for Indemnification.

(i)            The applicable Indemnifying Party may object, in whole or in part, to a claim for indemnification set forth in a Claims Notice by delivering to the Indemnified Party seeking indemnification a written statement of objection to the claim made in the Claims Notice (an “Objection Notice”); provided, that, to be effective, such Objection Notice must (A) be delivered to the Indemnified Party pursuant to Section 10.1 prior to 5:00 p.m. New York time on the thirtieth (30th) day following the Claim Date of the Claims Notice (such deadline, the “Objection Deadline” for such Claims Notice and the claims for indemnification contained therein) and (B) set forth in reasonable detail the nature of the objections to the claim in respect of which the objection is made.

(ii)            To the extent the applicable Indemnifying Party does not object in writing (as provided in Section 8.4(b)(i)) to the claims contained in a Claims Notice prior to the Objection Deadline for such Claims Notice, such failure to so object shall be an irrevocable acknowledgment by the applicable Indemnifying Party that the Indemnified Party is entitled to the full amount of the claims for Losses set forth in such Claims Notice (and such entitlement shall be conclusively and irrefutably established) with respect to the Indemnifying Party (any such claim, an “Unobjected Claim”). Within thirty (30) days of a claim becoming an Unobjected Claim, the applicable Indemnifying Party shall make the applicable payments to such Indemnified Party, subject to Section 8.4(e) and Section 8.5.

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(c)             Resolution of Conflicts. In case the Indemnifying Party timely delivers an Objection Notice in accordance with Section 8.4(b) hereof, the Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnifying Party and the Indemnified Party reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by all applicable parties (any claims covered by such an agreement, “Settled Claims”). Any amounts required to be paid as a result of a Settled Claim shall be paid by the applicable Indemnifying Party to the Indemnified Parties pursuant to the Settled Claim within thirty (30) days of the applicable claim becoming a Settled Claim, subject to Section 8.4(e) and Section 8.5. If the Indemnifying Party and the Indemnified Party are unable to reach an agreement, the matter specified in the Objection Notice shall be resolved pursuant to Section 10.8 (any claims resolved pursuant thereto, “Resolved Claims”).

(d)             Payable and Unresolved Claims. A “Payable Claim” means a claim for indemnification of Losses under this Article VIII, to the extent that such claim has not yet been satisfied (including by release to the Purchaser Indemnified Party of cash from the Indemnification Escrow Fund), that is (i) a Resolved Claim, (ii) a Settled Claim, or (iii) an Unobjected Claim. An “Unresolved Claim” means any claim for indemnification of Losses under this Article VIII specified in any Claims Notice delivered pursuant to Section 8.4(a), to the extent that such claim is not a Payable Claim and has not been satisfied (including by release to the Purchaser Indemnified Party of cash from the Indemnification Escrow Fund).

(e)            Recovery Priority.

(i)            The Purchaser Indemnified Parties will be entitled to recover indemnifiable Losses pursuant to Section 8.2(a)(i) (except for any claim for any inaccuracy of any Seller Fundamental Representation, Tax Representation, or IP Representation (or an allegation that would amount to a breach of a Seller Fundamental Representation, Tax Representation, or IP Representation in the case of a third-party claim) or arising from Fraud) in the following order: (A) first, the Purchaser Indemnified Parties will bear such indemnifiable Losses until the Purchaser Indemnified Parties have suffered Losses in aggregate under this Article VIII in excess of the Tipping Basket; (B) second, the Purchaser Indemnified Parties will be entitled to recover all such indemnifiable Losses (including all Losses from the first dollar previously subject to the Tipping Basket) from the Indemnification Escrow Fund; provided, that if any portion of the Indemnification Escrow Fund is released to a Purchaser Indemnified Party in satisfaction of claims recoverable pursuant to Section 8.2(a) (other than a claim for an inaccuracy of a General Representation) (such amount, the “Fundamental Liability Escrow Released Amount”), and the Indemnification Escrow Fund is then insufficient to compensate the Purchaser Indemnified Parties for the Losses recoverable in accordance with the provisions of this Section 8.4(e)(i), the Purchaser Indemnified Parties shall be able to recover from each Beneficial Seller such Beneficial Seller’s Pro Rata Share of the Fundamental Liability Escrow Released Amount by wire transfer of immediately available funds; and (C) third, the Purchaser Indemnified Parties will be entitled to recover any remaining amount of such indemnifiable Losses by setoff against shares of Purchaser Common Stock issuable in connection with the issuance of the Earnout Consideration in accordance with Schedule I and Section 2.1(c).

(ii)            The Purchaser Indemnified Parties will be entitled to recover indemnifiable Losses pursuant to Section 8.2(a)(i) for claims relating to breaches of IP Representations (or an allegation that would amount to a breach of a IP Representation in the case of a third-party claim) in the following order: (A) first, the Purchaser Indemnified Parties will bear such indemnifiable Losses until the Purchaser Indemnified Parties have suffered Losses in aggregate under this Article VIII in excess of the Tipping Basket; (B) second, the Purchaser Indemnified Parties will be entitled to recover all such indemnifiable Losses (including all Losses from the first dollar previously subject to the Tipping Basket) from the Indemnification Escrow Fund; (C) third, the Purchaser Indemnified Parties will be entitled to recover from each Beneficial Seller such Beneficial Seller’s Pro Rata Share of the indemnifiable Losses by wire transfer of immediately available funds up to such Beneficial Seller’s Indemnifying Seller IP Cap; provided, that, in the sole discretion of the Purchaser, the Purchaser Indemnified Parties will be entitled to recover for such Losses by setoff against shares of Purchaser Common Stock issuable in connection with the issuance of the Earnout Consideration in accordance with Schedule I and Section 2.1(c).

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(iii)            The Purchaser Indemnified Parties will be entitled to recover indemnifiable Losses pursuant to Section 8.2(a) (except for any claim for any inaccuracy of any General Representation or IP Representation (or an allegation that would amount to a breach of a General Representation or IP Representation in the case of a third-party claim)) in the following manner: (A) first, the Purchaser Indemnified Parties will be entitled to recover all such indemnifiable Losses from the Indemnification Escrow Fund; and (B) second, the Purchaser Indemnified Parties will be entitled to recover from each Beneficial Seller such Beneficial Seller’s Pro Rata Share of the indemnifiable Losses by wire transfer of immediately available funds up to such Beneficial Seller’s Indemnifying Seller Cap; provided, that, in the sole discretion of the Purchaser, the Purchaser Indemnified Parties will be entitled to recover for such Losses (a) by setoff against shares of Purchaser Common Stock issuable in connection with the issuance of the Earnout Consideration in accordance with Schedule I and Section 2.1(c), or (b) from the Indemnification Escrow Fund.

(iv)            The Purchaser Indemnified Parties will be entitled to recover indemnifiable Losses pursuant to Section 8.2(b) in the following manner: the Beneficial Seller responsible for such breach or Losses shall pay 100% of the indemnifiable Losses to the Purchaser Indemnified Parties by wire transfer of immediately available funds up to such Beneficial Seller’s Indemnifying Seller Cap; provided, that in sole discretion of the Purchaser, the Purchaser Indemnified Parties will be entitled to recover for such Losses (a) by setoff against shares of Purchaser Common Stock issuable in connection with the issuance of the Earnout Consideration in accordance with Schedule I and Section 2.1(c) or (b) from the Indemnification Escrow Fund.

(v)            The Seller Indemnified Parties will be entitled to recover indemnifiable Losses pursuant to Section 8.2(c) in the following manner: the Purchaser shall pay one hundred percent (100%) of the indemnifiable Losses to the Seller Indemnified Parties by wire transfer of immediately available funds up to the Indemnifying Purchaser Cap.

8.5            Escrow Arrangements.

(a)             Escrow Release Time. At the Escrow Release Time, if and to the extent the value of the Indemnification Escrow Fund exceeds the aggregate amount of Unresolved Claims, then the amount of such excess shall be paid to the Seller Entity. From and after the Escrow Release Time until such time as the Indemnification Escrow Fund has been fully depleted pursuant to Section 8.4(e) the Purchaser shall promptly deliver to the Seller Entity a notice, as each such Unresolved Claim (whether or not such Unresolved Claim existed on the Escrow Release Time) becomes resolved as either a Payable Claim or a claim that is not a Payable Claim, of such resolution and either (A) if and to the extent such Unresolved Claim has been resolved as a Payable Claim, the Purchaser shall specify the amount of such Payable Claim, and payment of such amount shall be made to the Purchaser Indemnified Parties from the Indemnification Escrow Fund, and (B) if and to the extent such Unresolved Claim has been resolved as not a Payable Claim, the Purchaser shall specify the amount, if any, corresponding to the amount by which such portion of such Unresolved Claim that has been resolved as not a Payable Claim exceeds the aggregate amount of the remaining Unresolved Claims (including Unresolved Claims that did not exist on the Escrow Release Time). After the resolution any Unresolved Claim that has been resolved as not a Payable Claim, if and to the extent the value of the Indemnification Escrow Fund exceeds the aggregate amount of the then remaining Unresolved Claims, then the amount of such excess shall be promptly paid to the Seller Entity.

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(b)            Satisfaction of Claims.

(i)            If payment is to be made to a Purchaser Indemnified Party from the Indemnification Escrow Fund pursuant to Section 8.4(e), the Purchaser and the Seller Entity shall promptly deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release from the Indemnification Escrow Fund to the applicable Purchaser Indemnified Party the amount of cash so payable, plus all amounts in the Indemnification Escrow Fund that exceeds the Indemnification Escrow Amount as of immediately before such release (i.e., earnings (including interest and distributions) on the Indemnification Escrow Amount and on such earnings in accordance with the Escrow Agreement).

(ii)            If payment is required to be made to the Seller Entity on or after the Escrow Release Time from the Indemnification Escrow Fund, the Purchaser and the Seller Entity shall promptly deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release to the Seller Entity the amount of cash so payable.

(c)             Distribution to Beneficial Sellers. Notwithstanding anything to the contrary in this Agreement, if the Seller Entity is paid any amounts from the Indemnification Escrow Fund in accordance with this Article VIII or the Escrow Agreement, and the Seller Entity distributes any of such amounts to the Beneficial Sellers, such distribution to the Beneficial Sellers shall be made in accordance with the Initial Closing Spreadsheet.

8.6          Third Party Claims. If any Indemnified Party becomes aware of a third-party claim (a “Third Party Claim”) which the Indemnified Party reasonably believes may result in a claim for indemnification by an Indemnified Party pursuant to this Article VIII (except for claims with respect to indemnification pursuant to Section 8.2(a)(xii), which shall be governed by Section 7.2), the Indemnified Party shall notify the Indemnifying Party promptly of such claim, and the Indemnifying Party shall be entitled, at its own expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. If there is a Third Party Claim that, if adversely determined, would give rise to a right of recovery for Losses under the Agreement, then any amounts incurred by the Indemnified Parties in defense or settlement of such Third Party Claim, regardless of the outcome of such claim, shall be deemed Losses under the Agreement. The Indemnified Party shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim and the Indemnifying Party shall not have a right of approval or consent with respect to any such Third Party Claim; provided, that, except with the consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed), no settlement of any such Third Party Claim with third-party claimants shall be determinative of the amount of Losses relating to such matter, and the Indemnifying Party shall not be required to provide consent to a settlement that imposes injunctive relief upon an Indemnifying Party.

8.7          Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VIII shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

8.8          Setoff.

(a)            To the extent expressly permitted in this Agreement, if the Purchaser repurchases shares of Purchaser Common Stock from a Beneficial Seller in satisfaction of indemnifiable Losses such Beneficial Seller owes to an Indemnified Party, each share of Purchaser Common Stock repurchased shall have a value for purposes of this Article VIII that will be deemed to be equal to the average of the volume-weighted average prices of a share of Purchaser Common Stock as quoted by Nasdaq for the fifteen (15) consecutive trading days immediately up to and including the trading day that is three (3) trading days immediately prior to the date of such repurchase and setoff.

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(b)            To the extent expressly permitted in this Agreement, if the Purchaser sets-off shares of Purchaser Common Stock issuable to a Beneficial Seller at the direction of the Seller Entity in accordance with Schedule I and Section 2.1(c) in satisfaction of indemnifiable Losses such Beneficial Seller owes to an Indemnified Party, such shares of Purchaser Common Stock shall have a value for purposes of this Article VIII that will be deemed to be equal to the average of the volume-weighted average prices of a share of Purchaser Common Stock as quoted by Nasdaq for the fifteen (15) consecutive trading days immediately up to and including the trading day that is three (3) trading days immediately prior to the date of such setoff.

Article IX

AMENDMENT AND WAIVER

9.1            Amendment. This Agreement may not be amended, except by an instrument in writing signed by the Seller Entity (on behalf of the Sellers) and the Purchaser making specific reference to this Agreement. Any amendment so signed by the Seller Entity and the Purchaser shall bind all parties hereto.

9.2            Extension; Waiver. The Purchaser, on the one hand, and the Seller Entity on behalf of the Sellers, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of any other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of the Purchaser or the Seller Entity (on behalf of the Sellers) to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. No delay or failure by either the Purchaser or the Seller Entity (on behalf of the Sellers) to assert any of its rights or remedies shall constitute a waiver of such rights or remedies by the Purchaser or the Sellers, respectively. Any waiver so signed by the Seller Entity shall bind the Sellers.

Article X

GENERAL PROVISIONS

10.1            Notices. All notices and other communications hereunder shall be in writing and shall be deemed delivered, given and received (a) when delivered in person, (b) when transmitted by email, (c) on the third (3rd) Business Day following the mailing thereof by certified or registered mail (return receipt requested) or (d) when delivered by an express courier (with written confirmation of delivery) to the parties hereto at the following addresses (or to such other address or facsimile number as such party may have specified in a written notice given to the other parties):

(a)            if to the Purchaser or the Company, to:

908 Devices Inc.

645 Summer Street

Boston, MA 02210

Attention: Michael Turner; Joseph Griffith

Email:

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Ian Engstrand

Email: IEngstrand@goodwinlaw.com

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(b)            if to any Seller:

CAM3 Holdco, LLC

41E Eagle Road

Danbury, CT 06810

Attention: Jon Frattaroli

Email:

with a copy (which shall not constitute notice) to:

Benesch, Friedlander, Coplan & Aronoff LLP

127 Public Square, Suite 4900

Cleveland, OH 44114

Attention: Robert Ross

E-mail: RRoss@beneschlaw.com

10.2        Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be borne by the party incurring such costs and expenses.

10.3        Interpretation. Unless a clear contrary intention appears: (a) the singular number shall include the plural, and vice versa; (b) reference to any gender includes each other gender; (c) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (d) “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (e) all references in this Agreement to “Disclosure Schedule,” “Schedules”, “Sections,” “Annexes” and “Exhibits” are intended to refer to Disclosure Schedule, Schedules, Sections, Annexes and Exhibits to this Agreement, except as otherwise indicated; (f) the table of contents and headings in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement; (g) “or” is used in the inclusive sense of “and/or”; (h) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (i) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (j) “shall” and “will” shall have the same meaning hereunder; (k) all references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided; (l) a reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto and (m) any document or item will be deemed “delivered”, “provided,” or “made available” by the Company within the meaning of this Agreement if such document or item is included in that certain data room administered by Firmex for the Equity Purchase but only to the extent such information or document was continuously accessible to the Purchaser or its advisors at least two (2) Business Days prior to the date hereof.

10.4        Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Any signature page delivered electronically or by facsimile (including transmission by Portable Document Format or other fixed image form) shall be binding to the same extent as an original signature page.

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10.5        Entire Agreement; Assignment. This Agreement, the exhibits and annexes hereto, the Disclosure Schedule, the other schedules and the Ancillary Agreements: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral (including any letter of intent, term sheet or related discussions), among the parties with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, except that the Purchaser may assign its rights and delegate its obligations hereunder (i) in connection with a sale of the Purchaser or a sale of all or substantially all of its assets or (ii) to one or more of its Affiliates as long as the Purchaser remains ultimately liable for all of the Purchaser’s obligations hereunder.

10.6        Severability. If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7        Other Remedies. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Without prejudice to remedies at law, the parties shall be entitled to specific performance or other equitable relief, including injunctive relief, in the event of a breach or threatened breach of this Agreement.

10.8        Choice of Law/Consent to Jurisdiction/Jury Trial Waiver. All disputes, claims, controversies, actions, suits, or other legal proceedings arising out of or relating to this Agreement (including the negotiation, validity or performance of this Agreement) or the Transactions, whether at law or in equity, whether in contract or in tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance, remedies, and in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute, without regard to its rules of conflict of laws. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the state courts of the State of Delaware and of the United States District Court for the District of Delaware (the “Chosen Courts”) for any litigation arising out of or relating to this Agreement (including the negotiation, validity or performance of this Agreement) or the Transactions (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to clauses (a) or (b) shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Notwithstanding any of the foregoing, any and all disputes as set forth in Section 2.3(b)(ii) shall be resolved in accordance with the procedures set forth in Section 2.3(b) and any and all disputes relating to the determination of the Earnout Consideration shall be resolved in accordance with the procedures set forth in Schedule I. EACH OF THE PARTIES WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENTS CONTEMPLATED BY THIS AGREEMENT OR THE TRANSACTIONS IN ANY ACTION, LITIGATION, OR OTHER PROCEEDING OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A TRIAL COURT WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF.

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10.9        Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.10      No Third Party Beneficiary. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, or Liabilities under or by reason of this Agreement except that (a) Article VIII shall also be for the benefit of the Indemnified Parties, and (b) Section 6.5, from and after (and subject to the occurrence of) the Closing, shall be for the benefit of the Management Indemnified Parties.

10.11      Reserved.

10.12      Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty of any Seller Party set forth in the corresponding numbered or lettered section or subsection of this Agreement, except to the extent that (a) such information is explicitly cross-referenced in another part of the Disclosure Schedule, or (b) it is readily apparent on the face of the disclosure (without reference to any document referred to therein) that such information qualifies another representation and warranty of any Seller Party in this Agreement.

10.13      Seller Representative. The Seller Entity is hereby appointed as of the date hereof as the agent and attorney in fact of the Sellers and as the representative of the Sellers for and on behalf of the Sellers to give and receive notices and communications in connection with this Agreement, the Ancillary Agreements to which any Seller is a party, and related matters and to agree to, negotiate, and enter into settlements, adjustments and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims, and to take all other actions that are either (a) necessary or appropriate in the judgment of the Seller Entity (on behalf of the Sellers) for the accomplishment of the foregoing or (b) specifically permitted by the terms of this Agreement and any Ancillary Agreement to which any Seller is a party. The Seller Entity shall not receive any compensation for his services hereunder. After the Closing, notices or communications to or from the Seller Entity shall constitute notice to or from any Seller. A decision, act, consent or instruction of the Seller Entity, including (i) an amendment, extension or waiver of this Agreement pursuant to the terms hereof and (ii) any settlement of any indemnification claim or purchase price adjustment hereunder, shall constitute a decision of all or any portion of the Sellers and shall be final, binding and conclusive upon all of the Sellers. The Purchaser is entitled to rely upon any notice provided to or communication with the Purchaser and any such decision, act, consent or instruction of the Seller Entity as being the decision, act, consent or instruction of all or any of the Sellers. The Indemnified Parties are hereby relieved from any Liability to any Person for any acts done by such Indemnified Party in accordance with such decision, act, consent or instruction of the Seller Entity.

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10.14      Guaranty. Jon Frattaroli (the “Indirect Beneficial Seller”), hereby absolutely, irrevocably and unconditionally guarantees, and agrees to cause A2 Realty Group, LLC, a Beneficial Seller (the “Entity Beneficial Seller”), to duly and punctually satisfy, all of Entity Beneficial Seller’s payment and performance obligations and covenants under this Agreement, as and when due pursuant to the terms of this Agreement. This guaranty (a) is a present and continuing guaranty of performance and payment and not of collectability and (b) is in no way conditioned or contingent upon any attempts to collect or upon any other defense, set off, condition or contingency. This guaranty may not be revoked or terminated and shall remain in full force and effect without interruption and shall be binding on the Indirect Beneficial Seller and his successors and assigns until all obligations in accordance with this Section 10.14 have been fully satisfied. If the Entity Beneficial Seller fails or refuses to pay any of the any obligations payable by Entity Beneficial Seller pursuant to this Agreement, Indirect Beneficial Seller shall immediately pay, or cause to be paid, such amounts free and clear of any deduction, offset, defense, claim or counterclaim of any kind.

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IN WITNESS WHEREOF, the Purchaser, the Company, the Seller Entity, the Beneficial Sellers and the Indirect Beneficial Seller have caused this Agreement to be signed, all as of the date first written above.

THE PURCHASER:

908 DEVICES INC.

By:	/s/ Kevin J. Knopp
Name: Kevin J. Knopp, Ph.D.
Title: Chief Executive Officer

[Signature Page – Equity Purchase Agreement]

IN WITNESS WHEREOF, the Purchaser, the Company, the Seller Entity, the Beneficial Sellers and the Indirect Beneficial Seller have caused this Agreement to be signed, all as of the date first written above.

THE COMPANY:

CAM2 TECHNOLOGIES, LLC D/B/A REDWAVE TECHNOLOGY

By:	/s/ Jonathan Frattaroli
Name: Jonathan Frattaroli
Title: Chief Executive Officer

[Signature Page – Equity Purchase Agreement]

IN WITNESS WHEREOF, the Purchaser, the Company, the Seller Entity, the Beneficial Sellers and the Indirect Beneficial Seller have caused this Agreement to be signed, all as of the date first written above.

SELLER ENTITY:

CAM3 HOLDCO, LLC

By:	/s/ Jonathan Frattaroli
Name: Jonathan Frattaroli
Title: Chief Executive Officer

[Signature Page – Equity Purchase Agreement]

IN WITNESS WHEREOF, the Purchaser, the Company, the Seller Entity, the Beneficial Sellers and the Indirect Beneficial Seller have caused this Agreement to be signed, all as of the date first written above.

BENEFICIAL SELLERS:

A2 REALTY GROUP, LLC

By:	/s/ Jonathan Frattaroli
Name: Jonathan Frattaroli
Title: Authorized Signatory

Tony DiDomenico

/s/ Tony DiDomenico

James Fitzpatrick

/s/ James Fitzpatrick

Gregg Ressler

/s/ Gregg Ressler

Morris Martelle

/s/ Morris Martelle

Craig Markleski

/s/ Craig Markleski

[Signature Page – Equity Purchase Agreement]

IN WITNESS WHEREOF, the Purchaser, the Company, the Seller Entity, the Beneficial Sellers and the Indirect Beneficial Seller have caused this Agreement to be signed, all as of the date first written above.

Dave Schiering

/s/ Dave Schiering

Ken SchreIber

/s/ Ken Schrieber

Mark Stoltze

/s/ Mark Stoltze

JAMES McWilliams

/s/ James McWilliams

Dave Manning

/s/ Dave Manning

[Signature Page – Equity Purchase Agreement]

IN WITNESS WHEREOF, the Purchaser, the Company, the Seller Entity, the Beneficial Sellers and the Indirect Beneficial Seller have caused this Agreement to be signed, all as of the date first written above.

INDIRECT BENEFICIAL SELLER:

Jonathan Frattaroli

/s/ Jonathan Frattaroli

[Signature Page – Equity Purchase Agreement]

Exhibit A

Beneficial Sellers, Pro Rata Share and Earnout Pro Rata Share

Exhibit B

Form of Escrow Agreement

Exhibit C

Form of Manager, Director and Officer Resignation Letter

Exhibit D

Investor Questionnaire

Exhibit E

Key Employees

Exhibit F

Seller Restrictive Covenant Agreement

RESTRICTIVE COVENANT AGREEMENT

This Restrictive Covenant Agreement (the “Agreement”), dated as of [●], 2024, is entered into by [●] (“Stakeholder”), 908 Devices Inc., a Delaware corporation (with all subsidiaries and other Affiliates, “Purchaser”), and CAM2 Technologies, LLC, a Connecticut limited liability company (the “Company”). All capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Purchase Agreement (as defined below).

WHEREAS, this Agreement is entered into in connection with the Equity Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, by and among Purchaser, the Company, and the Sellers (as defined therein) (the transactions contemplated by the Purchase Agreement, the “Transaction”);

WHEREAS, this Agreement will be effective as of the “Closing” of the Transaction, as defined in the Purchase Agreement;

WHEREAS, the Seller Entity owns all of the issued and outstanding equity interests of the Company;

WHEREAS, the Stakeholder is either (1) a beneficial owner of equity interests of the Seller Entity and as a result of the Transaction shall, directly or indirectly, receive substantial consideration in connection with the Transaction, and/or (2) entitled to receive a transaction bonus or other cash payment as a result of the Transaction resulting in the Stakeholder receiving substantial consideration in connection with the Transaction;

WHEREAS, Stakeholder acknowledges and agrees that Stakeholder has had access to the goodwill and Confidential Information (as defined below) of the Company and its Affiliates (as defined in the Purchase Agreement) (collectively, the “Covered Entities”), will continue to have access to the goodwill and Confidential Information of the Company and its Affiliates, and will gain access to goodwill and Confidential Information of Purchaser and its respective Affiliates;

WHEREAS, the Covered Entities and Purchaser and the Stakeholder mutually desire that the goodwill and Confidential Information of the Company remain with the Company as part of the Transaction and acknowledge that the Company’s failure to maintain the goodwill and Confidential Information contemplated by the Transaction would have the effect of substantially reducing the value of the Company to Purchaser;

WHEREAS, as a condition and mutual inducement to the Transaction, and to preserve the value, goodwill and Confidential Information of the Covered Entities and Purchaser, the Purchase Agreement contemplates, among other things, that Stakeholder enter into this Agreement; and

WHEREAS, the parties acknowledge and agree that this Agreement is entered into solely in connection with the Transaction and is not entered into in connection with or in consideration for any employment relationship.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and Stakeholder hereby agree as follows:

1.            [Intentionally Omitted][Noncompetition. Stakeholder shall not, at any time during the Restricted Period, without the prior written consent of Company, directly or indirectly:

(a)            engage in, or take any steps to prepare to engage in, any Competitive Business (as defined below) anywhere in the Restricted Territory (as defined below); or

(b)            be or become an officer, director, equityholder, owner, lender, Affiliate, salesperson, co-owner, partner, trustee, promoter, technician, engineer, analyst, employee, agent, representative, supplier, contractor, consultant, advisor or manager of, or to otherwise acquire or hold any interest in, or participate in or facilitate the financing, operation, management or control of any Person or business that engages or participates in the Competitive Business in the Restricted Territory;

provided, however, that nothing in this Agreement shall prevent or restrict Stakeholder from owning as a passive investment (i) less than one percent (1%) of the outstanding shares of the capital stock (or equity interests) of a publicly-traded corporation that is engaged in the Competitive Business, provided further that Stakeholder is not otherwise associated with such corporation or (ii) an interest or investment in any private equity, venture capital, index, mutual or other investment fund that is managed by a third party investment manager, provided further that Stakeholder does not have the ability to control or exercise any influence over such investment fund’s investment decisions. For purposes of this Agreement:

“Competitive Business” means the business of the Company as conducted, in planning or under development as of the Closing Date or within the two (2) year period prior to the Closing Date, which includes, without limitation, the business of creating, developing, manufacturing, marketing, selling and/or supporting products and/or services for chemical identification and/or analysis of solids, liquids or gases using fourier-transform infrared spectroscopy (FTIR), quantum cascade infared spectroscopy, Raman spectroscopy and/or other similar vibrational spectroscopy technologies.

“Restricted Territory” means the United States, Algeria, Australia, Austria, Azerbaijan, Belgium, Bosnia & Herzegovina, Canada, China, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iraq, Ireland, Japan, Kazakhstan, Kosovo, Libya, Luxembourg, Macedonia, Malaysia, Morocco, Netherlands, New Zealand, Norway, Peru, Poland, Qatar, Saudi Arabia, Slovakia, Slovenia, Spain, South Korea, Sweden, Switzerland, Taiwan, Turkey, and the United Kingdom, including each state, city or other political subdivision of the foregoing countries.]

2.            Nonsolicitation and Non-Hire. Stakeholder further agrees that Stakeholder shall not, at any time during the Restricted Period, directly or indirectly, personally or through others:

(a)            Solicit, attempt to solicit, hire, or attempt to hire any Specified Service Provider. A “Specified Service Provider” means (i) an employee, consultant or contractor of the Company or any person who was an employee, consultant or contractor of any of the Company within the twelve (12) month period immediately preceding such solicitation or hiring or (ii) an employee, consultant or contractor of the Purchaser of any Covered Entity or any person who was an employee, consultant or contractor of any of the Purchaser of any Covered Entity within the twelve (12) month period immediately preceding such solicitation or hiring; provided that such employee, consultant or contractor was employed or engaged by the Company prior to the Closing.

(b)            Call upon, solicit, divert, take away, accept or conduct any business from or with, induce or attempt to induce any Business Relationship, with the purpose or effect of causing any such Business Relationship to cease doing business with, or decrease, diminish or adversely modify such Person’s relationship with, the Company or Purchaser.

3.            Nonuse and Nondisclosure of Confidential Information. Stakeholder agrees that Stakeholder shall not, at any time, directly or indirectly, use or disclose any Confidential Information to any Person, or direct or cause any other Person to use or disclose Confidential Information to any third party except as may be required in the performance of any employment or other service responsibilities by Stakeholder on behalf of the Purchaser or the Company. The foregoing restrictions and obligations under this Section 3 shall not apply to any Confidential Information Stakeholder is required by applicable Law to disclose, provided that Stakeholder shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy, provided further that Stakeholder shall reasonably cooperate with the Company in seeking such a protective order and/or other appropriate remedy.

Nothing contained in this Agreement, any other agreement with Purchaser or the Company, or any policy of Purchaser or the Company limits Stakeholder’s ability, with or without notice to Purchaser and the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission; (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Stakeholder has reason to believe is unlawful; or (v) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law).

4.            Nondisparagement. Subject to Section 3, during the Restricted Period, Stakeholder agrees not to make, directly or indirectly through any other Person, any negative, derogatory or disparaging statements or communications, whether written or oral, about the Covered Entities, Purchaser or any of their respective businesses, services, activities, Business Relationships, shareholders, members, partners, directors, officers, managers or employees. These nondisparagement obligations shall not in any way affect any Stakeholder’s obligation to testify truthfully in any legal proceeding.

5.            Severability of Covenants. If any one or more of the provisions contained in Sections 1 and 2 shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the maximum extent compatible with the applicable Law as it shall then appear. Although the parties intend for Sections 1 and 2 to be fully enforced as written, to the extent (and only to the extent) a court of competent jurisdiction requires the: (a) employee, independent contractor or Business Relationship non-solicitation provisions to be limited to any employees, independent contractor or Business Relationship with whom or which Stakeholder had contact or about whom or which Stakeholder had access to Confidential Information, (b) Restricted Period to be reduced, or (c) geographic scope to be reduced, such provision(s) (in the case of (a), (b) and/or (c)) shall be so limited or reduced, as applicable, and such provision(s) shall then be enforced to its or their maximum extent. To the extent appliable Law requires the Restricted Period to be reduced and requires a “strict blue pencil” approach, it shall be reduced in one year increments (e.g. five to four years, four to three years, three to two years, and two to one year) until an enforceable Restricted Period is reached, and such Restricted Period shall be enforced. To the extent appliable Law requires the geographic scope of any provision of Sections 1 and 2 to be reduced and requires a “strict blue pencil” approach, the geographic scope shall be reduced by limiting the geographic scope of such provision to each state and other political subdivision in which the Company does business as of the Closing Date.

6.            Stakeholder Acknowledgement. Stakeholder acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (a) the Covered Entities are engaged in a highly competitive industry, (b) Stakeholder has had unique access to the goodwill and Confidential Information of the Covered Entities; and (c) Stakeholder believes that this Agreement provides no more protection than is reasonably necessary to protect the Covered Entities’ legitimate interests. Stakeholder further acknowledges that Stakeholder will receive substantial value in connection with the Transaction.

7.            Injunctive Relief. Any remedy at law for any breach or threatened breach of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by Stakeholder of this Agreement, the Company and Purchaser shall be entitled to an injunction, without securing or posting any bond, restraining Stakeholder from breaching or otherwise violating any provision of this Agreement. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to them for such breach or threatened breach, including, without limitation, the recovery of damages from Stakeholder.

8.            Non-Exclusivity. The rights and remedies of the Purchaser and the Company hereunder are not exclusive of or limited by any other rights or remedies that the Purchaser or the Company hereunder may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Purchaser or the Company hereunder, and the obligations and liabilities of Stakeholder hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the applicable Law of unfair competition, misappropriation of trade secrets and the like.

9.            Release.

(a)            As of the Closing Date, for and in consideration of the amount to be paid directly or indirectly to Stakeholder in connection with the transactions contemplated by the Purchase Agreement, and the additional covenants and promises set forth in this Agreement, Stakeholder, on behalf of Stakeholder and Stakeholder’s assigns, heirs, beneficiaries, creditors, representatives, agents and Affiliates (the “Releasing Parties”), fully, finally and irrevocably releases, acquits and forever discharges the Company, the Covered Entities, Purchaser and their respective officers, directors, managers, partners, general partners, limited partners, managing directors, members, stockholders, trustees, representatives, employees, principals, agents, Affiliates, parents, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys of any of them (collectively, the “Released Parties”) from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses, and compensation of every kind and nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Releasing Parties, or any of them, had, has, or may have had at any time in the past until and including the date the Stakeholder signs this Agreement against the Released Parties, or any of them (collectively, “Claims”), including without limitation Claims which relate to or arise out of such Releasing Party’s relationship with Purchaser or the Company or his, her or its rights or status as a member, manager, stockholder, officer or director of the Company and further including without limitation any claims for wages or other compensation (except for accrued but unpaid salary for the payroll period in which this Agreement is executed), under Connecticut or New York law, of fraud or fraudulent inducement in connection with the negotiation, execution and performance of the Purchase Agreement and this Agreement and the other documents and agreements to which Stakeholder is a party in connection with the transactions contemplated by the Purchase Agreement and this Agreement (collectively, for the purposes of this Section 9, “Causes of Action”); provided, however, that the Causes of Action shall not include any rights or claims of any Releasing Party arising after the date hereof from or pursuant to the Purchase Agreement or any other Ancillary Agreement entered into between Stakeholder and Purchaser and/or the Company as of the Closing Date (if such Stakeholder or its Affiliates entered into the Purchase Agreement and/or any other Ancillary Agreement). In executing this Agreement, Stakeholder acknowledges that Stakeholder has been informed that Purchaser, the Company and/or their Affiliates may from time to time enter into agreements for additional types of financing, including without limitation recapitalizations, mergers and public offerings of capital stock of Purchaser, the Company and/or their Affiliates, and also may pursue acquisitions or enter into agreements for the sale of Purchaser, the Company and/or their Affiliates or all or a portion of Purchaser, the Company’s or their Affiliates’ assets, which may result in or reflect an increase in equity value or enterprise value, and that any and all claims arising from or relating to such transactions or such increases in equity value or enterprise value (without limitation) are encompassed within the scope of this release, and that the sole exceptions to the scope of this release are for claims arising after the Closing Date directly under the Purchase Agreement or any other Ancillary Agreement entered into between Stakeholder and Purchaser or the Company as of the Closing Date.

(b)            Stakeholder hereby represents to the Released Parties that Stakeholder (i) has not assigned any Causes of Action or possible Causes of Action against any Released Party, (ii) fully intends to release all Causes of Action against the Released Parties including, without limitation, unknown and contingent Causes of Action (other than those specifically reserved above), and (iii) has consulted with counsel with respect to the execution and delivery of this release and has been fully apprised of the consequences hereof. Furthermore, Stakeholder further agrees not to institute any litigation, lawsuit, claim or action against any Released Party with respect to the released Causes of Action.

(c)            Stakeholder hereby represents and warrants that he has access to adequate information regarding the terms of this Agreement, the scope and effect of the releases set forth herein, and all other matters encompassed by this Agreement to make an informed and knowledgeable decision with regard to entering into this Agreement. Stakeholder further represents and warrants that he, she or it has not relied upon the Company, Purchaser or, their respective Affiliates or any of the other Released Parties in deciding to enter into this Agreement and has instead made his, her or its own independent analysis and decision to enter into this Agreement.

10.            Survival. Section 1, Section 2 and Section 4 of this Agreement shall terminate upon expiration of the Restricted Period; provided, however, that if, at any time, a court of competent jurisdiction determines that Stakeholder breached Section 1, Section 2 and/or Section 4 during the Restricted Period, the respective Section(s) shall be extended by each day Stakeholder is in breach.  The remainder of this Agreement shall survive the expiration of the Restricted Period.

11.            Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction and (c) such invalidity of enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement.

12.            Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

13.            Attorneys’ Fees. Should the Company prevail in any litigation, arbitration or other proceeding between the parties concerning this Agreement (including, without limitation, the enforcement hereof and the rights and duties of the parties hereunder), the Company shall be entitled to, in addition to such other relief as may be granted, the Company’s attorneys’ fees and expenses in connection with such litigation, arbitration or other proceeding.

14.            Defend Trade Secrets Act of 2016. Stakeholder understands that pursuant to the federal Defend Trade Secrets Act of 2016, Stakeholder shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

15.            Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the waiving party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

16.            Entire Agreement. This Agreement, and the other agreements referred to herein, set forth the entire understanding of Stakeholder, the Company and Purchaser relating to the subject matter hereof and supersedes all prior agreements and understandings between any of such parties relating to the subject matter hereof, provided that this Agreement does not in any way merge with or supersede, and shall not limit or be limited by, but instead shall be read in tandem with, and so as to effect the greatest restriction on Stakeholder with, any other restrictive covenant agreement or obligation between Stakeholder and the Company or the Purchaser. Stakeholder understands and agrees that Stakeholder has had an opportunity to seek Stakeholder’s own counsel in his review of this Agreement.

17.            Amendments. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of Company, Purchaser and Stakeholder.

18.            Assignment. This Agreement and all obligations hereunder are personal to Stakeholder and may not be transferred or assigned by Stakeholder at any time. Purchaser and/or the Company may assign or transfer its rights under this Agreement at any time, including to any entity in connection with any merger, or with any sale or transfer of all or substantially all of Purchaser’s or Company’s assets or equity. Stakeholder expressly consents to such assignment.

19.            Binding Nature. Subject to Section 16, this Agreement will be binding upon Stakeholder and Stakeholder’s representatives, executors, administrators, estate, heirs, successors and assigns, and will inure to the benefit of the Company, Purchaser and their successors and assigns.

20.            Recitals. The parties agree that the Recitals are material provisions of this Agreement that are binding and enforceable against all parties.

21.            Counterpart Execution. This Agreement may be executed in PDF form and in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

22.            Definitions. For purposes of this Agreement:

(a)            “Business Relationship” means any customer, supplier, vendor, client, partner, licensor, licensee or other Person having a business relationship with or a business prospect of the Company (or any customer, supplier, vendor, client, partner, licensor, licensee or other Person having a business relationship with or a business prospect with the Company as of, or within the two (2) year period prior to the Closing Date, if such relationship or prospect is transitioned or assigned to the Purchaser after the Closing).

(b)            “Confidential Information” means all confidential and proprietary information of or in the possession of the Covered Entities or Purchaser, including all information (including all tangible and intangible embodiments thereof): (a) that concerns any of the Covered Entities’ or Purchaser’s business, technology, business relationships or financial affairs; or (b) that is received in confidence by any of the Covered Entities or Purchaser from its or their customers, suppliers or other third parties, in each case ((a) and (b)) including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information. Confidential Information does not include information that (i) enters the public domain, other than through a breach of Stakeholder’s obligations to the Covered Entities or Purchaser, (ii) is received by Stakeholder without any restriction on use or disclosure from a third party and that Stakeholder knows is not subject to any restriction on the use or disclosure of the information.

(c)            “Restricted Period” means at all times during the period commencing on the Closing Date and ending on the date that is [five (5) / two (2)] years after the Closing Date.

IN WITNESS WHEREOF, the undersigned have executed this Restrictive Covenant Agreement as of the date first above written.

STAKEHOLDER:

[●]

COMPANY:

CAM2 TECHNOLOGIES, LLC

By:
Name:
Title:

PURCHASER:

908 DEVICES INC.

By:
Name:
Title:

[Signature Page to Restrictive Covenant Agreement]

Exhibit G

Lock-Up Agreement

Schedule I

Earnout Consideration

Subject to the terms of this Schedule I, Purchaser or its designee shall pay to the Seller Entity the Earnout Consideration as provided in this Schedule I, solely to the extent earned and payable pursuant to this Schedule I. Capitalized terms used but not defined in this Schedule I shall have the respective meanings ascribed to such terms in the Agreement.

1.	Definitions. For all purposes of this Schedule I, the following terms shall have the following respective meanings:

a.	“Base Earnout Revenue” means the aggregate revenue received by the Company from the sale of Qualifying Products during the Earnout Period.

b.	“Earnout Bookings Credit” means (a) if Base Earnout Revenue is less than the Earnout Revenue Earnout Threshold, $0.00 and (b) if Base Earnout Revenue is greater than or equal to the Earnout Revenue Earnout Threshold, the amount of bookings pursuant to any definitive order(s) for the sale of Qualifying Products received but not yet shipped, and existing at the end of the Earnout Period, which will constitute revenue to be received subsequent to the Earnout Period; provided that, (i) for the purposes of Earnout Bookings Credit, the Qualifying Products constitute product sales only (and not service or warranty sales), and (ii) the bookings satisfy the Purchaser’s bookings policies, including that (A) the Qualifying Products are shippable within eighteen (18) months of the end of the Earnout Period to a defined end user (and not a distributor or other channel partner, unless there is evidence of an end user purchase order), and (B) any BIS711 or signed export documentation (if required) is completed.

c.	“Earnout Determination Date” means the date the Earnout Revenue and Earnout Consideration (if any) is finally determined in accordance with paragraphs (b) or (c) in Section 3 of this Schedule I.

d.	“Earnout Period” means the period from the first day of the first calendar month after the calendar month containing the Closing Date (the “Earnout Period Commencement Date”) until and including the day immediately prior to the two (2)-year anniversary of the Earnout Period Commencement Date.

e.	“Earnout Pro Rata Share” means, with respect to each Beneficial Seller or Promised Optionholder set forth on Exhibit A, the percentage set forth next to such Beneficial Seller’s or Promised Optionholder’s name on Exhibit A hereto under the heading “Earnout Pro Rata Share”. For the avoidance of doubt, the Earnout Pro Rata Shares of all Beneficial Sellers and Promised Optionholder will sum to one hundred percent (100%).

f.	“Earnout Revenue” means (i) the Base Earnout Revenue plus (ii) Earnout Bookings Credit. Earnout Revenue, and its components, shall be calculated in accordance with GAAP, without duplication.

g.	“Earnout Revenue Earnout Maximum means $45,000,000.

h.	“Earnout Revenue Earnout Threshold” means $37,000,000.

i.	“Earnout Revenue Earnout Total Consideration” means $30,000,000.

j.	“Excess Revenue” means the lesser of (i) the Earnout Revenue Earnout Maximum minus Earnout Revenue Earnout Threshold and (ii) Earnout Revenue minus Earnout Revenue Earnout Threshold.

k.	“Qualifying Products” means the products and services of the Company sold or licensed out as of immediately prior to the Closing and the Company’s Zeus and RaptIR products and services contemplated as of the Closing Date.

l.	“Sale Event” means (i) the sale of all or substantially all of the Purchaser’s (or the Company’s) and its Subsidiaries’ assets, taken as a whole, to any Person (other than to the Purchaser or one of its Subsidiaries) (an “Asset Sale”) or (ii) any other transaction, whether by sale of equity interests, sale of assets, merger, recapitalization, reorganization or otherwise, pursuant to which one or more Persons (other than to the Purchaser or one of its Subsidiaries) shall own in excess of fifty percent (50%) of the capital stock of the Purchaser (or the Company), in each case in a single transaction or series of related transactions (an “Equity Deal”).

2.	Determination of Earnout Consideration. The amount of Earnout Consideration to be issued to the Seller Entity shall be determined in the following manner, subject to Section 3 and Section 6 of this Schedule I:

a.	Earnout Revenue. For the Earnout Period, if the Earnout Revenue is greater than or equal to the Earnout Revenue Earnout Threshold, then the Earnout Consideration will be equal to the sum of (i) $7,500,000, plus (ii) the product of (A) $2.8125, multiplied by (B) the Excess Revenue. If the Earnout Revenue for the Earnout Period is less than the Earnout Revenue Earnout Threshold, then the Earnout Consideration shall equal $0.00. If the Earnout Revenue is greater than the Earnout Revenue Earnout Maximum then the Earnout Consideration shall equal the Earnout Revenue Earnout Total Consideration. In no case will the Earnout Consideration exceed the Earnout Revenue Earnout Total Consideration.

3.	Notification and Payment of Earnout Consideration.

a.	No later than ninety (90) days after the last day of the Earnout Period, Purchaser shall notify the Seller Entity in writing of Purchaser’s specific calculation of Earnout Revenue and the amount of Earnout Consideration (if any) (an “Earnout Notification”).

b.	Within thirty (30) days following receipt by the Seller Entity of the Earnout Notification, the Seller Entity may deliver written notice to Purchaser of any dispute the Seller Entity or any other Seller may have with respect to the calculations or content of the Earnout Notification (an “Earnout Dispute Notice”). Such Earnout Dispute Notice must describe in reasonable detail the disputed items contained in the Earnout Notification and the basis for any such dispute. If the Seller Entity does not deliver the Earnout Dispute Notice within such thirty (30)-day period, the determination of the Earnout Revenue and Earnout Consideration (if any) set forth in such Earnout Notification shall be final, conclusive and binding upon Purchaser and the Sellers. In the event the Seller Entity timely delivers an Earnout Dispute Notice, Purchaser and the Seller Entity shall negotiate in good faith to try to resolve such dispute. If Purchaser and the Seller Entity resolve such dispute, the Earnout Consideration shall be adjusted accordingly (if applicable) and shall thereupon become final, conclusive and binding upon Purchaser and the Sellers.

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c.	If Purchaser and the Seller Entity, notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after the Seller Entity delivers the Earnout Dispute Notice to Purchaser, then Purchaser and the Seller Entity shall request the Accountant to review the disputed elements and to make its own determination with respect thereto based on the terms of this Agreement, including this Schedule I. The Accountant, acting as an expert and not an arbiter, will only consider those issues and matters as to which Purchaser and the Seller Entity have disagreed. As soon as practicable, Purchaser and the Seller Entity shall cause the Accountant to review the issues and matters in dispute and, based on such Accountant’s position with respect to such disputed issues and matters, to deliver a statement setting forth its own calculation of the Earnout Revenue and Earnout Consideration (if any) which shall not be less than what Purchaser proposed or more than what the Seller Entity proposed, and which calculation shall be final, conclusive and binding upon Purchaser and the Sellers in the absence of fraud or manifest error. Purchaser and the Sellers shall cooperate with all reasonable requests of the Accountant for such documents or information as it may require in support of its determination and provide responses to all reasonable questions or interrogatories of the Accountant in connection therewith. The Accountant will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the disputed items as originally submitted to the Accountant (for example, should the disputed items total in amount to $1,000 and the Accountant awards $600 in favor of the Sellers, 60% of the costs of the Accountant’s review would be borne by Purchaser and 40% of the costs of the Accountant’s review would be borne by the Seller Entity and the Beneficial Sellers (in accordance with their respective Pro Rata Shares)).

d.	Notwithstanding anything herein to the contrary, any dispute, controversy or claim arising out of or relating to the calculation of the Earnout Consideration payable or pertaining to the provisions of this Schedule I relating thereto shall be resolved pursuant to the dispute resolution mechanism set forth in Section 3 of this Schedule I. Each Seller acknowledges and agrees that all information contained in an Earnout Notification and any other information disclosed by Purchaser and its Affiliates in connection with resolving any dispute concerning the Earnout Consideration shall be kept confidential in accordance with Section 6.1 of the Agreement and used solely for the purpose of determining the Earnout Consideration.

4.	Payment and Issuance of Earnout Obligation; Right of Set-Off. If as a result of paragraphs (b) or (c) in Section 3 of this Schedule I, Earnout Consideration is issuable to the Seller Entity, such additional amount shall be issued to the Seller Entity in accordance with the provisions of this Section 4 of this Schedule I.

a.	The aggregate Earnout Consideration will be issuable in the form of Purchaser Common Stock to the Seller Entity (subject to Section 2.1(c) of the Agreement), with the number of shares of such Purchaser Common Stock being determined by dividing (i) the aggregate Earnout Consideration as finally determined by (ii) the Purchaser Common Stock Price (rounded down to the nearest whole share) (such shares, the “Earnout Shares”). At the direction of the Seller Entity in accordance with Section 2.1(c) of the Agreement, Purchaser shall issue to each Beneficial Seller and each Promised Optionholder such Beneficial Seller’s and such Promised Optionholder’s Earnout Pro Rata Share of the Earnout Shares as set forth in the Earnout Spreadsheet. For the avoidance of doubt, nothing in this Agreement will permit the Seller Entity to direct that Earnout Consideration is issued to any Person other than the Beneficial Sellers and Promised Optionholders in accordance with each Beneficial Seller’s and Promised Optionholder’s respective Earnout Pro Rata Share of the issuable Earnout Consideration.

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b.	Notwithstanding anything herein to the contrary, in no event shall the Seller Entity be entitled to receive the Earnout Pro Rata Share of the Earnout Consideration attributable to a Beneficial Seller or Promised Optionholder, and Purchaser shall not be required to issue the Earnout Pro Rata Share of the Earnout Consideration attributable to a Beneficial Seller or Promised Optionholder, if, at any time, such Beneficial Seller or Promised Optionholder is in breach of such Beneficial Seller’s or such Promised Optionholder’s obligations pursuant to the Seller Restrictive Covenant Agreement entered into by such Beneficial Seller or Promised Optionholder.

c.	Notwithstanding anything in this Agreement to the contrary, except to the extent otherwise required pursuant to a final “determination” (within the meaning of Section 1313(a) of the Code (or analogous state or local Tax Law)), (i) the Purchaser, the Sellers and the Company shall treat (and shall cause their respective Affiliates to treat) the Earnout Consideration, other than the portion of such payments treated as interest under Section 483 of the Code (or analogous state or local Tax Law) or Section 1274 of the Code (or analogous state or local Tax Law), as an adjustment to the Purchase Price for U.S. federal and, as applicable, state, local, and foreign income Tax purposes, and (ii) the Purchaser, the Sellers and the Company agree that the parties intend to treat any and all Earnout Consideration as eligible for installment sale treatment under Section 453 of the Code.

d.	The right to receive the Earnout Consideration (if any) shall not cause the accrual or give rise to the payment of interest on any portion thereof, and shall not be sold, assigned, transferred or otherwise disposed of, in whole or in part, directly or indirectly, by any Seller.

e.	In the event of any claims for indemnification by a Purchaser Indemnified Party, the rights of the Seller Entity (and the right of each Beneficial Seller and Promised Optionholder by direction) to receive any and all Earnout Consideration under this Schedule I shall be subject to setoff as set forth in Section 8.4(e) and Section 8.8 of the Agreement.

f.	As a condition to the issuance of any Earnout Shares to any Beneficial Sellers or Promised Optionholders at the direction of the Seller Entity in accordance with this Schedule I and Section 2.1(c) of the Agreement, the Purchaser may require that such Beneficial Seller or Promised Optionholder deliver an Investor Questionnaire (regardless of whether an Investor Questionnaire was previously delivered by such Beneficial Seller or Promised Optionholder). As a condition to the issuance of any Earnout Shares to any Beneficial Sellers or Promised Optionholders at the direction of the Seller Entity in accordance with this Schedule I and Section 2.1(c) of the Agreement, Purchaser may also require that any Beneficial Seller or Promised Optionholder enter into a Lock-Up Agreement if such Beneficial Seller or Promised Optionholder did not enter into a Lock-Up Agreement at the Closing. Purchaser shall be permitted to distribute cash to the Seller Entity in lieu of issuing Earnout Shares to a Beneficial Seller or Promised Optionholder if such Beneficial Seller or Promised Optionholder is otherwise entitled to receive Earnout Shares has not demonstrated to the reasonable satisfaction of Purchaser that such Beneficial Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

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5.	Acknowledgements. During the Earnout Period: (a) Purchaser shall maintain separate books and records in a manner that permits Purchaser’s good faith calculation of the Earnout Revenue; and (b) Purchaser shall not take any action with the specific intent of minimizing or avoiding the payment of Earnout Consideration. Purchaser and the Sellers acknowledge and agree that after the Closing, except as provided in the prior sentence, nothing contained the Agreement (including this Schedule I) shall in any way limit Purchaser’s or any of its Affiliates’ right to operate Purchaser’s or its Affiliates’ businesses, including the Company, in any way that Purchaser or such Affiliate deems appropriate in its good faith discretion. Each of the Sellers further acknowledges and agrees that: (i) the amounts of the Earnout Consideration payable are speculative and subject to numerous factors outside the control of Purchaser and its Affiliates; (ii) there is no assurance that the Sellers will receive any Earnout Consideration and Purchaser and its Affiliates have not promised or projected any Earnout Consideration; (iii) Purchaser and its Affiliates owe no express or implied duty (fiduciary or otherwise) to the Sellers or Promised Optionholders with respect to the achievement of the Earnout Consideration, except as set forth in the first sentence of this Section 5 of this Schedule I; and (iv) the parties to the Agreement solely intend the express provisions of the Agreement, including this Section 5 of this Schedule I, to govern their contractual relationship on this subject.

6.	Sale Event.

a.	Except as set forth in Section 6(c) of this Schedule I, if the Purchaser consummates a Sale Event constituting an Equity Deal during the Earnout Period and prior to the payment of the Earnout Consideration and the Purchaser has an obligation to issue the Earnout Consideration in accordance with this Schedule I, the Purchaser agrees to pay all Earnout Consideration payable pursuant to this Schedule I in cash.

b.	Except as set forth in Section 6(c) of this Schedule I, if Purchaser consummates a Sale Event constituting an Asset Sale during the Earnout Period and prior to the payment of the Earnout Consideration, the Purchaser agrees to cause the acquiror in such Asset Sale (the “Asset Acquiror”) to expressly assume the obligation to pay the amount of any Earnout Consideration payable pursuant to this Schedule I in cash. For the avoidance of doubt, the Asset Acquiror will not have an obligation to pay the Earnout Consideration in cash unless the Earnout Consideration becomes due and payable in accordance with this Schedule I.

c.	If the acquiror in connection with a Sale Event is a publicly traded entity or an Affiliate of a publicly traded entity (such public company entity, the “Public Acquiror”) and the Public Acquiror expressly assumes the obligation to pay the Earnout Consideration, the Public Acquiror shall be permitted to satisfy the aggregate Earnout Consideration obligations of Purchaser by issuing shares of the publicly traded stock of the Public Acquiror (the “Acquiror Stock”). The Acquiror Stock shall be valued based on the closing of the average of the volume-weighted average prices of a share of Acquiror Stock as quoted by Nasdaq, The New York Stock Exchange or the applicable stock exchange for the Acquiror Stock for the fifteen (15) consecutive trading days immediately up to and including the trading day that is three (3) trading days immediately prior to the closing date of the Sale Event.

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Schedule 7.6(b)

Allocation Methodology

Schedule 8.2(a)(xi)

Specific Indemnities